Exhibit 10.11
EXECUTION VERSION

Dated 19 December 2017
Multicurrency Revolving Facility Agreement

between
ENDAVA LIMITED
as Company
HSBC BANK PLC
as Arranger
HSBC BANK PLC
as Security Agent

White & Case LLP
5 Old Broad Street
London EC2N 1DW

EMEA 115097674

i

(ii)

This Agreement is dated 19 December 2017 and made
Between:

(1)	ENDAVA LIMITED (the “Company”);

(2)	The Subsidiaries of the Company listed in Part 1 of Schedule 1 (The Original Parties) as original borrowers (together with the Company the “Original Borrowers”);

(3)	The Subsidiaries of the Company listed in Part 1 of Schedule 1 (The Original Parties) as original guarantors (together with the Company the “Original Guarantors”);

(4)	HSBC BANK PLC as mandated lead arranger (the “Arranger”);

(5)	The Financial Institutions listed in Part 2 of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”);

(6)	HSBC BANK PLC as agent of the other Finance Parties (the “Agent”); and

(7)	HSBC BANK PLC as security trustee for the Secured Parties (the “Security Agent”).
It is agreed as follows:
Section 1
Interpretation

1.	Definitions and Interpretation

1.1	Definitions
In this Agreement:
“2015 Facility” means the £15,000,000 multicurrency revolving credit facility dated 04 June 2015 between, amongst others, Endava (UK) Limited and HSBC Bank plc as agent.
“Acceptable Bank” means:

(a)	the Original Lender or any Affiliate of an Original Lender;

(b)
a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa3 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency; or

(c)	any other bank of financial institution approved by the Agent.
“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter) or any other form agreed between the Agent and the Company (each acting reasonably).
“Accounting Principles” means GAAP.
“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 27 (Changes to the Obligors).
“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 27 (Changes to the Obligors).
“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
“Agent’s Spot Rate of Exchange” means:

(a)	the Agent’s spot rate of exchange; or

(b)	(if the Agent does not have an available spot rate of exchange) any other publicly available spot rate of exchange selected by the Agent (acting reasonably), for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.
“Agreed Security Principles” means the principles set out in Schedule 12 (Agreed Security Principles).
“Ancillary Commencement Date” means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available which date shall be a Business Day within the Availability Period for the Revolving Facility.
“Ancillary Commitment” means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed to make available from time to time under an Ancillary Facility and which has been authorised as such under Clause 7 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.
“Ancillary Document” means each document relating to or evidencing the terms of an Ancillary Facility.
“Ancillary Facility” means any ancillary facility made available by an Ancillary Lender in accordance with Clause 7 (Ancillary Facilities).
“Ancillary Lender” means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 7 (Ancillary Facilities).
“Ancillary Outstandings” means, at any time, in relation to an Ancillary Lender and an Ancillary Facility then in force the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility:

(a)	the principal amount under each overdraft facility and on-demand short term loan facility (net of any Available Credit Balance);

(b)	the face amount of each guarantee, bond and letter of credit under that Ancillary Facility; and

(c)	the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in each case as determined by such Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.
“Assignment Agreement” means an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.
“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration in each case required by any applicable law or regulation.

“Available Credit Balance” means, in relation to an Ancillary Facility, credit balances on any account of any Borrower of that Ancillary Facility with the Ancillary Lender making available that Ancillary Facility to the extent that those credit balances are freely available to be set off by that Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility.
“Availability Period” means:

(a)	in relation to the Revolving Facility, the period from and including the date of this Agreement to and including the date falling one Month prior to the Termination Date; and

(b)	in relation to any Incremental Facility, the period specified as such in the Incremental Facility/Existing Facility Increase Notice relating to that Incremental Facility.
“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)	the Base Currency Amount of its participation in any outstanding Loans under that Facility and the aggregate of its (and its Affiliate’s) Ancillary Commitments under that Facility; and

(b)
in relation to any proposed Utilisation or proposed Ancillary Facility, the Base Currency Amount of its participation in any Loans or its (or its Affiliate’s) participation in any new Ancillary Facility that are due to be made under that Facility on or before the proposed Utilisation Date, other than that Lender’s participation in any Loans that are due to be repaid or prepaid or any Ancillary Facility that is due to be reduced or cancelled on or before the proposed Utilisation Date.
“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.
“Bail-In Action" means the exercise of any Write-down and Conversion Powers.
“Bail-In Legislation" means in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time.
“Bank Levy” means the bank levy provided for in section 73 and Schedule 19 of the Finance Act 2011 (in the form as at the date of this Agreement).
“Base Case Model” means the financial model provided to the Agent on or before the date of this Agreement including profit and loss, balance sheet and cashflow projections in the agreed form relating to the Group, each prepared by the Company.
“Base Currency” means sterling.
“Base Currency Amount” means:

(a)
in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) as adjusted to reflect any repayment or prepayment of a Loan; and

(b)
in relation to an Ancillary Commitment, the amount specified as such in the notice delivered to the Agent by the Company pursuant to Clause 7.2 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent's Spot Rate of Exchange on the date which is three Business Days before the Ancillary Commencement Date for that Ancillary Facility or, if later, the date the Agent receives the notice of the Ancillary Commitment in accordance with the terms of this Agreement), as adjusted to reflect any reduction of an Ancillary Facility.

“Borrower” means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 27 (Changes to the Obligors) and in respect of an Ancillary Facility only, any Affiliate of a Borrower that becomes a borrower of that Ancillary Facility with the approval of the relevant Lender pursuant to Clause 7.8 (Affiliates of Borrower).
“Break Costs” means the amount (if any) by which:

(a)
the interest (excluding Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Budget” means:

(a)
in relation to the period beginning on the date of this Agreement and ending on 30 June 2018, the Base Case Model to be delivered by the Company to the Agent pursuant to Clause 4.1 (Initial conditions precedent); and

(b)	in relation to any other period, any budget delivered by the Company to the Agent in respect of that period pursuant to Clause 20.4 (Budget).
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.
“Cash” means , at any time, cash denominated in sterling, US Dollars, Euros, RON and/or any other readily available currency free of exchange controls in hand or at bank and (in the latter case) credited to an account in the name of a member of the Group with an Acceptable Bank and to which a member of the Group is alone (or together with other members of the Group) beneficially entitled and for so long as:

(a)	that cash is repayable within 30 days after the relevant date of calculation;

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;

(c)
there is no Security over that cash except for Transaction Security or any Permitted Security constituted by a netting or set-off arrangement entered into by members of the Group in the ordinary course of their banking arrangements; and

(d)	the cash is freely and (except as mentioned in paragraph (a) above) immediately available to be applied in repayment or prepayment of the Facility.
“Cash Equivalent Investments” means, at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)
any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State (other than Greece or Cyprus) or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists:

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State (other than Greece or Cyprus);

(iii)	which matures within one year of the relevant date of calculation;

(iv)
which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or by Fitch Ratings Ltd or A3 or higher by Moody’s Investors Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligation, an equivalent rating;

(d)	sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(e)
any investment in money market funds which (i) have a credit rating of either BBB+ or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa1 or higher by Moody’s Investors Service Limited, (ii) which invest substantially all their assets insecurities of the type described in paragraphs (a) to (d) above and (iii) can be turned into cash on not more than 30 days’ notice;

(f)	any other debt security approved by the Agent,
in each case, denominated in sterling, US Dollars, Euros and/or any other major currency free of exchange controls to which any member of the Group is alone (or together with any other members of the Group beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Transaction Security Documents)).
“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.
“Code” means the US Internal Revenue Code of 1986.
“Commitment” means a Revolving Facility Commitment or an Incremental Facility Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).
“Confidential Information” means all information relating to the Company, any Obligor, the Group, the Finance Documents or any Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or any Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 39 (Confidential Information); or

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate or Reference Bank Quotation.
“Confidentiality Undertaking” means a confidentiality undertaking substantially in the most recent recommended form of the LMA amended so as to be addressed to or capable of being relied upon by the Company without its signature by virtue of reliance on the Third Parties Act or is any other form agreed between the Company and the Agent.
“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.
“CTA” means the Corporation Tax Act 2009.
“Default” means an Event of Default or any event or circumstance specified in Clause 25 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.
“Designated Gross Amount” means the amount notified by the Company to the Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Gross Outstandings that will, at any time, be outstanding under that Multi-account Overdraft.
“Designated Net Amount” means the amount notified by the Company to the Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Net Outstandings that will, at any time, be outstanding under that Multi-account Overdraft.
“Disruption Event” means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems‑related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
“Dutch Civil Code” means the Dutch Civil Code (Burgerlijk Wetboek) as amended from time to time.
“Dutch Obligor” means any Obligor that is incorporated or organised under the laws of the Netherlands.
“EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.
“Eligible Institution” means any Lender or other bank, financial institution, trust, fund or other entity selected by the Company.
“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man‑made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).
“Environmental Law” means any applicable or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)
the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.
“Establishment Date” means:

(a)	in relation to an Incremental Facility the later of:

(i)	the proposed Establishment Date specified in the relevant Incremental Facility/Existing Facility Increase Notice; and

(ii)	the date on which the Agent executes the relevant Incremental Facility/Existing Facility Increase Notice; and

(b)	in relation to an increase of Commitments the date on which the relevant Incremental Facility/Existing Facility Increase Notice is executed by the Agent.
“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.
“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate as of the Specified Time for euro and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 13.1 (Unavailability of Screen Rate), and if, in either case, that rate is less than zero, EURIBOR shall be deemed to be zero.
“Event of Default” means any event or circumstance specified as such in Clause 25 (Events of Default).
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
“Existing Facility Increase Lender” means, in relation to an increase in Commitments, any entity which is listed as such in the relevant Incremental Facility/Existing Facility Increase Notice.
“Facility” means the Revolving Facility or any Incremental Facility.
“Facility Office” means:

(a)	in respect of a Lender, the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five

Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.
“Fallback Interest Period” means one week.
“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)
in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.
“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.
“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.
“FDD Report” means the draft financial due diligence report dated 27 November 2017 prepared for the Company by Deloitte relating to the acquisition of Velocity Partners.
“Fee Letter” means:

(a)	any letter or letters between the Arranger and the Company (or the Agent and the Company or the Security Agent and the Company) setting out any of the fees referred to in Clause 14 (Fees);

(b)	any agreement setting out fees payable to a Finance Party referred to in Clause 14.5 (Interest, commission and fees on Ancillary Facilities);and

(c)	any agreement setting out fees payable in respect of an Incremental Facility referred to in Clause 8.11 (Incremental Facility and Increase Commitment fees).

“Finance Document” means this Agreement, any Fee Letter, each Transaction Security Document, any Ancillary Document, any Compliance Certificate, any Incremental Facility/Existing Facility Increase Notice, any Accession Letter, any Resignation Letter and any other document designated as such by the Agent and the Company.
“Finance Party” means the Agent, the Arranger, the Security Agent, an Ancillary Lender or a Lender.
“Financial Indebtedness” means (without double counting) any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument (excluding, in each case, Trade Instruments);

(d)	the amount of any liability in respect of any Finance Lease;

(e)
receivables sold or discounted (other than any receivables (i) to the extent they are sold on a non‑recourse basis (other than customary recourse for non-recourse receivables financings) or (ii) to the extent that the transaction results in the relevant receivables being derecognised from the consolidated balance sheet of the Company));

(f)
any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)
any counter‑indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution (excluding, in each case, Trade Instruments) in respect of an underlying liability of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition;

(i)
any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question; or (ii) the agreement is in respect of the supply of assets or services and payment is overdue by more than 120 days after the due date of payment;

(j)	any amount raised by the issue of shares that are redeemable prior to the Termination Date; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.
“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 13.4 (Cost of Funds).
“GAAP” means generally accepted accounting principles in England & Wales including IFRS.

“Gross Outstandings” means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft but calculated on the basis that the words “(net of any Available Credit Balance)” in paragraph (a) of the definition of “Ancillary Outstandings” were deleted.
“Group” means the Company and its Subsidiaries for the time being.
“Group Structure Chart” means the group structure chart in the agreed form delivered to the Agent pursuant to Part 1 of Schedule 2 (Conditions Precedent).
“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 27 (Changes to the Obligors).
“Guarantor Coverage Test” as determined by reference to the latest financial statements of the Group delivered pursuant to paragraph (i) of Clause 22.1(a) and/or paragraph (ii) of Clause 22.1(a) (Financial Statements), the aggregate (without double counting) of earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA) and the aggregate turnover of the Guarantors (calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) represents no less than 80% of the Consolidated EBITDA of the Group; or 80% of the turnover of the Group respectively provided that, the earnings before interest, tax, depreciation and amortisation and/or turnover of any Guarantor which is less than zero shall be treated as zero for the purposes of calculating compliance with the numerator for the coverage test (provided that the aggregate amount of such negative earnings before interest, tax, depreciation and amortisation and/or turnover which may be treated as zero for the purposes of this calculation may not exceed (if expressed as a positive amount) 10% of the aggregate positive earnings before interest, tax, depreciation and amortisation and/or turnover which is taken into account.
“Half Year Date” means each of 30 June and 31 December.
“Historic Screen Rate” means, in relation to any Loan, the most recent applicable Screen Rate for the currency of that Loan and for a period equal in length to the Interest Period of that Loan and which is as of a day which is no more than two days before the Quotation Day.
“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.
“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.
“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 11 (Form of Increase Confirmation).
“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).
“Incremental Facility” means any revolving facility that may be established and made available under this Agreement as described in Clause 8 (Existing Facility Increase and Establishment of Incremental Facilities).
“Incremental Facility Commitment” means:

(a)
in relation to a Lender which is an Incremental Facility Lender, the amount in the Base Currency set opposite its name under the heading “Incremental Facility Commitment” in the relevant Incremental Facility/Existing Facility Increase Notice and the amount of any other Incremental Facility Commitment relating to the relevant Incremental Facility transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase); and

(b)
in relation to an Incremental Facility and any other Lender, the amount in the Base Currency of any Incremental Facility Commitment relating to that Incremental Facility transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.
“Incremental Facility Lender” means, in relation to an Incremental Facility, any entity which is listed as such in the relevant Incremental Facility/Existing Facility Increase Notice.
“Incremental Facility Loan” means, in relation to an Incremental Facility, a loan made or to be made under that Incremental Facility or the principal amount outstanding for the time being of that loan.
“Incremental Facility/Existing Facility Increase Notice” means a notice substantially in the form set out in Schedule 13 (Form of Incremental Facility/Existing Facility Increase Notice).
“Incremental Facility Supplemental Security” means, in relation to an Incremental Facility, such documents (if any) as are agreed by the Company and the Agent (acting on the instructions of all the Lenders) as being reasonably necessary to provide the Incremental Facility Lenders under that Incremental Facility with the benefit of Security, guarantees, indemnities and other assurance against loss equivalent to the Security, guarantees, indemnities and other assurance against loss provided to the Lenders under each other Facility pursuant to the Finance Documents (other than any lack of equivalence directly consequent to:

(a)	being provided later in time; or

(b)
(if the relevant Obligor's original obligation to grant the relevant Security, guarantee, indemnity or other assurance against loss in respect of the relevant Facility was expressly subject to the Agreed Security Principles), any difference in Borrowers and resulting different application of those Agreed Security Principles; or

(c)	any difference in Borrowers and resulting different application of any relevant guarantee limitation).
“Incremental Facility Terms” means, in relation to an Incremental Facility:

(a)	the Total Incremental Facility Commitments;

(b)	the Margin;

(c)
the level of commitment fee payable pursuant to Clause 14.1 (Commitment fee) in respect of that Incremental Facility and the level and payment terms of any other fees payable to all Lenders under that Incremental Facility;

(d)	the Borrower(s) to which that Incremental Facility is to be made available;

(e)	the Availability Period; and

(f)	the termination date, which must be the same date as the Revolving Facility Termination Date, each as specified in the Incremental Facility/Existing Facility Increase Notice relating to that Incremental Facility.
“Information Package” means:

(a)	the forecast model;

(b)	the budget presentation for financial year 2018;

(c)	the analysis of financial year 2017 revenue and adjusted EBITDA by entity;

(d)	the presentation made to investors in June 2017 in the non deal roadshow;

(e)	the contract expiry profile for top 10 customers;

(f)	Romanian grant projections; and

(g)	Endava’s exposure to geography political risk,
in each case in the form provided by the Company to the Finance Parties prior to the date of this Agreement.
“Intellectual Property Rights” means:

(a)
any patents, petty patents, trademarks, service marks, trade names, domain names, rights in designs, software rights, utility models, database rights, copyrights, rights in the nature of copyright, and all other forms of intellectual or industrial property;

(b)	any rights in or to inventions, formulae, confidential or secret processes and information, know-how and similar rights, goodwill and any other rights and assets of a similar nature; and

(c)	any other right to use, or application to register or protect, any of the items listed in paragraphs (a) or (b) above, arising or subsisting in any jurisdiction and whether registered or not.
“Interest Cover Ratio” means the ratio of Adjusted EBITDA for each Relevant Period ending on or about a Test Date to Net Finance Charges for such Relevant Period.
“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 12 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 11.4 (Default Interest).
“Interpolated Historic Screen Rate” means, in relation to any Loan, the rate which results from interpolating on a linear basis between:

(a)	the most recent applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the most recent applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan, each for the currency of that Loan and each of which is as of a day which is no more than two days before the Quotation Day.
“Interpolated Screen Rate” means, in relation to for any Loan, the rate which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan, each as of the Specified Time for the currency of that Loan.
“ITA” means the Income Tax Act 2007.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.
“Legal Opinion” means any legal opinion delivered to the Agent at any time in connection with the Finance Documents.
“Legal Reservations” means:

(a)
the principle that certain remedies may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors;

(b)
the time barring of claims under applicable limitation laws (including the Limitation Acts) and defences of acquiescence, set off or counterclaim and the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void;

(c)
the principle that in certain circumstances Security granted by way of fixed charge may be recharacterised as a floating charge or that Security purported to be constituted as an assignment may be recharacterised as a charge;

(d)	the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e)	the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(f)
the principle that the creation or purported creation of Security over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which Security has purportedly been created;

(g)	the principle that a court may not give effect to any parallel debt provisions, covenants to pay the Security Agent or other similar provisions;

(h)	the principle that certain remedies in relation to regulated entities may require further approval from government or regulatory bodies or pursuant to agreements with such bodies;

(i)	similar principles, rights and defences under the laws of any relevant jurisdiction;

(j)	the principles of private and procedural laws of the Relevant Jurisdiction which affect the enforcement of a foreign court judgment; and

(k)	any other matters which are set out as qualifications or reservations (however described) in the Legal Opinions.
“Lender” means:

(a)	any Original Lender; and

(b)
any bank, financial institution, trust, fund or other entity which has become a Party as a “Lender” in accordance with Clause 2.2 (Increase), Clause 8 (Existing Facility Increase and Establishment of Incremental Facilities) or Clause 26 (Changes to the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate as of the Specified Time on the Quotation Day for the currency of that Loan and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 13.1 (Unavailability of Screen Rate), and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.
“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.
“LMA” means the Loan Market Association.
“Loan” means a Revolving Facility Loan or an Incremental Facility Loan.
“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66⅔ per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔ per cent. of the Total Commitments immediately prior to the reduction).
“Margin” means:

(a)	in respect of the Revolving Facility Loan, the rate per annum calculated in accordance with Clause 11.2 (Margin adjustments); and

(b)
in respect of any Incremental Facility Loan, the percentage rate per annum specified as such in the Incremental Facility/Existing Facility Increase Notice relating to the Incremental Facility under which that Incremental Facility Loan is made or is to be made.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, assets or financial condition of the Group taken as a whole;

(b)	the ability of the Obligors taken as a whole to perform their payment obligations under the Finance Documents or their obligations under Clause 23 (Financial Covenants); or

(c)
subject to the Legal Reservations and Perfection Requirements, the validity or enforceability of, or the effectiveness or ranking of any security interest granted or purported to be granted pursuant to, any Finance Document in any way which is materially adverse to the interests of the Lenders under the finance documents taken as a whole.

“Material Company” means, at many time, each Obligor and each member of the Group which has earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA) and/or turnover (excluding intra-Group items) representing 7.5 per cent. or more of Consolidated EBITDA or aggregate turnover of the Group, calculated on a consolidated basis, as determined by reference to the most recent Compliance Certificate supplied by the Company under Clause 22.2 (Compliance Certificates) provided that, any entity having negative earnings before interest, tax, depreciation and amortisation shall be deemed to have zero earnings before interest, tax, depreciation and amortisation. However, if a Subsidiary has been acquired since the date as at which the latest Compliance Certificate has been delivered, the figures contained in that Compliance Certificate shall be deemed to be adjusted to take into account the acquisition of that Subsidiary.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period.
“Multi-account Overdraft” means an Ancillary Facility which is an overdraft facility comprising more than one account.
“Net Outstandings” means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft.
“New Lender” has the meaning given to that term in Clause 26 (Changes to the Lenders).
“New Lender Certificate” means a document substantially in the form set out in Schedule 14 (Form of New Lender Certificate).
“Net Leverage Ratio” means the ratio of Total Net Debt as at any Test Date to Adjusted EBITDA for the Relevant Period ending on or about such Test Date.
“Non-US Subsidiary” means any Subsidiary of the Borrower that is organised under the laws of a jurisdiction other than the United States of America, any state or territory thereof or the District of Columbia and is a “controlled foreign corporation” (within the meaning of section 957 of the US Revenue Code).
“Obligor” means a Borrower or a Guarantor.
“OFAC” means the Office of Foreign Assets Control of the US Department of the Treasury.
“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).
“Original Financial Statements” means the audited consolidated financial statements of the Group for the financial half year ended on or about 30 June 2017.
“Original Jurisdiction” means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement, or in the case of an Additional Guarantor, as at the date on which that Additional Guarantor becomes Party as a Guarantor.
“Original Obligor” means an Original Borrower or an Original Guarantor.
“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Party” means a party to this Agreement.
“Perfection Requirements” means the making or the procuring of the appropriate registrations, filing, endorsements, notarisation, stampings and/or notifications of the

Transaction Security Documents and/or the Security created thereunder and any other actions or steps, necessary in any jurisdiction or under any laws or regulations in order to create or perfect any Security or the Transaction Security Documents or to achieve the relevant priority expressed therein.
“Permitted Acquisition” means:

(a)	an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal;

(b)	an acquisition which is or forms part of a Permitted Transaction;

(c)	an acquisition of shares or securities pursuant to a Permitted Share Issue;

(d)	the acquisition of Velocity Partners provided that:

(i)	the purchase price for such acquisition does not exceed $60,500,000; and

(ii)	prior to legally committing to make such acquisition the Company delivers to the Agent (in form and substance satisfactory to the Majority Lenders) final forms of:

(A)	the FDD Report which is addressed to or capable of being relied upon by the Reliance Parties; and

(B)
any other third party due diligence reports commissioned by the Company in respect of the relevant target company, which are addressed to or capable of being relied on by the Reliance Parties (unless the relevant report provider has a general policy of not providing this reliance or addressing reports to reliance parties other than the entity which is the client of such report provider);

(e)
an acquisition of securities which are Cash Equivalent Investments provided that subject to the Agreed Security Principles and applicable to Obligors only, such Cash Equivalent Investments became subject to the Transaction Security;

(f)
the incorporation, establishment or acquisition of a company or entity which on incorporation, establishment or acquisition becomes a member of the Group, but only if that company is incorporated with limited liability and has not previously traded and does not have any material liabilities on incorporation, establishment or acquisition;

(g)
any acquisition of (A) all or the majority of the issued share capital of a limited liability company or other limited liability entity; and/or or (B) a business or undertaking carried on as a going concern (each such company, entity, business and/or undertaking being an “Acquired Entity” where the total consideration for such acquisition transaction (including deferred consideration) when aggregated with the total consideration for all other acquisitions falling under this paragraph (f) in the same financial year does not exceed the Permitted Acquisition Limit, but only if:

(i)	no Default is continuing on the date on which a legally binding commitment is entered into for the relevant acquisition and no Event of Default would occur as a result of the acquisition;

(ii)	the Acquired Entity is engaged in a business substantially the same as or complementary to that carried on by the Group;

(iii)	the Acquired Entity is incorporated or established in a OECD Member State and the Acquired Entity does not appear on a Sanctions List and is not or subject to Sanctions;

(iv)
the Company has delivered to the Agent at least 5 Business Days before legally committing to make such acquisition a certificate signed by 2 directors of the Company to which is attached a copy of the latest audited accounts (or if not available, management accounts) of the target company or entity or business, such certificate to:

(A)
confirm (and append calculations showing in reasonable detail) that the Company projects, on the basis of reasonable assumptions, and having regard to recent historic performance, that for the 12 Months following the proposed acquisition the Group will continue to be in compliance with its obligations under Clause 23.2 (Financial Covenants);

(B)
demonstrate that the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Adjusted EBITDA) of the target company (on a consolidated basis where it owns subsidiaries which are to form part of the acquisition) or business, on the basis of reasonable assumptions and having regard to recent historic performance, will be a positive figure summing up the 12 Months following the proposed acquisition excluding re-organisation costs;

(v)
in respect only of acquisitions where the total consideration, for such acquisition transaction (including deferred consideration) is equal to or greater than £15,000,000 (or its equivalent in any other currency) if required by the Agent

(A)
attaching the final forms of any legal and financial due diligence reports commissioned by a member of the Group in connection with the acquisition, which are addressed to or capable of being relied upon by, the Reliance Parties (unless the relevant report provider has a general policy of not providing this reliance or addressing reports to reliance parties other than the entity which is the client of such report provider); and

(B)
attaching the final forms of any other third party due diligence reports commissioned by the Company for the acquisition (in each case on a non-reliance basis, and, where requested by the relevant report provider, hold harmless basis); and

(vi)
the acquisition does not expose the Group to any obligation to contribute to a defined benefit pension scheme (or any analogous contribution to a pension fund) which is the subject of a Contribution Notice; and

(h)	any acquisition to which the Majority Lenders have given their prior written consent.
“Permitted Acquisition Limit” means, in respect of any Permitted Acquisition falling within paragraph (f) of that definition, £30,000,000 (or its equivalent in other currencies), provided that the Permitted Acquisition Limit shall be reduced in respect of the financial year of the Company in which the acquisition of Velocity Partners occurs, to £15,000,000 (or its equivalent in other currencies).
“Permitted Disposal” means any sale, lease, licence, transfer or other disposal which, except in the case of paragraph (b), is on arms’ length or better terms:

(a)	made by any member of the Group in the ordinary course of trading of the disposing entity;

(b)	of any asset by a member of the Group (the “Disposing Company”) to another member of the Group (the “Acquiring Company”) but if:

(i)	the Disposing Company is an Obligor, the Acquiring Company must also be an Obligor;

(ii)	the Disposing Company had given Security over the asset, the Acquiring Company must give equivalent Security over that asset; and

(iii)	the Disposing Company is a Guarantor, the Acquiring Company must be a Guarantor guaranteeing at all times an amount no less than that guaranteed by the Disposing Company;

(c)	of all of the shares in and/or business of Endava Technology SRL on arm’s length terms to a third party purchaser;

(d)	of assets subject of a Finance Lease or a sale and leaseback, in each case to the counterparties under such arrangements and as permitted by the terms of this Agreement;

(e)	assets in exchange for other assets comparable or superior as to type, value and quality;

(f)
receivables on a non‑recourse basis (other than customary recourse for non‑recourse receivables financings or to the extent that the transaction results in the relevant receivables being derecognised from the consolidated balance sheet of the Company);

(g)	of obsolete or redundant vehicles, plant and equipment for cash;

(h)	of cash and Cash Equivalent Investments in a manner not otherwise prohibited by this Agreement;

(i)	to a Joint Venture, to the extent permitted by Clause 24.18 (Joint Ventures);

(j)	constituted by a licence of intellectual property rights in the ordinary course of business permitted by Clause 24.11 (Intellectual property);

(k)	arising as a result of any Permitted Security, Permitted Transaction or Permitted Share Issue;

(l)	any other disposal approved in writing by the Agent (acting on the instructions of the Majority Lenders); and

(m)
of assets for cash where the higher of the book value and the net consideration receivable (when aggregated with the higher of the book value and net consideration receivable for any other such disposal not allowed under any preceding paragraphs) does not exceed £3,000,000 (or its equivalent) in any financial year of the Company.

“Permitted Distribution” means, provided that there is no Default continuing at the time that such payment is to be made or would occur immediately after the making of such payment:

(a)	any dividend distribution or other payment at any time, provided that:

(i)	the Net Leverage Ratio (pro forma for the dividend or distribution to be paid) does not at the most recent Test Date exceed 2.00:1; and

(ii)	the amount paid out does not exceed 50% of Consolidated EBITDA for the Relevant Period ending on the most recent Test Date;

(b)
any dividend made by a member of the Group (other than the Company) provided that, to the extent that such dividend is paid to a shareholder that is not a member of the Group, such payment shall only be permitted if an equivalent payment (based on relative shareholdings) is made to all other shareholders who are members of the Group at the same time.

“Permitted Financial Indebtedness” means Financial Indebtedness:

(a)	arising under a Finance Document, a Permitted Loan, or a Permitted Guarantee, or a Permitted Transaction or any Permitted Treasury Transaction;

(b)	in respect of which a letter of credit or guarantee has been issued under an Ancillary Facility;

(c)	to which the Majority Lenders have given their prior written consent;

(d)
under finance or capital leases of vehicles, plant, equipment or computers, provided that the aggregate capital value of all such items so leased under outstanding leases by members of the Group does not exceed £3,000,000 (or its equivalent in other currencies) at any time;

(e)
any earn out arrangement, purchase price adjustment, deferred consideration, indemnification or other arrangement or similar obligation entered into in relation to a Permitted Disposal or Permitted Acquisition or purchase of any other assets;

(f)
under local working capital and overdraft facilities provided to members of the Group in an aggregate amount which does not exceed £500,000 (or its equivalent in other currencies) in aggregate for the Group at any time;

(g)
(i) incurred in the ordinary course of business in respect of obligations of any member of the Group to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (ii) in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(h)	arising in relation to the credit line provided by Banca Transilvania to Endava Romania SRL provided such financial indebtedness does not exceed EUR1,350,000;

(i)	not permitted by the preceding paragraphs and the outstanding principal amount of which does not exceed at any time £1,000,000 (or its equivalent in other currencies) in aggregate for the Group.
“Permitted Guarantee” means:

(a)	any guarantee under the Finance Documents;

(b)	the endorsement of negotiable instruments in the ordinary course of trade;

(c)	any performance or similar bond guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of business;

(d)	any guarantee of a Joint Venture to the extent permitted by Clause 24.18 (Joint Ventures);

(e)	any guarantee permitted under Clause 24.16 (Financial indebtedness);

(f)	the guarantee under the umbrella agreement dated 22 November 2016 between Endava (UK) Limited and Worldpay which guarantees payments for Endava Technology SRL for the term of a build and operate agreement provided that the principal amount guaranteed thereunder is not subsequently increased;

(g)
any indemnity given in the ordinary course of the documentation of an acquisition or disposal transaction which is a Permitted Acquisition or Permitted Disposal which indemnity is in a customary form and subject to customary limitations;

(h)
any guarantee which, if it were a loan, would be a Permitted Loan (other than under paragraph (h) of the definition of Permitted Loan) to the extent the issuer of the relevant guarantee would have been entitled to make a loan in an equivalent amount under the definition of Permitted Loan to the person whose obligations are being guaranteed;

(i)	guarantees of Treasury Transactions which are not prohibited under this Agreement and of local working capital and overdraft facilities which are not prohibited under this Agreement;

(j)
guarantees to landlords and counter-indemnities in favour of financial institutions which have guaranteed rent obligations of a member of the Group or guarantees or counter-indemnities for the lease obligations of suppliers, customers, franchisees and licensees provided that the aggregate principle amount outstanding under all such guarantees does not exceed £4,000,000 (or its equivalent in other currencies);

(k)	guarantees and indemnities given in favour of directors and officers of any member of the Group in respect of activities involved in carrying out their function as such;

(l)	any guarantee given in respect of cash pooling, netting or set-off arrangements permitted pursuant to paragraph (c) Clause 24.3 (Negative Pledge);

(m)	indemnities given to professional advisers and consultants in the ordinary course of business on their standard or usual terms;

(n)	guarantees given to creditors of members of the Group pursuant to Permitted Reorganisations and capital reductions;

(o)	guarantees by:

(i)	any member of the Group which is not an Obligor in respect of obligations or Permitted Financial Indebtedness of another member of the Group which is not an Obligor;

(ii)	any member of the Group in respect of obligations or Financial Indebtedness of an Obligor; and

(iii)
an Obligor in respect of obligations or Permitted Financial Indebtedness of a member of the Group which is not an Obligor (A) to the extent such guarantee was existing at the date of this Agreement or (B) the aggregate amount outstanding of all such guarantees does not exceed £500,000 (or its equivalent in other currencies);

(p)	guarantees to which the Agent (on the instructions if the Majority Lenders) has given prior written consent;

(q)
customary indemnities contained in mandate, engagement and commitment letters, facility agreements, purchase agreements and indentures, in each case entered into in respect of Permitted Financial Indebtedness or in contemplation of indebtedness which, if entered into, would constitute Permitted Financial Indebtedness; and

(r)	any other guarantees, the aggregate principal outstanding amount guaranteed by which (when aggregated with all such other guarantees) does not exceed £500,000 at any time.

“Permitted Joint Venture” means a Joint Venture that is:

(a)	incorporated, or established, and carries on business substantially the same as that carried on by the Group; and

(b)	in any financial year of the Company, the aggregate of:

(i)	all amounts subscribed for shares in, lent to, or invested in all such Joint Ventures by any member of the Group;

(ii)	the contingent liabilities of any member of the Group under any guarantee given in respect of the liabilities of any such Joint Venture; and

(iii)	the market value of any assets transferred by any member of the Group to any such Joint Venture, does not exceed £250,000 (or its equivalent in other currencies).
“Permitted Loan” means:

(a)	any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)
Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, Permitted Financial Indebtedness (other than under paragraph (a) of that definition) and any loan made by any member of the Group in order to fund a payment to be made under a Finance Document;

(c)	a loan made to a Joint Venture to the extent permitted under Clause 24.18 (Joint Ventures);

(d)	a loan comprising deferred consideration in connection with a Permitted Disposal or a Permitted Acquisition and any loan entered into in connection with a Permitted Transaction;

(e)
a loan made by an Obligor to another member of the Group which is not an Obligor so long as the aggregate amount of all such loans at any time outstanding does not exceed £3,000,000 (or its equivalent in other currencies);

(f)
a loan made by a member of the Group which is an Obligor to another member of the Group which is an Obligor; and a loan made by a member of the Group which is not an Obligor to another member of the Group (provided that, if such other member of the Group is an Obligor, the aggregate amount of all such loans at any time outstanding does not exceed £3,000,000 (or its equivalent in other currencies);

(g)
a loan made by a member of the Group to an employee or director of any member of the Group if the amount of that loan when aggregated with the amount of all loans to employees and directors by members of the Group does not exceed £500,000 (or its equivalent in other currencies) at any time; and

(h)
any loan or Financial Indebtedness in respect of which any member of the Group is a creditor not otherwise permitted by the preceding paragraphs, where the outstanding principle amount of all such loans or Financial Indebtedness in aggregate does not exceed at any time £1,000,000 (or its equivalent in other currencies).

“Permitted Reorganisation” means the solvent liquidation or reorganisation of:

(a)	any member of the Group which is not an Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group; or

(b)
any Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to an entity which is already itself an Obligor or becomes an Obligor in accordance with this Agreement prior to or at the same time as such distribution takes place in each case (if a Guarantor) in the same jurisdiction as that original Obligor or in a jurisdiction that enables it to guarantee at all times an amount no less than the original Obligor.

“Permitted Security” means the Security and/or Quasi‑Security set out in paragraph (c) of Clause 24.3 (Negative Pledge).
“Permitted Share Issue” means an issue of:

(a)	shares by the Company pursuant to a Qualifying IPO;

(b)	ordinary shares by the Company to its shareholders and employees (pursuant to any enterprise management incentive plans) and which by their terms are not redeemable; and

(c)
shares by a member of the Group which is a Subsidiary to its immediate Holding Company where (if the existing shares of the Subsidiary are the subject of the Transaction Security) the newly-issued shares also become subject to the Transaction Security on the same terms and provided that if shares are issued by a member of the Group which is not an Obligor to an Obligor for cash, the aggregate amount subscribed by all Obligors for shares in other members of the Group which are not Obligors (net of the amount of cash for shares issued by any Obligor to a member of the Group which is not an Obligor) does not exceed £3,000,000 (or its equivalent in another currency) over the life of the Facility.

“Permitted Transaction” means:

(a)
any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi‑Security given, or other transaction or liability arising, under or step taken in connection with the Finance Documents or for engaging advisors in relation to a Qualifying IPO;

(b)	any transaction or arrangement entered into pursuant to any Permitted Reorganisation;

(c)	any tax sharing arrangements or the formation and maintenance of any consolidated group for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(d)
transactions (other than (i) any sale, lease, license, transfer or other disposal and (ii) the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of trading on arm's length terms;

(e)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price and that are not entered into for investment or speculative purposes including but not limited to hedging arrangements with the Original Lender;

(f)	any buyback of shares in a member of the Group up to an aggregate of 3.5% of the total issued shares in such member of the Group; and

(g)
the acquisition and disposal of shares and share options in Endava Limited by the employee benefit trust and borrowings incurred and incentive arrangements entered into in respect of the operations of such employee benefit trust and the acquisition and disposal of shares thereby, where in respect of acquisitions, individual acquisitions are in an amount less than £1,000,000 (or its equivalent in another currency) and the aggregate of acquisitions made in any financial year shall not exceed £5,000,000 (or its equivalent in another currency).
“Permitted Treasury Transaction” means any derivative transaction entered into in connection with protection against or the benefit from fluctuation in any rate or price but not for investment or speculative purposes.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, any entity that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualifying IPO” means an underwritten initial public offering of shares of common stock of the Company or any Holding Company of the Company pursuant to a registration statement under the US Securities Act after which the common stock of the Company or any Holding Company of the Company is listed on the New York Stock Exchange or the NASDAQ Stock Market.
“Qualifying Lender” has the meaning given to it in Clause 15 (Tax Gross‑Up and Indemnities).
“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.
“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(i)	(if the currency is sterling) the first day of that period;

(ii)	(if the currency is euro) two TARGET Days before the first day of that period; or

(iii)	(if the currency is RON), two Business Days before the first day of that period,
(unless market practice differs in the Relevant Market for that currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).
“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.
“Reference Bank Quotation” means any quotation supplied to the Agent by a Reference Bank.
“Reference Bank Rate” means:

(a)	the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(i)	in relation to LIBOR as either:

(A)	if:

(1)	the Reference Bank is a contributor to the applicable Screen Rate; and

(2)	it consists of a single figure,

the rate (applied to the relevant Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator; or

(B)	in any other case, the rate at which the relevant Reference Bank could fund itself in the relevant currency for the relevant period with reference to the unsecured wholesale funding market; or

(ii)	in relation to EURIBOR:

(A)
(other than where paragraph (B) below applies) as the rate at which the relevant Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in euro within the Participating Member States for the relevant period; or

(B)
if different, as the rate (if any and applied to the relevant Reference Bank and the relevant period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator; or

(iii)	in relation to ROBOR:

(A)
(other than where paragraph (B) below applies) as the rate at which the relevant Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in RON within the unsecured wholesale funding market for the relevant period; or

(B)	if different, as the rate (if any applied to the relevant Reference Bank and the relevant period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.)
“Reference Banks” means, in relation to LIBOR and EURIBOR, the principal London offices of such banks appointed by the Agent in consultation with the Company and, in relation to ROBOR, the principal offices in Bucharest of such banks appointed by the Agent in consultation with the Company, excluding in each case for the avoidance of doubt, HSBC Bank plc.
“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its Original Jurisdiction; and

(b)
the jurisdiction where any asset subject to or intended to be subject to the Transaction Security is situated or whose laws govern the perfection of any of the Transaction Security Document entered into by it.

“Relevant Market” means, in relation to euro, the European interbank market, and in relation to RON, the Romanian interbank market and, in relation to any other currency, the London interbank market.
“Reliance Parties” means the Agent, the Security Agent and each Lender.
“Repeating Representations” means each of the representations set out in Clauses 21.1 (Status) to 21.6 (Governing Law and Enforcement) (inclusive), Clause 21.17 (Legal and

Beneficial Ownership), Clause 21.22 (Sanctions), Clause 21.26 (Good title to Assets) and Clause 21.27 (Ranking).
“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).
“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.
“Restricted Party” means a person that is:

(a)	listed on, or owned or controlled by a person listed on, a Sanctions List, or a person acting on behalf of such a person;

(b)
located in or organised under the laws or resident of a country or territory that is, or whose government is, the subject of country- or territory-wide Sanctions, or a person who is owned or controlled by, or acting on behalf of such a person; or

(c)	otherwise a subject of Sanctions.
“Revolving Facility” means the revolving loan facility made available under this Agreement as described in paragraph (a) of Clause 2 (The Facility).
“Revolving Facility Commitment” means:

(a)
in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Revolving Commitment” in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Revolving Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.
“Revolving Facility Loan” means a loan made or to be made under the Revolving Facility or the principal amount outstanding for the time being of that loan.
“Revolving Facility Termination Date” means, in relation to the Revolving Facility, the later of:

(a)	the date falling 36 Months after the date hereof; and

(b)	the date to which the Revolving Facility Termination Date is extended pursuant to Clause 9.2 (Extension Option).
“ROBOR” means in relation to any Loan in RON:

(i)	the applicable Screen Rate as of the Specified Time for RON and for a period equal in length to the Interest Period of that Loan; or

(ii)	as otherwise determined pursuant to Clause 13.1 (Unavailability of Screen Rate), and if, in either case, the rate is less than zero, ROBOR shall be deemed to be zero.

“Rollover Loan” means one or more Loans under a Facility:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid under that same Facility;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Loan;

(c)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a Currency)); and

(d)	made or to be made to the same Borrower for the purpose of refinancing that maturing Loan.
“Romanian Ancillaries” means:

(a)	the trade facilities line of up to €9,000,000 issued by HSBC Bank plc to the Company in favour of Endava Romania SRL; and

(b)	the property related guarantees of up to €500,000 issued by HSBC Bank plc to the Company in favour of Endava Romania SRL.
“Romanian Civil Code” means the Civil Code of Romania enacted by Law no. 287/2009 on the Civil Code, together with Law no. 71/2011 on the application of Law no. 287/2009 on the Civil Code.
“Romanian Companies’ Law” means the Romanian companies law 31/1990, as subsequently amended.
"Romanian Insolvency Law" means Law No. 85/2014 adopted by the Parliament of Romania, as further restated and amended.
“Romanian Obligor” means an Obligor incorporated in Romania.
“Sanctions” means any trade, economic or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by a Sanctions Authority.
“Sanctions Authority” means:

(a)	the Security Council of the United Nations;

(b)	the United States of America;

(c)	the European Union;

(d)	the UK;

(e)	Hong Kong; and

(f)	the governments and official institutions or agencies of any of paragraphs (a) to (e) above, including OFAC, the US Department of State, the Hong Kong Monetary Authority and Her Majesty’s Treasury.
“Sanctions List” means the Specially Designated Nationals and Blocked Persons list and the Sectoral Sanctions Identification List maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by Her Majesty’s Treasury, or any similar list maintained by, or public announcement of a Sanctions designation made by, a Sanctions Authority, each as amended, supplemented or substituted from time to time.

“Screen Rate” means:

(a)
in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate;

(b)
in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); and

(c)
for Romanian Leu, the ‘Romanian interbank offered rate’ administered by the National Bank of Romania (or any other person which takes over the administration of that rate) for the relevant period displayed on the Thomson Reuters screen under the heading ‘ROBOR’ (or any replacement Thomson Reuters pages which displays that rate), or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Company.
"Secured Obligations" means all the liabilities of the Obligors to the Secured Parties under or pursuant to the Finance Documents, and for the avoidance of doubt, including all amounts made available under each Existing Facility Increase and each Incremental Facility.
“Secured Parties” means each Finance Party from time to time party to this Agreement, each Affiliate of a Lender which is specified an Ancillary Lender pursuant to Clause 7.5 (Affiliate of Lenders as Ancillary Lenders) and any Receiver or Delegate.
“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
“Specified Time” means a day or a time determined in accordance with Schedule 10 (Timetables).
“Subsidiary” means a subsidiary within the meaning of section 1159 of the Companies Act 2006, or, in respect of a Dutch Obligor, a subsidiary (dochtermaatschappij) within the meaning of section 2:24a of the Dutch Civil Code”.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.
“TARGET2” means the Trans‑European Automated Real‑time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.
“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
“Termination Date” means the Revolving Facility Termination Date.

“Total Commitments” means the aggregate of the Total Revolving Facility Commitments and the aggregate Total Incremental Facility Commitments.
“Total Incremental Facility Commitments” means, in relation to an Incremental Facility, the aggregate of the Incremental Facility Commitments relating to that Incremental Facility.
“Total Revolving Facility Commitments” means the aggregate of the Revolving Facility Commitments, being the sum of:

(a)	£50,000,000;

(b)	$12,100,000; and

(c)	€9,500,000,
at the date of this Agreement.
“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.
“Transaction Security Documents” means each of the security documents specified in paragraph 2(c) of Part 1 of Schedule 2 (Conditions Precedent) together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.
“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.
“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.
“Treasury Transaction” means any derivative transaction entered into in connection with protection against or benefit from fluctuations in any rate or price.
“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.
“US” means the United States of America.
“US Bankruptcy Code” means Title 11 of The United States Code (entitled “Bankruptcy”), as amended from time to time and as now or hereafter in effect, or any successor thereto.
“US Borrower” has the meaning given to it in paragraph (a) of Clause 20.12 (US Guarantee Limitations).
“US Guarantor” means any Guarantor that is incorporated or organised under the laws of the United States of America or any state or territory thereof or the District of Columbia.
“US Obligor” means any Obligor that is incorporated or organised under the laws of the United States of America, any state or territory thereof or the District of Columbia.
“US Revenue Code” means the US Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“US Tax Obligor” means:

(a)	a Borrower which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.
“Utilisation” means a utilisation of a Facility.
“Utilisation Date” means the date of a Utilisation, being the date on which a Loan is to be made.
“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).
“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)
any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Velocity Partners” means Velocity Partners LLC.
“Velocity Partners LC” means the letter of credit to be issued in connection with the acquisition of Velocity Partners in an amount not in excess of US$12,100,000.
“Write-down and Conversion Powers” means in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)
the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor”, any “Party”, any “Secured Party”, the “Security Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with this Agreement;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	a “group of Lenders” includes all the Lenders;

(v)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)
a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(vii)
a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self‑regulatory or other authority or organisation;

(viii)	a provision of law is a reference to that provision as amended or re‑enacted; and

(ix)	a time of day is a reference to London time.

(b)
The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

(f)	A Borrower providing "cash cover" for an Ancillary Facility means a Borrower paying an amount to an interest-bearing account in the name of the Borrower and the following conditions being met:

(i)	the account is with the Ancillary Lender for which that cash cover is to be provided;

(ii)
until no amount is or may be outstanding under that Ancillary Facility, withdrawals from the account may only be made to pay the relevant Finance Party amounts due and payable to it under this Agreement in respect of that Ancillary Facility; and

(iii)
the Borrower has executed a security document over that account, in form and substance satisfactory to the Finance Party with which that account is held, creating a first ranking security interest over that account.

(g)	A Borrower “repaying” or “prepaying” Ancillary Outstandings means:

(i)	the maximum amount payable under the Ancillary Facility being reduced or cancelled in accordance with its terms; or

(ii)	the Ancillary Lender being satisfied that it has no further liability under that Ancillary Facility, and the amount by which Ancillary Outstandings are, repaid or prepaid under paragraphs (i) and (ii) above is the amount of the relevant cash cover, reduction or cancellation.

(h)
Any “Sanctions Authority” shall be construed so as to include any assignee, transferee or successor in title of that Sanctions Authority and any other person which takes over the administration, enforcement and/or supervising functions of that Sanctions Authority.

(i)
A “novation” includes novatie prin schimbare de obligatie, as provided under Article 1609 paragraph (1) of the Romanian Civil Code, novatie prin schimbare de debitor, as provided under Article 1609 paragraph (2) of the Romanian Civil Code and novatie prin schimbare de creditor, as provided under Article 1609 paragraph (3) of the Romanian Civil Code;

(j)
Any “security”, “lien” or “security interest” includes ipoteca (mobiliara sau imobiliara), gaj, alta garantie reala, garantie reala mobiliara, fideiusiune, alta garantie personala (including cautiune reala), garantie financiara, scrisoare de garantie, scrisoare de confort, , cesiune in scop de garantie, servitute, sarcina,drept de uz in favoarea unui tert, drept de uzufruct in favoarea unui tert, privilegiu, drept de preferinta, drept de retentie, drept de prim refuz, drept de preemptiune, pact de optiune, clauza de inalienabilitate;

(k)
With respect to any Romanian Obligor, the expropriation, attachment, sequestration, distress or execution or other process shall include “expropriere”, “poprire”, “sechestru”, “naţionalizare”, “executare silita”, “confiscare”, “rechiziţie” and similar proceedings; and

(l)
With respect to any Romanian Obligor: (a) “bankruptcy” or “insolvency” includes insolventa, reorganizare judiciara, faliment (as regulated by, inter alia, the Romanian Insolvency Law); (b) being “bankrupt” or “insolvent” includes being in faliment or being in a state of insolventa (within the meaning of, inter alia, the Romanian Insolvency Law); (c) “insolvency or similar proceedings”, “examinership, administration or reorganisation”, “being unable or admits inability to pay its debts”, “commencement of negotiations with a view to rescheduling any of its indebtedness” includes being in a state of insolventa, procedura de insolventa, reorganizare judiciara, faliment, insolventa iminenta, mandat ad-hoc, concordat preventiv (within the meaning of, inter alia, the Romanian Insolvency Law) and stare de insolvabilitate (within the meaning of the Romanian Civil Code); (d) a “liquidator”, “receiver”, “administrator”, “administrative receiver”, “examinership”, “compulsory manager” or “similar officer” includes judecator sindic, administrator, administrator judiciar, administrator special, practician in insolventa, administrator-sechestru, custode, mandatar ad-hoc, administrator concordatar or lichidator; (e) “winding up”, “or “dissolution” includes lichidare and dizolvare; and (f) a “moratorium” and “composition, compromise, assigment or similar arrangement with any creditor”, includes mandat ad-hoc and concordat preventiv,

1.3	Currency Symbols and Definitions
“$”, “USD” and “dollars” denote the lawful currency of the United States of America, “£” “GBP” and “sterling” denote the lawful currency of the United Kingdom, “€”, “EUR” and “euro” denote the single currency of the Participating Member States and “RON” denotes the lawful currency of Romania.

1.4	Dutch Terms
In this Agreement a reference in the context of a Dutch Obligor or assets located in the Netherlands to:

(a)
audited in relation to financial statements means that the financial statements have been audited by a registered accountant under section 2:393 of the Dutch Civil Code and that the registered accountant has issued an audit opinion certifying that the financial statements provide a true and fair view;

(b)	a person includes a natural person, a legal person (within the meaning of sections 2:1 to 2:3 inclusive of the Dutch Civil Code), a general partnership (vennootschap onder firma), a limited partnership (commanditaire vennootschap) or other partnership (maatschap) or other entity and any other temporary or permanent joint venture as well as similar entities incorporated under the laws of any jurisdiction other than the Netherlands;

(c)	a director means a statutair bestuurder;

(d)	a necessary action to authorise where applicable, includes without limitation:

(i)	a resolution from the management board (bestuur) approving the Finance Documents and the transactions contemplated thereby;

(ii)
a resolution from the general meeting of shareholders (algemene vergadering van aandeelhouders) approving the resolutions from the management board and the Finance Documents and the transactions contemplated thereby;

(iii)	a resolution from the supervisory board (raad van commissarissen) approving the resolutions from the management board and the Finance Documents and the transactions contemplated thereby;

(iv)	any action required to comply with the Works Councils Act of the Netherlands (Wet op de Ondernemingsraden);

(v)
obtaining an unconditional positive advice (advies) from the competent works council(s) and, if such advice is not unconditional, accompanied with a confirmation from the Company that the conditions set by the works council are and will be complied with;

(e)	gross negligence means grove schuld;

(f)
a security interest includes any mortgage right (hypotheekrecht), right of pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(g)	wilful misconduct means opzet;

(h)	a winding-up, administration, reorganisation or dissolution (and any of those terms) includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(i)	a moratorium includes surseance van betaling and granted a moratorium includes surseance verleend;

(j)	a composition means akkoord aanbieden;

(k)	insolvency proceedings for the purposes of Clause 25.7 (Insolvency proceedings) include:

(i)
bankruptcy (faillissement), suspension of payments (surseance van betaling), emergency procedure (noodregeling) or any other procedure having the effect that the entity to which it applies loses the free management or ability to dispose of its property (irrespective of whether the procedure is provisional or final); and

(ii)	dissolution (ontbinding) or any other procedure having the effect that the entity to which it applies ceases to exist;

(l)	indemnify means vrijwaren;

(m)	negligence means schuld;

(n)
any step or procedure taken in connection with the inability or suspension of payments, receivership or analogous process includes a Dutch entity having filed a notice under section 36 of the Dutch Tax Collection Act (Invorderingswet 1990) or section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with section 36 of the Tax Collection Act (Invorderingswet 1990);

(o)	an administrative receiver includes a curator;

(p)	an administrator includes a bewindvoerder;

(q)	an attachment includes a beslag;

(r)	a merger includes a juridische fusie;

(s)	a demerger includes a juridische splitsing; and

(t)	financial assistance means any action or contemplated action prohibited by, for a naamloze vennootschap, section 2:98c of the Dutch Civil Code.

1.5	Third Party Rights

(a)
Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)
Subject to Clause 38.3 (Other exceptions) but otherwise notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.6	Basket adjustment

(a)
If any Compliance Certificate delivered with any financial statements delivered under Clause 22(a)(i) (Financial Statements) (or following a Qualifying IPO with any financial statements delivered under Clause 22(a)(ii)) (Financial Statements) or any notice delivered by the Company to the Agent (and counter-signed by the Agent provided that the Agent is obliged to countersign such notice on receipt and such counter-signature is provided for the purposes of acknowledgement only and shall not constitute a consent right in favour of the Agent) following a Permitted Acquisition (an “EBITDA Acquisition Notice”) demonstrates that Adjusted EBITDA for the Relevant Period ending on the most recent Test Date (and in the case of an EBITDA Acquisition Notice, calculated on a pro forma basis to take into account the earnings before interest, tax, depreciation and amortisation of the entity or business acquired as a result of such Permitted Acquisition (calculated on the same basis as Consolidated EBITDA) for the same period)) is increased from the projected level of Consolidated EBITDA in the Base Case Model for that period (being the “Percentage Increase”), then the Company may elect in the relevant Compliance Certificate or EBITDA Acquisition Notice (as the case may be) to increase any or all numerical “baskets” in the Specified Provisions (as defined below) from the amount of such “baskets” immediately prior to such increase by the Percentage Increase as specified in the relevant Compliance Certificate or EBITDA Acquisition Notice (as the case may be) with effect from the date on which the relevant Compliance Certificate or EBITDA Acquisition Notice (as the case may be) is delivered (and, in the case of an EBITDA Acquisition Notice, counter-signed by the Agent provided that the Agent is obliged to countersign such notice on receipt and such counter-signature is provided for the purposes of acknowledgement only and shall not constitute a consent right in favour of the Agent), provided that the Company shall only be able to rely on this provision in the event that the Percentage Increase would yield an increase of the numerical “baskets” of a minimum amount of £100,000 and any further increases shall only be applied in integrals of £100,000.

(b)	The “Specified Provisions” are the fixed numerical baskets in:

(i)	the definition of Permitted Disposal;

(ii)	the definition of Permitted Financial Indebtedness;

(iii)	the definition of Permitted Guarantee;

(iv)	the definition of Permitted Joint Venture;

(v)	the definition of Permitted Loan; and

(vi)	paragraph (c) of Clause 24.3 (Negative Pledge).

Section 2
The Facility

2.	The Facility

2.1	The Facility

(a)	Subject to the terms of this Agreement, the Lenders make available to the Borrowers a multicurrency revolving loan facility in an aggregate amount equal to the Total Commitments.

(b)	Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender may make all or any part of its Commitments available to any Borrower as an Ancillary Facility.

2.2	Incremental Facilities
One or more Incremental Facilities may be established and made available pursuant to Clause 8.7 (Establishment).

2.3	Increase

(a)	The Company may by giving prior notice to the Agent after the effective date of a cancellation of the Commitment of a Lender in accordance with:

(i)	Clause 10.1 (Illegality); or

(ii)	Paragraph (a) of Clause 10.6 (Right of replacement or repayment and cancellation in relation to a single Lender), request that the Commitments in respect of any Facility be increased (and the Commitments in respect of that Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Commitment so cancelled as follows:

(iii)
the increased Commitments will be assumed by one or more Eligible Institutions (each an “Increase Lender”) each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender in respect of those Commitments;

(iv)
each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(v)
each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

(vii)
any increase in the Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the Agent executes an otherwise duly completed Increase Confirmation delivered to it by the relevant Increase Lender.

(b)
The Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt by it of a duly completed Increase Confirmation appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Increase Confirmation.

(c)
The Agent shall only be obliged to execute an Increase Confirmation delivered to it by an Increase Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender.

(d)
Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.

(e)
The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a letter between the Company and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph (e).

(f)
Neither the Agent nor any Lender shall have any obligation to find an Increase Lender and in no event shall any Lender whose Commitment is replaced by an Increase Lender be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

(g)	Clause 26.6 (Limitation of Responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.4	Finance Parties’ Rights and Obligations

(a)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.5	Obligors' Agent

(a)
Each Obligor (other than the Company) by its execution of this Agreement or an Accession Letter irrevocably appoints the Company (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)
the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to agree any Incremental Facility Terms and to deliver any Incremental Facility/Existing Facility Increase Notice, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company, and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)
Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors' Agent or given to the Obligors' Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors' Agent and any other Obligor, those of the Obligors' Agent shall prevail.

(c)
For purposes of the Romanian Civil Code, the appointment by each Romanian Obligor of the Company to act as its agent is deemed to be in effect for the entire life of this Agreement and is not to be interpreted as being of an unlimited duration.

3.	Purpose

3.1	Purpose
Each Borrower shall apply all amounts borrowed by it under the Facility towards the general corporate purposes of the Group (or any member thereof) including, without limitation to the generality of the foregoing, working capital, refinancings, acquisitions, reorganisations and the costs and expenses of the Qualifying IPO.

3.2	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Utilisation

4.1	Initial Conditions Precedent

(a)
No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions Precedent) in form and substance reasonably satisfactory to the Agent (acting reasonably). The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

(b)
Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further Conditions Precedent
The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ Participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)
in the case of a Rollover Loan, the Agent has not taken any action under Clause 25.16 (Acceleration), no Event of Default is continuing under any of Clauses 25.1 (Non-payment), 25.6 (Insolvency) or 25.7 (Insolvency Proceedings) and no Event of Default would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Loan if:

(i)	it is USD, EUR or RON; or

(ii)	it is readily available and freely convertible into the Base Currency in the wholesale market for that currency on the Quotation Day and the Utilisation Date for that Loan; or

(iii)	it has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request for that Loan.

(b)	If the Agent has received a written request from the Company for a currency to be approved under paragraph (a)(iii) above, the Agent will confirm to the Company by the Specified Time:

(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount for any subsequent Utilisation in that currency.

4.4	Maximum Number of Loans

(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(i)	where there are no Incremental Facilities established, 11 or more Loans would be outstanding; or

(ii)
where there are Incremental Facilities established, for each £10,000,000 original Incremental Facility Commitment established, an additional 1 Loan shall be added to the limitation referred to in paragraph (a)(i) above.

(b)	Any Loan made by a single Lender under Clause 6.2 (Unavailability of a Currency) shall not be taken into account in this Clause 4.4.

4.5	Limitations

(a)
The aggregate amount of all Loans and Ancillary Facilities which are not used to issue the Romanian Ancillaries and/or the Velocity Partners LC shall not exceed (in aggregate) an amount equal to £50,000,000 plus any increase in any Existing Facility under Clause 8 (Existing Facility Increase and Establishment of Incremental Facilities) plus any Incremental Facility established under Clause 8 (Existing Facility Increase and Establishment of Incremental Facilities).

(b)
The aggregate amount of Ancillary Facilities which may be used to issue the Romanian Ancillaries, shall not exceed €9,500,000 and the aggregate amount of Ancillary Facilities which may be used to issue the Velocity Partners LC, shall not exceed USD12,100,000.

Section 3
Utilisation

5.	Utilisation

5.1	Delivery of a Utilisation Request
A Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the Utilisation Request specifies the Facility to be drawn;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and Amount); and

(iv)	the proposed Interest Period complies with Clause 12 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and Amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Loan must be:

(i)	if the currency selected is the Base Currency, a minimum of £500,000 or, if less, the relevant Available Facility; or

(ii)	if the currency selected is USD, a minimum of $500,000 or, if less, the relevant Available Facility; or

(iii)	if the currency selected in EUR, a minimum of EUR 500,000 or, if less, the relevant Available Facility, or

(iv)	if the currency selected in RON, a minimum of RON 500,000 or, if less, the relevant Available Facility; or

(v)
if the currency selected is an Optional Currency other than EUR, USD or RON, the minimum amount specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility; and

(vi)	in any event such that its Base Currency Amount is less than or equal to the relevant Available Facility.

5.4	Lenders’ Participation

(a)
If the conditions set out in this Agreement have been met and subject to Clause 9.1 (Repayment of Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)
The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its relevant Available Commitment to the relevant Available Facility immediately prior to making the Loan.

(c)
The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each relevant Lender of the amount, currency and the Base Currency Amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in accordance with Clause 32.1 (Payments to the Agent), in each case by the Specified Time.

5.5	Cancellation of Commitment

(a)	The Revolving Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Revolving Facility.

(b)
The Incremental Facility Commitments relating to an Incremental Facility which, at that time, are unutilised, shall be immediately cancelled at the end of the Availability Period for that Incremental Facility.

6.	Optional Currencies

6.1	Selection of Currency
A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Loan in a Utilisation Request.

6.2	Unavailability of a Currency
If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it, the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3	Participation in a Loan
Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ Participation).

7.	Ancillary Facilities

7.1	Type of Facility
An Ancillary Facility may be by way of:

(a)	an overdraft facility;

(b)	a guarantee, bonding, documentary or stand-by letter of credit facility;

(c)	a short term loan facility;

(d)	a derivatives facility;

(e)	a foreign exchange facility; or

(f)	any other facility or accommodation required in connection with the business of the Group and which is agreed by the Company with an Ancillary Lender.

7.2	Availability

(a)
If the Company and a Lender agree and except as otherwise provided in this Agreement, the Lender may provide all or part of any of its Commitments as an Ancillary Facility. A Lender must act reasonably in considering any request by the Company for the establishment of an Ancillary Facility.

(b)	An Ancillary Facility shall not be made available unless, not later than five Business Days prior to the Ancillary Commencement Date for an Ancillary Facility, the Agent has received from the Company:

(i)	a notice in writing of the establishment of an Ancillary Facility and specifying:

(A)	the proposed Borrower(s) (or Affiliates of a Borrower) which may use the Ancillary Facility;

(B)	the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;

(C)	the proposed type of Ancillary Facility to be provided;

(D)	the proposed Ancillary Lender;

(E)	the proposed Ancillary Commitment, the maximum amount of the Ancillary Facility and, in the case of a Multi-account Overdraft, its Designated Gross Amount and its Designated Net Amount; and

(F)	the proposed currency of the Ancillary Facility (if not denominated in the Base Currency); and

(ii)	any other information which the Agent may reasonably request in connection with the Ancillary Facility.

(c)	The Agent shall promptly notify the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.

(d)	Subject to compliance with paragraph (b) above:

(i)	the Lender concerned will become an Ancillary Lender; and

(ii)	the Ancillary Facility will be available,
with effect from the date agreed by the Company and the Ancillary Lender.

7.3	Terms of Ancillary Facilities

(a)	Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Company.

(b)	Those terms:

(i)	must be based upon normal commercial terms at that time (except as varied by this Agreement);

(ii)	may allow only Borrowers (or Affiliates of Borrowers nominated pursuant to Clause 7.8 (Affiliates of Borrowers)) to use the Ancillary Facility;

(iii)	may not allow the Ancillary Outstandings to exceed the Ancillary Commitment;

(iv)
may not allow a Lender's Ancillary Commitment to exceed that Lender's Available Commitment relating to the Revolving Facility or any applicable Incremental Facility (before taking into account the effect of the Ancillary Facility on that Available Commitment); and

(v)
must require that the Ancillary Commitment is reduced to zero, and that all Ancillary Outstandings are repaid not later than the Revolving Facility Termination Date (or such earlier date as the Revolving Facility Commitment or the Incremental Facility Commitment (as applicable) of the relevant Ancillary Lender (or its Affiliate) is reduced to zero).

(c)	If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for:

(i)	Clause 35.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility;

(ii)	an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail to the extent required to permit the netting of balances on those accounts; and

(iii)	where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case that term of this Agreement shall not prevail.

(d)	Interest, commission and fees on Ancillary Facilities are dealt with in Clause 14.5 (Interest, commission and fees on Ancillary Facilities).

7.4	Repayment of Ancillary Facility

(a)
An Ancillary Facility shall cease to be available on the Revolving Facility Termination Date or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

(b)
If an Ancillary Facility expires or is cancelled in accordance with its terms the Ancillary Commitment of the Ancillary Lender shall be reduced to zero (but for the avoidance of doubt, the corresponding commitment of that Lender shall continue (and its corresponding Available Commitment shall increase by the amount of the Ancillary Commitment so cancelled).

(c)	No Ancillary Lender may demand repayment or prepayment of any Ancillary Outstandings prior to the expiry date of the relevant Ancillary Facility unless:

(i)	required to reduce the Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Net Outstandings;

(ii)
the Total Revolving Facility Commitments have been cancelled in full or all outstanding Utilisations under the Revolving Facility have become due and payable in accordance with the terms of this Agreement;

(iii)
it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility (or it becomes unlawful for any Affiliate of the Ancillary Lender for the Ancillary Lender to do so); or

(iv)	both:

(A)	the Available Commitments relating to the Revolving Facility or an Incremental Facility (as applicable); and

(B)	the notice of the demand given by the Ancillary Lender,
would not prevent the relevant Borrower funding the repayment of those Ancillary Outstandings in full by way of Revolving Facility Loan or Incremental Facility Loan (as applicable).

(d)	If a Revolving Facility Loan or Incremental Facility Loan is made to repay Ancillary Outstandings in full, the relevant Ancillary Commitment shall be reduced to zero.

7.5	Limitation on Ancillary Outstandings
Each Borrower shall procure that:

(a)	the Ancillary Outstandings under any Ancillary Facility shall not exceed the Ancillary Commitment applicable to that Ancillary Facility; and

(b)	in relation to a Multi-account Overdraft:

(i)	the Ancillary Outstandings shall not exceed the Designated Net Amount applicable to that Multi-account Overdraft; and

(ii)	the Gross Outstandings shall not exceed the Designated Gross Amount applicable to that Multi-account Overdraft.

7.6	Information
Each Borrower and each Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Agent and the other Finance Parties.

7.7	Affiliates of Lenders as Ancillary Lenders

(a)
Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Lender. In such case, the Lender and its Affiliate shall be treated as a single Lender whose Revolving Facility Commitment or (as applicable) Incremental Facility Commitment is the amount set out opposite the relevant Lender's name in Part 1 of Schedule 1 (The Original Parties) and/or the amount of any Revolving Facility Commitment or (as applicable) Incremental Facility Commitment transferred to or assumed by that Lender under this Agreement, to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement.

(b)	The Company shall specify any relevant Affiliate of a Lender in any notice delivered by the Company to the Agent pursuant to paragraph (b) of Clause 7.2 (Availability).

(c)
If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender, its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.

(d)
Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

7.8	Affiliates of Borrowers

(a)	Subject to the terms of this Agreement, an Affiliate of a Borrower may with the approval of the relevant Lender become a borrower with respect to an Ancillary Facility.

(b)	The Company shall specify any relevant Affiliate of a Borrower in any notice delivered by the Company to the Agent pursuant to paragraph (b)(i) of Clause 7.2 (Availability).

(c)
If a Borrower ceases to be a Borrower under this Agreement in accordance with Clause 27.3 (Resignation of a Borrower), its Affiliate shall cease to have any rights under this Agreement or any Ancillary Document.

(d)
Where this Agreement or any other Finance Document imposes an obligation on a Borrower under an Ancillary Facility and the relevant Borrower is an Affiliate of a Borrower which is not a party to that document, the relevant Borrower shall ensure that the obligation is performed by its Affiliate.

(e)
Any reference in this Agreement or any other Finance Document to a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Finance Document shall be construed to include a reference to any Affiliate of a Borrower being under no obligations under any Finance Document or Ancillary Document.

7.9	Revolving Facility Commitment amounts
Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Revolving Facility Commitment (or, if applicable, its Incremental Facility Commitment) is not less than:

(a)	its Ancillary Commitment; or

(b)	the Ancillary Commitment of its Affiliate.

7.10	Amendments and Waivers – Ancillary Facilities
No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause 7.10). In such a case, Clause 38 (Amendments and Waivers) will apply.

8.	Existing Facility Increase and Establishment of Incremental Facilities

8.1	Selection of Incremental Facility and/or Existing Facility Increase Lenders

(a)	Definitions: In this Agreement:
“Existing Facility” means a Facility which exists under this Agreement.

“Existing Facility Increase” means in relation to an Existing Facility, the proposed increase in Commitments for such Facility.
“Facility Proposal” means a notice from the Company addressed to each Lender which:

(a)	invites each Lender to participate in a proposed Incremental Facility or Existing Facility Increase (as the case may be); and

(b)
in the case of any Incremental Facility, sets out the proposed Incremental Facility Commitments applicable to that Incremental Facility and in respect of any Existing Facility, sets out the Facility it is proposed will be increased and the size of the proposed Existing Facility Increase.

“Incremental Facility Proportion” means, in relation to a Proposed Facility Size, the proportion borne from time to time by a Participating Lender's proposed Incremental Facility Commitment to that Proposed Facility Size.
“Incremental Facility Shortfall” means, in relation to a Proposed Facility Size, any amount by which that Proposed Facility Size exceeds the aggregate of the proposed Incremental Facility Commitments offered by the Acceptable Participating Lenders pursuant to paragraph (c) below (as adjusted, if applicable, pursuant to paragraph (f) below).
“Overall Economics” means, in relation to an Incremental Facility, the aggregate of the Margin, fees and all other amounts payable by the Obligors in respect of that Incremental Facility.
“Participating Lender” means, in relation to a Facility Proposal, any Lender which makes an offer in respect of the Incremental Facility or Existing Facility Increase proposed in that Facility Proposal pursuant to paragraph (c) below.
“Proposed Facility Size” means, in relation to an Incremental Facility Proposal, the proposed Total Incremental Facility Commitments set out in that Incremental Facility Proposal.
“Solicitation Period” means, in relation to a Facility Proposal, the period of time starting on the date of that Facility Proposal and ending on the date which falls 10 Business Days after the date of that Facility Proposal.

(b)
Invitation to all Lenders: The Company shall solicit potential Incremental Facility Lenders for any proposed Incremental Facility or Eligible Lenders for any proposed Existing Facility Increase, by delivery of a Facility Proposal to the Agent and each Lender.

(c)
Lender's offer: Any Lender which wishes to become an Incremental Facility Lender in respect of an Incremental Facility or Lender in respect of any Existing Facility Increase (in each case as proposed in the relevant Facility Proposal), shall notify the Company and the Agent of:

(i)
in the case of a proposed Incremental Facility, the proposed Incremental Facility Terms that it unconditionally offers to make available in respect of that proposed Incremental Facility (each an “Incremental Facility Proposal”); or

(ii)	in the case of any Existing Facility Increase, the proposed Commitments that it unconditionally offers to make available, in each case, no later than 5:00 p.m. on the last day of the Solicitation Period relating to that Facility Proposal.

(d)
Expiry of Lender's offer: Each Participating Lender's offer under paragraph (c) above (as adjusted, if applicable, pursuant to paragraph (f) below) in respect of an Incremental Facility or Existing Facility Increase (as the case may be) shall, unless otherwise agreed by all the Participating Lenders under that Facility Proposal, expire on the earlier of:

(i)	the day falling 20 Business Days after the last day of the Solicitation Period relating to that Facility Proposal; and

(ii)	the date of any Incremental Facility/Existing Facility Increase Notice delivered in respect of that proposed Incremental Facility or proposed Existing Facility Increase.

(e)
Consideration of Lenders’ offers: (This paragraph is applicable to a proposed Incremental Facility only and does not apply to any proposed Existing Facility Increase.) If the proposed Incremental Facility Terms offered by the Participating Lenders pursuant to paragraph (c) above in respect of an Incremental Facility proposed in an Incremental Facility Proposal are not acceptable to the Company, the Company may decline the proposed Incremental Facility Commitment offered by that Participating Lender and that Participating Lender shall cease to be a Participating Lender. To the extent that a Participating Lender has proposed Incremental Facility Terms (excluding the amount of its Incremental Facility Commitment) acceptable to the Company, that Participating Lender and any other Participating Lender which has offered the same terms (excluding the amount of its Incremental Facility Commitment), shall become “Acceptable Participating Lenders”.

(f)
Scaleback of Lenders' offers: If the aggregate amount of the proposed Incremental Facility Commitments offered by the Acceptable Participating Lenders pursuant to paragraph (c) above in respect of an Incremental Facility proposed in an Incremental Facility Proposal exceeds the Proposed Facility Size set out in that Incremental Facility Proposal, or the proposed additional Commitment offered by Lenders, pursuant to paragraph (c) above in respect of an Existing Facility Increase exceeds the proposed amount of the Existing Facility Increase those proposed Incremental Facility Commitments or increases in Commitments (as the case may be) shall be reduced to the extent necessary such that (i) in the case of a proposed Incremental Facility, each such Acceptable Participating Lender's Incremental Facility Proportion relating to that Proposed Facility Size is no greater than the proportion borne by the aggregate of its Commitments to the aggregate of the Commitments of all of the Lenders which are Acceptable Participating Lenders in respect of that Incremental Facility Proposal; and (ii) in the case of an Existing Facility Increase, each such Lender additional Commitment is no greater than the proportion borne by the aggregate of its Commitments to the aggregate of the Commitments of all of the lenders who are wishing to participate in the Existing Facility Increase.

(g)
Wider invitation if further shortfall: If there is an Incremental Facility Shortfall relating to a Proposed Facility Size set out in an Incremental Facility Proposal or if Lenders do not offer additional Commitments in an amount at least equal to a proposed Existing Facility Increase (as the case may be), the Company may, in any manner, invite any Eligible Institution to offer proposed Incremental Facility Commitments in respect of the Incremental Facility proposed in that Incremental Facility or additional Commitments, (as the case may be). An Eligible Institution may offer proposed Incremental Facility Commitments on such Incremental Facility Terms as it sees fit.

The Company may accept (i) any Incremental Facility Commitments (on the Incremental Facility Terms so offered, provided that the Overall Economics offered in respect of such Incremental Facility Terms shall not be more expensive than the Overall Economics offered in respect the Incremental Facility Terms offered by any

Participating Lender which has not become an Acceptable Participating Lender pursuant to paragraph (e) above) and/or (ii) any additional Commitments offered to it under this paragraph (g) as it sees fit.

(h)
Amendment and withdrawal: The Company may amend any Incremental Facility Proposal or proposal for an Existing Facility Increase or withdraw an Incremental Facility Proposal or proposal for an Existing Facility Increase at any time.

(i)
Effect of withdrawal: Withdrawal of an Incremental Facility Proposal or proposal for an Existing Facility Increase (as the case may be) shall terminate the process set out in this Clause 8.1. Accordingly any Incremental Facility proposed in that Incremental Facility Proposal shall be withdrawn and that Incremental Facility shall not be established and any Existing Facility Increase proposal shall be withdrawn and no Existing Facility Increase shall occur.

8.2	Delivery of Incremental Facility/Existing Facility Increase Notice
On completion of the solicitation process set out in Clause 8.1 (Selection of Incremental Facility Lenders), the Company and:

(a)
in the case of each Incremental Facility, each relevant Incremental Facility Lender (which shall be the relevant Acceptable Participating Lenders and/or an Eligible Institution pursuant to paragraph (g) above) may request the establishment of an Incremental Facility; and/or

(b)	each relevant Lender and/or Eligible Institution pursuant to paragraph (g) above may request an increase in Commitments, in each case, by the Company delivering to the Agent a duly completed Incremental Facility/Existing Facility Increase Notice not later than 5 Business Days prior to the proposed Establishment Date specified in that Incremental Facility/Existing Facility Increase Notice.

8.3	Maximum number of Incremental Facilities and Existing Facility Increases
The Company may not deliver an Incremental Facility/Existing Facility Increase Notice in respect of an Incremental Facility or Existing Facility Increase if as a result of the establishment of the proposed Incremental Facility or Existing Facility Increase, 5 or more Incremental Facilities or Existing Facility Increases would have been established under this Agreement, and in respect of an Incremental Facility only, if as a result of the establishment of the proposed Incremental Facility, 3 or more Incremental Facilities would have been established under this Agreement or any Incremental Facility on the date on which it is established would have aggregate Incremental Facility Commitments of less than £10,000,000.

8.4	Restrictions on Incremental Facility Terms

(a)	Currency: Any Incremental Facility shall be denominated in the Base Currency.

(b)
Size: The aggregate Total Incremental Facility Commitments shall not, at any time, when aggregated with any increase in Commitments under an Existing Facility made pursuant to this Clause 8, exceed £40,000,000.

8.5	Restrictions on Existing Facility Increase

(a)	Same Terms: Any Existing Facility Increase shall be established as an increase in Commitments to an Existing Facility and all other terms and condition of the relevant Existing Facility shall apply.

(b)	Size: The aggregate of all Commitments established under all Existing Facility Increases shall not at any time, when aggregated with any Incremental Facility Commitments exceed £40,000,000.

8.6	Conditions to establishment

(a)	The establishment of an Incremental Facility or increase in Commitments pursuant to an Existing Facility Increase will only be effected in accordance with Clause 8.7 (Establishment) if:

(i)
on the date of the Incremental Facility/Existing Facility Increase Notice, no Default is continuing or would result from the establishment of the proposed Incremental Facility or increase in Commitments (as the case may be);

(ii)	each Incremental Facility Lender or Existing Facility Increase Lender (as the case may be), to the extent not already a Lender hereunder delivers a New Lender Certificate to the Agent and the Company.

(iii)	the Agent has received in form and substance satisfactory to it:

(A)
such documents (if any) as are reasonably necessary as a result of the establishment of that Incremental Facility or increase in Commitments (as the case may be) to maintain the effectiveness of the Security, guarantees, indemnities and other assurance against loss provided to the Finance Parties pursuant to the Finance Documents; and

(B)	(in the case only of an Incremental Facility only) any applicable Incremental Facility Supplemental Security.

(b)
Paragraph (a)(iv)(A) above shall be subject to the Agreed Security Principles to the same extent that the relevant Obligor's obligation to grant the relevant Security, guarantee, indemnity or other assurance against loss was subject to the Agreed Security Principles.

(c)	The Agent shall notify the Company and the Lenders promptly upon being satisfied under paragraph (a)(iv) above.

8.7	Establishment

(a)
If the conditions set out in this Agreement have been met the establishment of an Incremental Facility is or the increase commitments are effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Incremental Facility/Existing Facility Increase Notice;

The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Incremental Facility/Existing Facility Increase Notice appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Incremental Facility/Existing Facility Increase Notice.

(b)
The Agent shall only be obliged to execute an Incremental Facility/Existing Facility Increase Notice delivered to it by the Company once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the establishment of the relevant Incremental Facility.

(c)	On the Establishment Date:

(i)	subject to the terms of this Agreement, in the case of an Incremental Facility, the Incremental Facility Lenders make available a Base Currency revolving loan facility in an aggregate amount equal to the Total Incremental Facility Commitments specified in the Incremental Facility/Existing Facility Increase Notice which will be available to the Borrowers specified in the Incremental Facility/Existing Facility Increase Notice and, in the case of an increase of Commitments in relation to an Existing Facility, those Existing Facility Increase Lenders shall commit the additional Commitments specified in the Incremental Facility/Existing Facility Increase Notice;

(ii)
each Incremental Facility Lender or Existing Facility Increase Lender (as the case may be) shall assume all the obligations of a Lender corresponding to the Incremental Facility Commitment or the additional Commitment (as the case may be) (the “Assumed Commitment”) specified opposite its name in the Incremental Facility/Existing Facility Increase Notice as if it had been an Original Lender in respect of that Assumed Commitment;

(iii)
each of the Obligors and each Incremental Facility Lender or Existing Facility Increase Lender (as the case may be) shall assume obligations towards one another and/or acquire rights against one another as the Obligors and that Incremental Facility Lender or Existing Facility Increase Lender (as the case may be) would have assumed and/or acquired had that Incremental Facility Lender or Existing Facility Increase Lender (as the case may be) been an Original Lender in respect of the Assumed Commitment;

(iv)
each Incremental Facility Lender or Existing Facility Increase Lender (as the case may be) and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Incremental Facility Lender or Existing Facility Increase Lender (as the case may be) and those Finance Parties would have assumed and/or acquired had the Incremental Facility Lender been an Original Lender in respect of the Assumed Commitment; and

(v)	each Incremental Facility Lender or Existing Facility Increase Lender (as the case may be) shall become a Party as a “Lender”.

8.8	Notification of establishment
The Agent shall, as soon as reasonably practicable after the establishment of an Incremental Facility or additional Commitments in relation to an Existing Facility notify the Company and the Lenders of that establishment and the relevant Establishment Date.

8.9	Prior amendments binding
Each Incremental Facility Lender or Existing Facility Increase Lender (as the case may be), by executing an Incremental Facility/Existing Facility Increase Notice confirms for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the establishment of the relevant Incremental Facility or increase in Commitments became effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.

8.10	Limitation of responsibility
Clause 26.6 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 8.10 in relation to any Incremental Facility Lender or Existing Facility Increase Lender (as the case may be) as if references in that Clause to:

(a)	an “Existing Lender” were references to all the Lenders immediately prior to the Establishment Date;

(b)	the “New Lender” were references to an “Incremental Facility Lender” or an “Acceptable Eligible Lender” (as the case may be); and

(c)	a “re-transfer” and “re-assignment” were references respectively to a “transfer” and “assignment”.

8.11	Incremental Facility and Increase Commitment Fees
The Company may:

(a)
pay to any Incremental Facility Lender under an Incremental Facility or any Existing Facility Increase Lender who participates in and Existing Facility Increase a fee in the amount and at the times agreed between the Company and that Lender in a Fee Letter or otherwise;

(b)	pay to any arranger of any Incremental Facility or increase in Commitments a fee in the amount and at the times agreed between the Company and that arranger in a Fee Letter or otherwise.

Section 4
Repayment, Prepayment and Cancellation

9.	Repayment

9.1	Repayment of Loans

(a)	Each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.

(b)	Without prejudice to each Borrower’s obligation under paragraph (a) above, if:

(i)	one or more Loans are to be made available to a Borrower:

(A)	on the same day that a maturing Loan is due to be repaid by that Borrower;

(B)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a Currency)); and

(C)	in whole or in part for the purpose of refinancing the maturing Loan; and

(ii)
the proportion borne by each Lender’s participation in the maturing Loan to the amount of that maturing Loan is the same as the proportion borne by that Lender’s participation in the new Loans to the aggregate amount of those new Loans, the aggregate amount of the new Loans shall, unless the Company notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan so that:

(1)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

(I)	the relevant Borrower will only be required to make a payment under Clause 32.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess; and

(II)
each Lender’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan and that Lender will not be required to make a payment under Clause 32.1 (Payments to the Agent) in respect of its participation in the new Loans; and

(2)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:

(I)	the relevant Borrower will not be required to make a payment under Clause 32.1 (Payments to the Agent); and

(II)	each Lender will be required to make a payment under Clause 32.1 (Payments to the Agent) in respect of its participation in the new Loans only to the extent that its participation in the new Loans exceeds that Lender’s participation in the maturing Loan and the remainder of that Lender’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan.

9.2	Extension Option in Relation to the Revolving Facility

(a)
The Company may by notice to the Agent (the Initial Extension Request) at any time from the date falling 24 months of the date of this Agreement to and including the date falling 30 months of the date of this Agreement request that the Revolving Facility Termination Date be extended by a period of one year (the First Extension) to the date falling 48 Months after the date of this Agreement.

(b)
Subject to the occurrence of the First Extension in paragraph (a) above, the Company may by notice to the Agent (the Second Extension Request), at any time from the date falling 36 months of the date of this Agreement to and including the date falling 42 months of the date of this Agreement, request that the Revolving Facility Termination Date with respect to the Lenders who have agreed to the Initial Extension Request, be extended for a further period of one year to the date falling 60 months after the date of this Agreement.

(c)	The Agent must promptly notify the Lenders of any Initial Extension Request and any Second Extension Request (an Extension Request).

(d)
Each Lender may, in its sole discretion, agree to an Extension Request. Each Lender that agrees to an Extension Request by the date falling 21 days from the notification of the Extension Request under paragraph (c) above, will notify the Company and the Agent of such agreement and will extend its Revolving Facility Commitments from the then current Revolving Facility Termination Date to the new Revolving Facility Termination Date under the Extension Request which it has agreed to. If a Lender agrees to any extension, the Revolving Facility Termination Date will be extended accordingly in respect of that Lender.

(e)
If any Lender declines to agree or fails to replay to an Extension Request within the time frame specified in paragraph (d) above (each a Non-Extending Lender), it will be deemed to have refused that Extension Request and its Revolving Facility Commitments will not be extended.

(f)
The Agent shall by the date falling 25 days from the date of an Extension Request then notify the Company and the Lenders, identifying in that notification which Lenders have agreed to (and which Lenders have refused) that Extension Request, and shall specify the Revolving Facility Termination Date applicable to each Lender.

(g)	The Borrowers shall repay all amounts then outstanding under the Revolving Facility and owed to:

(i)	each Non-Extending Lender which declines or is deemed to have refused the First Extension, on the date falling 36 Months after the date of this Agreement;

(ii)	each Non-Extending Lender which declines or is deemed to have refused the Second Extension, on the date falling 48 Months after the date of this Agreement; and

(iii)	each other Lender, on the Revolving Facility Termination Date,

and, in each case, the Revolving Facility Commitments of each such Lender will be cancelled in full on its corresponding repayment date.

10.	Prepayment and Cancellation

10.1	Illegality
If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Available Commitments of that Lender will be immediately cancelled; and

(c)
to the extent that the Lender’s participation has not been transferred pursuant to paragraph (d) of Clause 10.6 (Right of replacement or repayment and cancellation in relation to a single Lender), each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment shall be cancelled in the amount of the participations repaid.

10.2	Change of Control

(a)	Subject to paragraph (b) below, if any person or group of persons acting in concert gains control of the Company:

(i)	the Company shall promptly notify the Agent upon becoming aware of that event;

(ii)	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan); and

(iii)
if a Lender so requires and notifies the Agent within 5 days of the Company notifying the Agent of the event, the Agent shall, by not less than 30 days’ notice to the Company, cancel the Commitments of that Lender and declare the participation of that Lender in all outstanding Loans and Ancillary Facilities, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitments of that Lender and its Ancillary Facilities will be cancelled and all such outstanding Loans, Ancillary Outstandings and amounts will become immediately due and payable.

(b)
For the purpose of paragraph (a) above, any person or persons acting in concert shall not be deemed to have gained control of the Company if it or they acquire shares in the Company or a Holding Company thereof pursuant to a Qualifying IPO and such shares acquired do not exceed 30 per cent of the voting shares in the Company.

10.3	Voluntary Cancellation
The Company may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of £500,000) of the Available Facility. Any cancellation under this Clause 10.3 shall reduce the Commitments of the Lenders rateably.

10.4	Voluntary prepayment of Loans
The Borrower to which a Loan has been made may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of £500,000).

10.5	Mandatory Cancellation

(a)
To the extent that the liability under the Romanian Ancillaries is permanently reduced without a claim being made thereon (and such reduction is acceptable to the beneficiary of the Romanian Ancillaries) the Ancillary Facility under which the Romanian Ancillaries has been issued shall be reduced by a corresponding amount and the corresponding Commitment shall also be reduced and cancelled.

(b)
To the extent that the liability under the Velocity Partners LC is permanently reduced without a chain being made thereon (and such reduction is acceptable to the beneficiary of the Velocity Partners LC) the Ancillary Facility under which the Velocity Partners LC has been issued shall be reduced by a corresponding amount and the corresponding Commitment shall also be reduced and cancelled.

10.6	Right of Replacement or Repayment and Cancellation in relation to a Single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 15.2 (Tax Gross‑Up); or

(ii)	any Lender claims indemnification from the Company under Clause 15.3 (Tax Indemnity) or Clause 16.1 (Increased Costs),
the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitments of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitments of that Lender shall immediately be reduced to zero.

(c)
On the last day of each Interest Period which ends after the Company has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

(d)	If:

(i)	any of the circumstances set out in paragraph (a) above apply to a Lender; or

(ii)	an Obligor becomes obliged to pay any amount in accordance with Clause 10.1 (Illegality) to any Lender, the Company may on 5 Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 26 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)
the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(f)
A Lender shall perform the checks described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

10.7	Restrictions

(a)
Any notice of cancellation or prepayment given by any Party under this Clause 10 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of any Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 10 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

(g)
If all or part of any Lender’s participation in a Loan is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further Conditions Precedent)), an amount of that Lender’s Commitment (equal to the Base Currency Amount of the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

10.8	Application of prepayments
Any prepayment of a Loan pursuant to Clause 10.4 (Voluntary prepayment of Loans) shall be applied pro rata to each Lender’s participation in that Loan.

Section 5
Costs of Utilisations

11.	Interest

11.1	Calculation of Interest
The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR or, in relation to any Loan in euro, EURIBOR or, in relation to a Loan in RON, ROBOR.

11.2	Margin adjustments – Revolving Facility

(a)	Until the delivery of the Compliance Certificate in respect of the period ending 31 December, 2017, the Margin in respect of Revolving Facility will be 0.80% per annum.

(b)
Subject to the other provisions of this sub-clause, the Margin in respect of Revolving Facility Loans will be calculated by reference to the table below and the information set out in the most recently delivered Compliance Certificate and financial statements for the relevant person:

Column 1 Net Leverage Ratio	Column 2 Margin in respect of Revolving Facility Loans (per cent. per annum)
Equal to or greater than 2.00:1	1.40
Equal to or greater than 1.50:1 but less than 2.00:1	1.10
Equal to or greater than 1.00:1 but less than 1.50:1	0.95
Less than 1.00:1	0.80

(c)
Any change in the Margin in respect of Revolving Facility Loans will, subject to paragraph (d) below, apply to each Revolving Facility Loan on the date falling three Business Days following receipt by the Agent of the Compliance Certificate and financial statements and have effect until delivery to the Agent of the next Compliance Certificate and financial statements.

(d)
If, following receipt by the Agent of the Compliance Certificate related to the relevant annual consolidated financial statements, that Compliance Certificate does not confirm the basis for a reduced Margin, then paragraph (b) of Clause 11.3 (Payment of Interest) shall apply and the Margin for that Loan shall be the percentage per annum determined using the table above and the revised Net Leverage Ratio calculated using the figures in that Compliance Certificate.

(e)	For so long as an Event of Default has occurred and is continuing, the Margin in respect of Revolving Facility Loans will be the highest rate, being 1.40% per annum.

11.3	Payment of Interest

(a)
The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six‑monthly intervals after the first day of the Interest Period).

(b)
If the Compliance Certificate received by the Agent which relates to the relevant annual consolidated financial statements shows that a higher Margin should have applied during a certain period, then the Company shall (or shall ensure the relevant Borrower shall) promptly pay to the Agent any amounts necessary to put the Agent and the Lenders in the position they would have been in had the appropriate rate of the Margin applied during such period.

11.4	Default Interest

(a)
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 1.00 per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non‑payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 11.4 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)
the rate of interest applying to the overdue amount during that first Interest Period shall be 1.00 per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

11.5	Notification of Rates of Interest

(a)	The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

(b)	The Agent shall promptly notify the relevant Borrower of each Funding Rate relating to a Loan.

12.	Interest Periods

12.1	Selection of Interest Periods

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this Clause 12, a Borrower (or the Company) may select an Interest Period of 1, 3 or 6 Months, or of any other period agreed between the Company, the Agent and all the Lenders.

(c)	An Interest Period for a Loan under a Facility shall not extend beyond the Termination Date for that Facility.

(d)	Each Interest Period for a Loan shall start on the Utilisation Date.

(e)	A Loan has one Interest Period only.

13.	Changes to the Calculation of Interest

13.1	Unavailability of Screen Rate

(a)
Interpolated Screen Rate: If no Screen Rate is available for LIBOR or, if applicable, EURIBOR or, if applicable, RON, for the Interest Period of a Loan, the applicable LIBOR or ROBOR or EURIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)	Shortened Interest Period: If no Screen Rate is available for LIBOR or, if applicable, EURIBOR or, if applicable, ROBOR for:

(i)	the currency of a Loan; or

(ii)	the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate, the Interest Period of that Loan shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and the applicable LIBOR or EURIBOR or ROBOR for that shortened Interest Period shall be determined pursuant to the relevant definition.

(c)
Shortened Interest Period and Historic Screen Rate: If the Interest Period of a Loan is, after giving effect to paragraph (b) above, either the applicable Fallback Interest Period or shorter than the applicable Fallback Interest Period and, in either case, no Screen Rate is available for LIBOR or, if applicable EURIBOR or, if applicable ROBOR for:

(i)	the currency of that Loan; or

(ii)	the Interest Period of that Loan and it is not possible to calculate the Interpolated Screen Rate, the applicable LIBOR or EURIBOR or ROBOR shall be the Historic Screen Rate for that Loan.

(d)
Shortened Interest Period and Interpolated Historic Screen Rate: If paragraph (c) above applies but no Historic Screen Rate is available for the Interest Period of the Loan, the applicable LIBOR or EURIBOR or ROBOR shall be the Interpolated Historic Screen Rate for a period equal in length to the Interest Period of that Loan.

(e)
Reference Bank Rate: If paragraph (d) above applies but it is not possible to calculate the Interpolated Historic Screen Rate, the Interest Period of that Loan shall, if it has been shortened pursuant to paragraph (b) above, revert to its previous length and the applicable LIBOR or EURIBOR or ROBOR shall be the Reference Bank Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

(f)
Cost of funds: If paragraph (e) above applies but no Reference Bank Rate is available for the relevant currency or Interest Period there shall be no LIBOR or EURIBOR or ROBOR for that Loan and Clause 13.4 (Cost of funds) shall apply to that Loan for that Interest Period.

13.2	Calculation of Reference Bank Rate

(a)
Subject to paragraph (b) below, if LIBOR or EURIBOR or ROBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about noon on the Quotation Day none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

13.3	Market Disruption
If before close of business in London on the Quotation Day for the relevant Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 50 per cent. of that Loan) that the cost to it of funding its participation in that Loan from the wholesale market for the relevant currency would be in excess of LIBOR or, if applicable, EURIBOR or, if applicable, ROBOR then Clause 13.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

13.4	Cost of Funds

(a)	If this Clause 13.4 applies, the rate of interest on the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)
the rate notified by that Lender to the Agent as soon as practicable and in any event by close of business on the date falling 5 Business Days after the Quotation Day (or, if earlier, on the date falling 5 Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)
If this Clause 13.4 applies and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

13.5	Notification to Company
If Clause 13.4 (Cost of funds) applies the Agent shall, as soon as is practicable, notify the Company.

13.6	Break Costs

(a)
Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

14.	Fees

14.1	Commitment Fee

(a)	The Company shall pay to the Agent (for the account of each Lender):

(i)
in relation to the Revolving Facility, a fee in the Base Currency computed at the rate of 40 per cent. of the applicable Margin per annum on that Lender’s Available Commitment in relation to the Revolving Facility for the Availability Period in relation to the Revolving Facility; and

(ii)
in relation to an Incremental Facility, the percentage rate per annum specified in the Incremental Facility/Existing Facility Increase Notice relating to that Incremental Facility on that Lender’s Available Commitment in relation to that Incremental Facility for the Availability Period for that Incremental Facility.

(b)
The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the relevant Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

14.2	Arrangement Fee
The Company shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

14.3	Agency Fee

(a)	The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

(b)
The fees, commissions and expenses payable to the Agent for services rendered and the performance of its obligations under this Agreement shall not be abated by any remuneration or other amounts or profits receivable by the Agent (or by any of its associates) in connection with any transaction effected by the Agent with or for the Lenders or the Company.

14.4	Security Agent Fee

(a)	The Company shall pay to the Security Agent (for its own account) a security agent fee in the amount and at the times agreed in a Fee Letter.

(b)
The fees, commission and expenses payable to the Security Agent for services rendered and the performance of its obligations under this Agreement shall not be abated by any remuneration or other amounts or profits receivable by the Security Agent (or by any of its associates) in connection with any transaction effected by the Security Agent with or for the Lenders or the Company.

14.5	Interest, commission and fees on Ancillary Facilities
The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower of that Ancillary Facility based upon normal market rates and terms.

14.6	Utilisation Fee

(a)	The Company shall pay to the Agent (for the account of each Lender under the Revolving Facility) in relation to the Revolving Facility:

(i)
a fee in the Base Currency computed at the rate of 0.15 per cent. per annum on that Lender’s participation in any Loan drawn under the Revolving Facility for any period during which between 33⅓% and 66⅔% of the Revolving Facility Commitments have been utilised by the way of Revolving Facility Loans; and

(ii)
a fee in the Base Currency computed at the rate of 0.30 per cent. per annum on that Lender’s participation in any Loan drawn under the Revolving Facility for any period during which more than 66⅔% of the Revolving Facility Commitments have been utilised by way of Revolving Facility Loans.

(b)
The accrued utilisation fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the relevant Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)
For the avoidance of doubt no utilisation fee shall accrue or be payable for any period during which less than 33⅓% of the Revolving Facility Commitments have been utilised by way of Revolving Facility Loans.

Section 6
Additional Payment Obligations

15.	Tax Gross Up and Indemnities

15.1	Definitions

(a)	In this Agreement:
“Borrower DTTP Filing” means an HM Revenue & Customs Form DTTP2 duly completed and filed by the relevant Borrower, which relates to a Treaty Lender that is not an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Transfer Certificate, Assignment Agreement or Increase Confirmation; and

(A)
where the Borrower is a Borrower as at the relevant Transfer Date or Increase Date on which that Treaty Lender becomes a Party as a Lender, is filed with HM Revenue & Customs within 30 days of that Transfer Date or Increase Date; or

(B)
where the Borrower is not a Borrower as at the relevant Transfer Date or Increase Date, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes an Additional Borrower.

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
“Qualifying Lender” means:

(i)	a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(A)	a Lender:

(1)
which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(2)
in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(B)	a Lender which is:

(1)	a company resident in the United Kingdom for United Kingdom tax purposes;

(2)	a partnership each member of which is:

(I)	a company so resident in the United Kingdom; or

(II)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

(3)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(C)	a Treaty Lender; or

(ii)	a Lender which is a building society (as defined for the purpose of section 880 of the ITA) making an advance under a Finance Document.
“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(i)	a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)	a partnership each member of which is:

(D)	a company so resident in the United Kingdom; or

(E)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.
“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 15.2 (Tax Gross‑Up) or a payment under Clause 15.3 (Tax Indemnity).
“Treaty Lender” means a Lender which:

(i)	is treated as a resident of a Treaty State for the purposes of the Treaty;

(ii)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(iii)
fulfils any other conditions which must be fulfilled under the Treaty by residents of that Treaty State in order for such residents to obtain full exemption from taxation on interest imposed by the United Kingdom, including completion of any procedural formalities.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.
“UK Non‑Bank Lender” means a Lender which is not an Original Lender and which gives a Tax Confirmation in the Assignment Agreement, Transfer Certificate or Increase Confirmation which it executes on becoming a Party.

(b)
Unless a contrary indication appears, in this Clause 15 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination (acting in good faith).

15.2	Tax Gross‑Up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:

(i)
the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or published concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (i)(B) of the definition of “Qualifying Lender”; and

(A)
an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Company a certified copy of that Direction; and

(B)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(iii)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (i)(B) of the definition of “Qualifying Lender” and:

(A)	the relevant Lender has not given a Tax Confirmation to the Company; and

(B)
the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Company, on the basis that the Tax Confirmation would have enabled the Company to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(iv)
the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) or (iv) (as applicable) below.

(e)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)
Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)
(i)    Subject to paragraph (ii) below, a Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co‑operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(ii)	Nothing in clause (i) above shall require a Treaty Lender to:

(A)	register under the HMRC DT Treaty Passport scheme; or

(B)	apply the HMRC DT Treaty Passport scheme to any utilisation if it has so registered.

(iii)
A Treaty Lender which is not an Original Lender and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the Transfer Certificate, Assignment Agreement or Increase Confirmation which its executes on becoming a Party as a Lender and, having done so, that Lender shall be deemed to have fully satisfied its obligation(s) pursuant to paragraph (i) above.

(iv)
If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(i) above and a Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:

(A)	that Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(B)	HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing, and in each case, the Borrower has notified that Lender in writing, that Lender and the Borrower shall co‑operate in completing any additional procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a Tax Deduction.

(h)	If a Lender has confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(iii) above:

(i)
such confirmation shall constitute notification by such Lender to the Company and each Borrower that the Lender wishes the HMRC DT Treaty Passport scheme to apply to this Agreement and that pursuant to such scheme each Borrower must comply with its obligations under clauses (ii) and (iii) below;

(ii)
each Original Borrower shall, to the extent that such Lender is a Lender under a Facility made available to that Borrower pursuant to clause 2.1 (The Facilities), file a duly completed Form DTTP2 in respect of such Lender with H.M. Revenue & Customs within 30 days of the date of this Agreement (in the case of an Original Lender) or the relevant Transfer Date (in the case of a New Lender), respectively; and

(iii)
each Additional Borrower shall, to the extent that such Lender is a Lender under a Facility made available to that Additional Borrower pursuant to clause 2.1 (The Facilities), file a duly completed Form DTTP2 in respect of such Lender with H.M. Revenue & Customs within 30 days of becoming an Additional Borrower.

(i)	A Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Agent for delivery to the relevant Lender.

(j)	A UK Non‑Bank Lender shall promptly notify the Company and the Agent if there is any change in the position from that set out in the Tax Confirmation.

15.3	Tax Indemnity

(a)
The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 15.2 (Tax Gross‑Up);

(B)
would have been compensated for by an increased payment under Clause 15.2 (Tax Gross‑Up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 15.2 (Tax Gross‑Up) applied;

(C)	relates to a FATCA Deduction required to be made by a Party; or

(D)	relates to Bank Levy.

(c)
A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 15.3, notify the Agent.

15.4	Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to:

(i)	an increased payment of which that Tax Payment forms part;

(ii)	that Tax Payment; or

(iii)	a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after‑Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

15.5	Lender status confirmation
Each Lender which is not an Original Lender shall indicate, in the Transfer Certificate, Assignment Agreement or Increase Confirmation which it executes on becoming a Party as a Lender which of the following categories it falls in:

(a)	not a Qualifying Lender;

(b)	a Qualifying Lender (other than a Treaty Lender); or

(c)	a Treaty Lender.
If such a Lender fails to indicate its status in accordance with this Clause 15.5 then that Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category it applies (and the Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, the documentation which a Lender executes on becoming a Party as a Lender shall not be invalidated by any failure of a Lender to comply with this Clause 15.5.

15.6	Stamp Taxes
The Company shall pay and, within three Business Days of demand, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

15.7	VAT

(a)
All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (subject to such Finance Party promptly providing an appropriate VAT invoice to that Party).

(b)
If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)
(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)
(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)
Any reference in this Clause 15.7 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to any member of such group which is responsible for accounting for, or paying, VAT on behalf of such group, or on behalf of any or all of the members thereof.

(e)
In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

15.8	FATCA information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)
If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)
If a Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

(i)	where an Original Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where a Borrower is a US Tax Obligor on a date on which any other Lender becomes a Party as a Lender, that date;

(iii)	the date a new US Tax Obligor accedes as a Borrower; or

(iv)	where a Borrower is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the relevant Borrower.

(g)
If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.

(h)
The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraphs (e), (f) or (g) above.

15.9	FATCA Deduction

(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.

16.	Increased Costs

16.1	Increased Costs

(a)
Subject to Clause 16.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay (or procure that there is paid) for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of :

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the date of this Agreement;

(ii)	compliance with any law or regulation made after the date of this Agreement; or

(iii)	the implementation or application of, or compliance with, Basel III or CRD IV, or any law or regulation which implements Basel III or CRD IV.

(b)	In this Agreement:

(i)	“Increased Costs” means:

(A)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

(ii)	“Basel III” means:

(A)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)
the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

(iii)
“CRD IV” means (a) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU No 648/2012) and (b) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

16.2	Increased Cost Claims

(a)
A Finance Party intending to make a claim pursuant to Clause 16.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

16.3	Exceptions

(a)	Clause 16.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to any Bank Levy;

(iii)	attributable to a FATCA Deduction required to be made by a Party;

(iv)
compensated for by Clause 15.3 (Tax Indemnity) (or would have been compensated for under Clause 15.3 (Tax Indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 15.3 (Tax Indemnity) applied);

(v)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(vi)
attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates; or

(b)	In this Clause 16.3, a reference to a “Tax Deduction” has the same meaning given to that term in Clause 15.1 (Definitions).

16.4	Claims

(a)
A Finance Party intending to make a claim for an Increased Cost must notify the Agent of the circumstances giving rise to and the amount of the claim, following which the Agent will promptly notify the Company.

(b)	Each Finance Party must, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Cost.

17.	Other Indemnities

17.1	Currency Indemnity

(a)
If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

17.2	Other Indemnities
The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 31 (Sharing among Finance Parties);

(c)
funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

17.3	Indemnity to the Agent
The Company shall (or procure that an Obligor will) promptly indemnify the Agent against:

(a)	any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default (provided the Agent has first notified the Company that it intends to investigate a Default); or

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

(b)
any cost, loss or liability (including without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents.

(c)
This indemnity given by the Obligor under or in connection with this Agreement is a continuing obligation, independent of the Obligors other obligations under or in connection with that or any other document and survives after that document is terminated. It is not necessary for a person to pay any amount or incur any expense before enforcing an indemnity under or in connection with this Agreement or any other document.

17.4	Indemnity to the Security Agent

(a)	Each Obligor jointly and severally shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	any failure by the Company to comply with its obligations under Clause 18 (Costs and Expenses);

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of the Transaction Security;

(iv)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

(v)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;

(vi)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; or

(vii)
acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Charged Property (other than by reason of the relevant Security Agent's, Receiver's or Delegate’s gross negligence or wilful misconduct).

(b)
The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 17 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

(c)
Each indemnity given by an Obligor under or in connection with a Finance Document is a continuing obligation, independent of the Obligor’s other obligations under or in connection with that or any other Finance Document and survives after that Finance Document is terminated. It is not necessary, for a Finance Party to pay any amount or incur any expense before enforcing an indemnity under or in connection with a Finance Document.

18.	Mitigation by the Lenders

18.1	Mitigation

(a)
Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 10.1 (Illegality), Clause 15 (Tax Gross‑Up and Indemnities) or Clause 16 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

18.2	Limitation of Liability

(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 18.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 18.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

19.	Costs and Expenses

19.1	Transaction Expenses
The Company shall within five Business Days of demand pay the Agent, the Arranger and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	the Transaction Security, this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement, provided that no Agent, Arranger or Security Agent shall be permitted to incur such cost if no Default has occurred and is continuing without first agreeing such costs with the Company.

19.2	Amendment Costs
If:

(a)	an Obligor requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to Clause 32.9 (Change of currency), the Company shall, within five Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement, provided that the Agent and Security Agent shall not be permitted to incur such costs in relation to a request referred to in paragraph (a) above, without first agreeing such costs with the Company.

19.3	Enforcement Costs
The Company shall, within five Business Days of demand, pay to the Arranger and each other Secured Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

Section 7
Guarantee

20.	Guarantee and Indemnity

20.1	Guarantee and Indemnity
Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents (other than any Excluded Swap Obligations);

(b)
undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)
agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 20 if the amount claimed had been recoverable on the basis of a guarantee.

20.2	Continuing Guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

20.3	Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 20 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

20.4	Waiver of Defences
The obligations of each Guarantor under this Clause 20.4 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 20.4 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non‑presentation or non‑observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

20.5	Guarantor intent
Without prejudice to the generality of Clause 20.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents (including, without limitation to the generality of the foregoing pursuant to any Incremental Facility or any Existing Facility Increase) for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

20.6	Immediate Recourse
Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 20. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

20.7	Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest‑bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 20.

20.8	Deferral of Guarantors’ Rights
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 20:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)
to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 20.1 (Guarantee and Indemnity);

(e)	to exercise any right of set‑off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.
If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 32 (Payment Mechanics).

20.9	Release of Guarantors’ Right of Contribution
If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)
that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)
each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

20.10	Additional Security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

20.11	Guarantee limitations
This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006 or any equivalent and applicable provisions under the laws of the Original Jurisdiction of the relevant Guarantor including, but not limited to, in case of a Guarantor incorporated in Romania, article 106 of the Romanian Companies Law, and, with respect to any Additional Guarantor, is subject to any limitations set out in the Accession Letter applicable to such Additional Guarantor.

20.12	US Guarantee Limitations

(a)
Each US Obligor and each Finance Party (by its acceptance of the benefits of the guarantee under this Clause 20.12) hereby confirms that it is its intention that the guarantee under this Clause 20.12 shall not constitute a fraudulent transfer or conveyance for purposes of any bankruptcy, insolvency or similar law, the Uniform Fraudulent Conveyance Act or any similar federal, state or foreign law. To effectuate the foregoing intention, each US Obligor and each Finance Party (by its acceptance of the benefits of the guarantee under this Clause 20.12) hereby irrevocably agrees that the maximum aggregate amount of the obligations for which such US Obligor shall be liable under such guarantee shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such US Obligor that are relevant under such laws, and after giving effect to any rights to contribution pursuant to any agreement providing for equitable contribution among such US Obligor and the other Obligors, result in such obligations of such US Obligor not constituting a fraudulent transfer or conveyance.

(b)
Notwithstanding anything to the contrary in this Agreement or any other Finance Document, in no circumstances shall proceeds of any Security constituting an asset of a Guarantor which is not a Qualified ECP Guarantor be applied towards the payment of any Excluded Swap Obligations nor shall any guarantee provided by any Guarantor pursuant to any Finance Document guarantee any obligations which are Excluded Swap Obligations, notwithstanding the terms of such Finance Document (and in the case of any conflict between the terms of any Finance Document and this Clause 20.12, the terms of this Clause 20.12 shall prevail).

20.13	Romanian Guarantors Limitations and Confirmations

(a)
In addition to Clause 20.12 above and notwithstanding any other provisions of this Clause 20.13, the other provisions of this Agreement or any other Finance Document the guarantee, indemnity and other obligations and liabilities expressed to be assumed under any of the Finance Documents (including without limitation Transaction Security Documents) and in particular under this Clause 20.13 by a Romanian Obligor:

(i)	shall not include any obligation or liability which would create any obligation or liability of such Obligor to act in violation of:

(A)	mandatory Romanian corporate benefit rules (including rules on legal capacity and underlying cause of an agreement, as provided by articles 1179 and 1236 of the Romanian Civil Code); or

(B)
criminal, or otherwise, liability rules (article 272 paragraph (1) letters (b) and (c) of the Romanian Companies Law, regarding misuse of corporate assets, article 272 index 1 letter (b) of the Romanian Companies Law, regarding payments of dividends from fictive profits, article 273 letter (c) and article 144 index 4 of the Romanian Companies Law, to the extent applicable) restricting a company's and its founders' (in Romanian fondatori), directors' (in Romanian administratori), general manager's (in Romanian directorul general), supervisory board members' (in Romanian membrii consiliului de supraveghere), directorate members' (in Romanian membrii directoratului) or legal representatives' (in Romanian reprezentantii legali), ability to provide or grant loans, guarantees or security interests in favour of other companies or its shareholders and their related parties (from time to time applicable to companies incorporated under Romanian law)
(generically referred to as the "Romanian Limitation Rules").

(ii)	shall be limited to the aggregate of amounts which would ensure compliance by the Obligors incorporated in Romania with the requirements of Romanian Limitation Rules.

(b)	Each Romanian Obligor confirms that:

(i)	it concludes this Agreement on its behalf and in its own name, and not as a proxy, agent, trustee or fiduciary of another person;

(ii)
it has decided to enter into this Agreement based on its own review and consideration, after proper analysis of the benefits deriving from its entry into this Agreement and, where it has deemed necessary, with the expertise of specialised consultants (e.g. legal, financial, technical experts) which it has selected or agreed to. It does not rely on any written or oral communication from the Finance Parties as regards its decision to conclude this Agreement;

(iii)
it is capable of understanding, either directly or with the assistance of the foregoing consultants, and it understands and accepts the contents and effects of all the Clauses of this Agreement and the related rights and obligations, as well as their implications and legal effects;

(iv)
it has negotiated each Clause of this Agreement with the other parties, "negotiation" meaning the exchange of wording proposals until the reaching of a final agreement, as well as the acceptance without reservations of one Party's proposals by the other Parties, and this Agreement represents and reflects in their entirety its will (Romanian: voinţa sa); and

(v)
with a view to article 1175 of the Romanian Civil Code, this Agreement does not constitute an adhesion agreement (Romanian: contract de adeziune), being the result of the negotiation between the Parties and representing the full agreement of the Parties.

(c)
Each Romanian Obligor, in full awareness of the contents and nature of the transaction contemplated by this Agreement, hereby assumes the risk of change of the circumstances under which this Agreement is entered into, in accordance with article 1271 paragraph 3 letter (c) of the Romanian Civil Code, and hereby waives the right to raise defenses based on hardship (Romanian: impreviziune), force majeure (Romanian: forţă majoră) or unforeseeable event (Romanian: caz fortuit).

(d)
In addition to Clauses 20.4 (Waiver of Defences) and 20.8 (Deferral of Guarantors’ Rights) above, each Obligor incorporated in Romania expressly waives for the benefit of the Finance Parties the benefit of discussion and the benefit of division (Romanian: beneficiul de discuţiune and beneficiul de diviziune) as such terms are reflected by articles 2294 and 2298 of the Romanian Civil Code, to the maximum extent permitted by Romanian legislation. Each Romanian Obligor hereby explicitly waives any right to terminate the guarantees and indemnities provided in this Agreement (including, without limitation, under Clause 20 (Guarantee and Indemnity) in accordance with Article 2316 of the Romanian Civil Code for the entire duration of this Agreement.

(e)
For the purpose of articles 1202 - 1203 of the Romanian Civil Code, the clauses of this Agreement and the other Finance Documents have been discussed and negotiated and each Obligor incorporated in Romania expressly agrees with all the provisions in this

Agreement on limitation of liability, unilateral termination, suspension of the performance of obligations, loss of right or term, limitation of right to challenge, limitation of contractual freedom, silent renewal, governing law and choice of jurisdiction, including, but not limited to, Clauses 2 (The Facility), 3 (Purpose), 4 (Conditions of Utilisations), 5 (Utilisation), 7 (Ancillary Facilities), 10 (Prepayment and Cancellation), 11 (Interest), 12 (Interest Periods), 13 (Changes to the Calculation of Interest), 15 (Tax Gross-Up and Indemnities), 16 (Increased Costs), 17 (Other Indemnities), 18 (Mitigation by the Lenders), 20 (Guarantee and Indemnity), 21 (Representations), 22 (Information Undertakings), 23 (Financial Covenants), 24 (General Undertakings), 25 (Events of Default), 26 (Changes to the Lenders), 27 (Changes to the Obligors), 28 (Role of the Agent and the Arranger), 32 (Payment Mechanics), 33 (Set-Off), 35 (Calculations and Certificates), 36 (Partial Invalidity), 37 (Remedies and Waivers), 38 (Amendments and Waivers), 39 (Confidential Information), 40 (Confidentiality of Funding Rates), 43 (Governing Law) and 44 (Enforcement) of this Agreement.

20.14	Keepwell

(a)
Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Obligor to honour all of its obligations under:

(i)	any hedging agreement; and

(ii)	Clause 20 (Guarantee and Indemnity) in respect of each other Obligor’s obligations under any hedging agreement, provided, however, that each Qualified ECP Guarantor shall only be liable under this Clause 20.14 for the maximum amount of such liability that can hereby be incurred without rendering its obligations under this Clause 20.14, or otherwise under Clause 20 (Guarantee and Indemnity), voidable under applicable law, and not for any greater amount.

(b)
The obligations of each Qualified ECP Guarantor under this Clause 20.14 shall remain in full force and effect until each Obligor’s obligations under any hedging agreement and under Clause 20.14 (Guarantee and Indemnity) in respect of each other Obligor’s obligations under any hedging agreement are fully discharged in accordance with the terms of the Finance Documents.

(c)
Each Qualified ECP Guarantor intends that this Clause 20.14 constitutes, and this Clause 20.14 shall be deemed to constitute, a “keepwell, support or other agreement” for the benefit of each other Obligor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 8
Representations, Undertakings and Events of Default

21.	Representations
Except for the representation and warranties in Clauses 21.15 (Insolvency), 21.12 (Financial Statements), 21.20 (Group Structure Chart) and 21.21 (Guarantor Coverage) which is made by the Company only, each Obligor makes the representations and warranties set out in this Clause 21 to each Finance Party on the date of this Agreement.

21.1	Status

(a)
It is a corporation or limited liability corporation, duly incorporated or organised, as applicable, and validly existing under the law of its jurisdiction of incorporation or organisation, as applicable.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

21.2	Binding Obligations
Subject to the Legal Reservations and the Perfection Requirements:

(a)	the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)
(without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

21.3	Non‑Conflict with Other Obligations
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)
any agreement or instrument binding upon it or any of its assets, or constitute a default or termination event (howsoever described) under any such instrument or agreement, in each case to the extent to which it would have a Material Adverse Effect.

21.4	Power and Authority

(a)
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

21.5	Validity and Admissibility in Evidence

(a)	Subject to the Legal Reservations and the Perfection Requirements, all Authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(ii)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions, have been obtained or effected and are in full force and effect other than any Authorisation referred to in Clause 21.8 (No filing or stamp taxes).

(b)
All Authorisations required to enable it and each of its Subsidiaries to carry on its business, trade and ordinary activities have been obtained or effected and are in full force and effect where failure to do so would have a Material Adverse Effect.

21.6	Governing Law and Enforcement
Subject to the Legal Reservations and the Perfection Requirements:

(a)	the choice of English law as the governing law of each Finance Document to which it is a party will be recognised and enforced in its Relevant Jurisdictions.

(b)	any judgment obtained in England in relation to a Finance Document expressed to be governed by English law will be recognised and enforced in its Relevant Jurisdictions.

21.7	Deduction of Tax
It is not required to make any Tax Deduction (as defined in Clause 15.1 (Definitions)) from any payment it may make under any Finance Document to a Lender which is:

(a)	a Qualifying Lender:

(i)	falling within paragraph (i)(A) of the definition of “Qualifying Lender”; or

(ii)	except where a Direction has been given under section 931 of the ITA in relation to the payment concerned, falling within paragraph (i)(B) of the definition of “Qualifying Lender”; or

(iii)	falling within paragraph (ii) of the definition of “Qualifying Lender” or;

(b)
a Treaty Lender and the payment is a one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488).

21.8	No Filing or Stamp Taxes
Subject to the Legal Reservations and the Perfection Requirements, under the law of its Relevant Jurisdictions it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except for:

(a)
registration of particulars of the Transaction Security Documents at the Companies Registration Office in England and Wales in accordance with Part 25 (Company Charges) of the Act or any regulations relating to the registration of charges made under, or applying the provisions of, the Act and payment of associated fees, which registrations, filings, taxes and fees will be made and paid promptly after the date of the relevant Finance Document; and

(b)
filing of UCC-1 financing statements in all applicable jurisdictions, which filings will be made promptly after the date hereof (or, in the case of the accession of a US Obligor hereto, the date of such accession).

21.9	Compliance with Tax laws

(a)
It has (and each of its Subsidiaries has) complied with Tax laws in all jurisdictions in which it is subject to Tax and has paid all Taxes due and payable by it and no claims are being asserted against it in respect of Taxes except in relation to Tax liabilities arising in the ordinary course of business, in relation to Tax liabilities which if not paid would not have a Material Adverse Effect or claims contested in good faith and in respect of which adequate provision has been made and disclosed in the latest financial statement or other information delivered to the Agent under this Agreement.

(b)	It is resident for Tax purposes only in the jurisdiction of its incorporation.

21.10	No Default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which might have a Material Adverse Effect.

21.11	No Misleading Information

(a)
Any factual information provided by any member of the Group for the purposes of the Base Case Model was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections contained in the Base Case Model have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	The Base Case Model has been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements.

(d)	The Information Package provided to the Finance Parties was true, complete and accurate in all material respects as at date it was provided and is not misleading in any respect.

21.12	Financial Statements

(a)	Its Original Financial Statements were prepared in accordance with Accounting Principles consistently applied.

(b)
Its Original Financial Statements fairly present its financial condition as at the end of the relevant financial year and its results of operations during the relevant financial year (consolidated in the case of the Company).

(c)	There has been no material adverse change in the business or consolidated financial condition of the Group since 31 December, 2016.

21.13	Pari Passu Ranking
Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21.14	No Proceedings
No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material

Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened in writing against it or any of its Subsidiaries.

21.15	Insolvency
No:

(a)	corporate action, legal proceeding or other procedure or step, in each case described in paragraph (a) of Clause 25.7 (Insolvency proceedings); or

(b)	creditors’ process described in Clause 25.8 (Creditors’ process), has been taken or, to the knowledge of the Company, threatened in relation to a member of the Group, and none of the circumstances described in Clause 25.6 (Insolvency) applies to a member of the Group.

21.16	Security and Financial Indebtedness

(a)	No Security or Quasi-Security exists over all or any of the present or future assets of it or any of its Subsidiaries other than as permitted by this Agreement.

(b)	Neither it nor any of its Subsidiaries has any Financial Indebtedness outstanding other than as permitted by this Agreement.

21.17	Legal and beneficial ownership
Subject to any Permitted Security, it is the sole legal and beneficial owner of the respective assets over which it purports to grant Transaction Security.

21.18	Intellectual Property Rights
It and each of its Subsidiaries:

(a)
owns or has licensed to it all Intellectual Property Rights which are material in the context of its (or such Subsidiaries’) business and which are required by it (or such Subsidiary) in order for it to carry on its business in all material respects as it is being or is proposed to be conducted and, so far as it is aware, it does not and will not (nor do or will any of its Subsidiaries) in carrying on its business, infringe any Intellectual Property Rights of any third party to such an extent as might have a Material Adverse Effect; and

(b)
has taken all actions (including payment of fees) required to maintain in full force and effect all registered Intellectual Property Rights owned by it which are material in the context of its (or such Subsidiaries’) business and which are required by it (or such Subsidiary) in order for it to carry on its business in all material respects as it is currently being conducted, except in respect of Intellectual Property Rights acquired after the date of this Agreement where such acquired Intellectual Property Rights are not yet legally assigned to or rights are not yet otherwise vested in favour of the relevant member of the Group.

21.19	Anti-corruption law
It and each of its Subsidiaries has conducted businesses in compliance with applicable anti‑corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

21.20	Group Structure Chart
The Group Structure Chart delivered to the Agent pursuant to Part 1 of Schedule 2 (Conditions precedent) is true, complete and accurate in all material respects and shows each member of the Group, including current name and its jurisdiction of incorporation.

21.21	Guarantor Coverage
The Group is in compliance with the Guarantor Coverage Test.

21.22	Sanctions
Neither it nor any of its Subsidiaries, nor any directors, officers, employees, agent or affiliate of it or any of its Subsidiaries:

(a)	is a Restricted Party or is engaging in or has engaged in any transaction or conduct that could result in it becoming a Restricted Party;

(b)	is or ever has been subject to any claim, proceeding, formal notice or investigation with respect to Sanctions;

(c)
is engaging or has engaged in any transaction that evades or avoids, or has the purpose of evading or avoiding, or breaches or attempts to breach, directly or indirectly, any Sanctions applicable to it; or

(d)	has engaged or is engaging, directly or indirectly, in any trade, business or other activities with or for the benefit of any Restricted Party.

21.23	Pensions

(a)
Neither it nor any of its Subsidiaries is or has at any time been an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993).

(b)	Neither it nor any of its Subsidiaries is or has at any time been “connected” with or an “associate” (as those terms are used in Sections 38 and 43 of the Pensions Act 2004) of such an employer.

21.24	Accounting Reference Date
Its Accounting Reference Date is 30 June.

21.25	Shares

(a)	The shares of any member of the Group which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights.

(b)
Subject to the Agreed Security Principles, the constitutional documents of each member of the Group whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security.

21.26	Good Title to Assets
It has good, valid and marketable title to or valid leases or licenses of, all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

21.27	Ranking
Subject to the Legal Reservations, Perfection Requirements and any Existing Security, Transaction Security has or will have first ranking priority and is not subject to any prior ranking or pari passu ranking Security.

21.28	Centre of Main Interest and establishments
For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its Original Jurisdiction.

21.29	Repetition
The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing:

(a)	on the date of each Utilisation Request and the first day of each Interest Period;

(b)	on the date of each Incremental Facility/Existing Facility Increase Notice;

(c)	on each Establishment Date; and

(d)	in the case of an Additional Obligor, on the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor.

22.	Information Undertakings
The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Financial Statements

(a)	The Company shall supply to the Agent in sufficient copies for all the Lenders:

(i)	as soon as the same become available, but in any event within 180 days after the end of each of its financial years its audited consolidated financial statements for that financial year;

(ii)	as soon as the same become available, but in any event within 180 days after the end of each half of each of its financial years its consolidated financial statements for that financial half year; and

(iii)
as soon as they become available, but in any event within 90 days after the end of each financial quarter ending on or about 31 March or 30 September, its consolidated financial statements for that financial quarter

(b)
Prior to the occurrence of a Qualifying IPO, the Company shall supply to the Agent in sufficient copies for all the Lenders as soon as they become available, but in any event within 180 days after the end of each of its financial years, to the extent available, the audited financial statements of each Obligor for that financial year.

22.2	Compliance Certificate

(a)
The Company shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a)(i) and (ii) of Clause 22.1 (Financial Statements), a Compliance Certificate setting out (in reasonable detail):

(i)	computations as to compliance (or otherwise) with Clause 23 (Financial covenants); and

(ii)	confirmation of the applicable Margin,
in each case, as at the date as at which those financial statements were drawn up.

(b)
Each Compliance Certificate delivered with financial statements delivered pursuant to paragraph (a) of Clause 22.1 (Financial Statements) shall include confirmation as to compliance (or otherwise) with paragraph (a) of Clause 24.15 (Guarantors).

(c)
Each Compliance Certificate shall be signed by a director of the Company (with financial responsibilities) and, if required to be delivered with the financial statements delivered pursuant to paragraph (a)(i) of Clause 22.1 (Financial Statements), shall be reported on by the Company’s auditors in the form agreed by the Company’s auditors, provided that if the Company’s auditors have a policy of not providing such reports then no such report shall be required and, if the Company’s auditors as a matter of practice require the Finance Parties to sign an engagement letter with them, the Finance Parties have entered into such engagement letter with the Company’s auditors.

22.3	Requirements as to Financial Statements

(a)
Each set of financial statements delivered by the Company pursuant to paragraphs (a) and (b) of Clause 22.1 (Financial Statements) shall be certified by a director of the Company as fairly presenting its financial condition as at the date as at which those financial statements were drawn up.

(b)
The Company shall procure that each set of financial statements delivered pursuant to paragraphs (a) and (b) of Clause 22.1 (Financial Statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii)
sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 23 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Obligors’ Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

22.4	Budget
Prior to the occurrence of a Qualifying IPO:

(a)
the Company shall supply to the Agent in sufficient copies for all the Lenders, as soon as the same become available but in any event within 30 days of the start of each of its financial years, an annual Budget for that financial year.

(b)	the Company shall ensure that each Budget:

(i)	includes a projected consolidated profit and loss, balance sheet and cashflow statement for the Group; and

(ii)	has been approved by the board of directors of the Company.

22.5	Information: Miscellaneous
The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by the Company to:

(i)	prior to the occurrence of a Qualifying IPO, its shareholders (or any class of them) or its creditors generally; or

(ii)	following the occurrence of a Qualifying IPO, its creditors generally, in each case at the same time as they are dispatched;

(b)
as soon as reasonably practicable after becoming aware of them, the details of any litigation, arbitration or administrative proceeding which are current against any member of the Group, and which has or, if adversely determined, is reasonably likely to have a Material Adverse Effect;

(c)	promptly, such further information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Document; and

(d)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.

22.6	Notification of Default

(a)
The Company shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) as soon as reasonably practicable after becoming aware of its occurrence (unless the Company is aware that a notification has already been provided by another Obligor).

(b)
Promptly upon a request by the Agent (acting on the instructions of the Majority Lenders), the Company shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

22.7	Use of Websites

(a)
The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.
If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender)

in paper form. In any event, the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall as soon as reasonably practicable after becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)
Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within 15 Business Days.

22.8	Presentations
Prior to the occurrence of a Qualifying IPO, once in every financial year of the Company, if requested to do so by the Agent, the chief financial officer of the Company must give a presentation to the Finance Parties, on reasonable notice and at reasonable time, about the on‑going business and financial performance of the Group.

22.9	Alternative Reporting
Notwithstanding any other term of the Finance Documents (including this Clause 22 but without prejudice to the Company’s obligations under Clause 22.2 (Compliance Certificate)), following the occurrence of a Qualifying IPO, delivery to the Agent of accounts and/or financial statements for any period which comply with the terms of any applicable listing authority and/or stock exchange shall satisfy all requirements of Clauses 22.1 (Financial Statements) and 22.3 (Requirements as to Financial Statements) (including as regards the timing, form of and requirements in relation to financial statements and any accompanying information, statements and management commentary) in relation to the same period such that no further documents, statements or information shall be required to be delivered pursuant to Clause 22.1 (Financial Statements) in relation to that period.

22.10	Listing requirement disclosure
No disclosure of information deliverable to any Finance Party pursuant to this Clause 22 shall be required if as a result of such disclosure a member of the Group would be obliged to make an announcement to the relevant listing authorities and/or stock exchange which it would not otherwise have been required to make or if such disclosure would contravene any applicable laws or regulations or stock exchange requirements.

22.11	“Know Your Customer” Checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor (or a Holding Company of an Obligor) after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent, Security Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender), the Security Agent or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, the Security Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent or the Security Agent (in each case for itself) in order for the Agent or the Security Agent (as the case may be) to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)
The Company shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 27 (Changes to the Obligors).

(d)
Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

23.	Financial Covenants

23.1	Financial Definitions
For the purposes of this Agreement:
“Adjusted EBITDA” means in relation to a Relevant Period, Consolidated EBITDA for that Relevant Period adjusted by:

(a)
including the operating profit before interest, tax, depreciation, and amortisation and impairment charges (calculated on the same basis as Consolidated EBITDA) of a member of the Group (or attributable to a business, undertaking or collection of assets) acquired during the Relevant Period for that part of the Relevant Period prior to its becoming a member of the Group or (as the case may be) prior to the acquisition of the business or assets; and

(b)
excluding the operating profit before interest, tax, depreciation, and amortisation and impairment charges (calculated on the same basis as Consolidated EBITDA) attributable to any member of the Group (or to any business, undertaking or collection of assets) disposed of during the Relevant Period for that part of the Relevant Period.

“Borrowings” means at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of members of the Group for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptances under any acceptance credit or bill discount facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument (excluding, in each case, Trade Instruments);

(d)	any Finance Lease;

(e)
receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis (other than customary recourse for non-recourse receivables financings) and meet any requirements for de-recognition under the Accounting Principles);

(f)
any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution (excluding, in each case, Trade Instruments) in respect of an underlying liability of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition;

(g)
any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under the Accounting Principles;

(h)
any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question; or (ii) the agreement is in respect of the supply of assets or services and payment is overdue by more than 120 days after the due date of payment;

(i)	any amount raised under any other transaction (including any forward sale or purchase agreement, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(j)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i)(j) in this definition, but excluding:

(k)	any derivative transaction entered into in connection with the protection against or benefit from fluctuation in any rate or price, except to the extent due and payable;

(l)	the amount of any liability in respect of pension obligations of the Group;

(m)	Borrowings owed by one member of the Group to another member of the Group; and

(n)	any Subordinated Debt.
“Consolidated EBITDA” means in respect of any Relevant Period, EBIT for that Relevant Period after adding back any amount attributable to the amortisation or depreciation charged to the consolidated operating profits of the Group for such period (including, for the avoidance of doubt, those relating to Borrowings).
“Current Assets” means the aggregate (on a consolidated basis) of all inventory, work in progress, trade and other receivables of the Group including prepayments in relation to operating items and sundry debtors expected to be realised within twelve months from the date of computation but excluding amounts in respect of:

(a)	receivables in relation to Tax;

(b)	Exceptional Items and other non-operating items;

(c)	insurance claims; and

(d)	any interest owing to the Group.
“Current Liabilities” means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals and provisions) of the Group falling due within twelve months from the date of computation but excluding amounts in respect of:

(a)	liabilities for Borrowings and Finance Charges;

(b)	liabilities for Tax;

(c)	Exceptional Items and other non-operating items;

(d)	insurance claims;

(e)	liabilities in relation to dividends declared but not paid by the Company or by a member of the Group in favour of a person which is not a member of the Group; and

(f)	amounts owed to any seller under or in connection with any Permitted Acquisition.
“EBIT” means in respect of any Relevant Period, the consolidated operating profit of the Group before taxation:

(a)	before deducting any Finance Charges;

(b)	not including any accrued interest receivable or received by any member of the Group;

(c)	before taking into account any extraordinary items and any Exceptional Items (or any provision or release of any provision therefor);

(d)	after deducting the amount of any profit (or adding back the amount of any loss) of any member of the Group which is attributable to minority interests;

(e)
plus or minus the Group’s share of the profits or losses (after finance costs and tax) of Non-Group Entities (after deducting the amount of any profit of any Non-Group Entity to the extent that the amount of the profit included in the financial statements of the Group exceeds the amount actually received in cash by the Group through distributions by the Non-Group Entity);

(f)	before taking into account any unrealised gains or losses on any derivative instrument (other than any derivative instrument which is accounted for on a hedge accounting basis);

(g)
before taking into account any gain arising from an upward revaluation of any other asset during such period but after adding back any amount relating to the impairment or negative revaluation of any asset during such period;

(h)	before taking into account any realised and unrealised exchange gains and losses;

(i)	before taking into account any Pension Items;

(j)	excluding the charge to profit represented by the expensing of stock options or employee incentive programmes;

(k)	excluding any amount of deferred consideration incurred by a member of the Group;

(l)
after adding back any fees, costs amortisation or charges of a non-recurring nature relating to an equity offering (including any Qualifying IPO), investments, acquisitions or Financial Indebtedness permitted under the Finance Documents (whether or not successful and including in relation to the Facilities);

(m)
after adding back any loss against or deducting any gain over book value incurred by the Group on a disposal of any asset (other than the sale of trading stock or the sale of any Cash Equivalent Investments held by the Group in the ordinary course of business) during such period and after adding back any business interruption loss incurred which is covered by insurance;

(n)
after adding back that part of the total purchase price and acquisition related costs (including subsequent adjustments to purchase price) in relation to any Permitted Acquisition and any acquisition prior to the date of this Agreement to the extent (consistent with accounting practices applied by the Company at the date of this Agreement) charged or amortised in that period to, or against, the consolidated profit and loss account of the Group; and

(o)
after adding back (to the extent consistent with accounting practices applied by the Company at the date of this Agreement) that part of any acquired intangible charged or amortised in that period to, or against, the consolidated profit and loss account of the Group, in each case, without double counting and to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation.
“Exceptional Items” means any material items of an unusual or non-recurring nature which represent gains or losses including those arising on:

(a)	the restructuring of the activities of an entity and reversals of any provisions of the cost of restructuring;

(b)	disposals, revaluations or impairment of non-current assets; and

(c)	disposals of assets associated with discontinued operations.
“Finance Charges” means for any Relevant Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of Borrowings whether paid or payable by any member of the Group (calculated on a consolidated basis and excluding any such obligations to any other member of the Group) in respect of that Relevant Period:

(a)
excluding any upfront one-off or non-recurring fees or costs (including any arrangement fees, underwriting fees, amendment fees, repayment and prepayment premia, ticking fee and all fees, costs, expenses, stamp, registration and other similar Taxes incurred in connection a Permitted Acquisition and the refinancing of any indebtedness of the target group acquired) and any amortisation of such fees or costs;

(b)	taking no account of any unrealised gains or losses on any financial instruments other than any derivative instruments which are account for on a hedge accounting basis;

(c)
plus consideration given by the Group during that period, and relating to that period whether by way of discount or otherwise in connection with any acceptance credit, bill discounting, debt factoring or other like arrangement included in Borrowings;

(d)	excluding capitalised interest costs on any Subordinated Debt;

(e)	including the interest (but not the capital) element of payments in respect of Finance Leases;

(f)
(if not already taken into account) deducting the net amount receivable or adding the net amount payable by the member of the Group in relation to that Relevant Period under any hedging agreement of any kind; and

(g)	excluding any interest cost or expected return on plan assets in relation to any post-employment benefit schemes;

(h)	if a Joint Venture is accounted for on a proportionate consolidation basis, after adding the Group’s share of the finance costs or interest receivable on the Joint Venture;

(i)	together with the amount of any cash dividends or distributions declared payable by any member of the Group to a person which is not a member of the Group in respect of that Relevant Period, and so that no amount shall be added (or deducted) more than once.
“Finance Lease” means any lease, hire agreement, credit sale agreement, hire purchase agreement, conditional sale agreement or instalment sale and purchase agreement which would, in accordance with Accounting Principles, be treated as a balance sheet liability (other than a lease or hire purchase contract which wold in accordance with Accounting Principles in force prior to 1 January 2019, have been treated as an operating lease).
“Net Finance Charges” means for any Relevant Period, the Finance Charges for that Relevant Period after deducting any interest payable in that Relevant Period to any member of the Group on any Cash or Cash Equivalent Investment.
“Non-Group Entity” means any investment or entity (which is not itself a member of the Group (including associates and joint ventures)) in which any member of the Group has an ownership interest.

“Pension Items” means any income or charge attributable to a post-employment benefit scheme other than the current service costs attributable to the scheme.
“Relevant Period” means:

(a)	prior to the occurrence of a Qualifying IPO, each period of twelve months ending on or about a Quarter Date; and

(b)	on and from the occurrence of a Qualifying IPO, each period of twelve months ending on or about a Half Year Date.
“Subordinated Debt” means any subordinated debt or any other amounts owed by a member of a Group which are subordinated to any amounts payable under the Facility Agreement on terms satisfactory to the Agent (acting reasonably).
“Test Date” means:

(a)	prior to the occurrence of a Qualifying IPO, the last day of each financial quarter ending on or about a Quarter Date; and

(b)	on and from the occurrence of a Qualifying IPO, the last day of each financial half year ending on or about a Half Year Date.
“Total Debt” means at any time, the aggregate principal, capital or nominal amount of all outstanding obligations of members of the Group for or in respect of Borrowings at that time but:

(a)	excluding any such obligations to any other member of the Group to the extent that such indebtedness is permitted by this Agreement;

(b)	including, in the case of Finance Leases only, their capitalised value, and so that no amount shall be included or excluded more than once.
“Total Net Debt” means at any time, Total Debt less the aggregate amount at that time of Cash and Cash Equivalent Investments held by members of the Group.
“Trade Instrument” means any performance bonds, advance payment bonds or documentary letters of credit issued in respect of liabilities of any member of the Group arising in the ordinary course of business of that member of the Group.

23.2	Financial covenants
The undertakings in this Clause 23.2 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
The Company shall ensure that:

(a)	Net Leverage Ratio: Total Net Debt as at any Test Date shall not be more than 2.5x Adjusted EBITDA for the Relevant Period ending on or about such Test Date;

(b)	Interest Cover: Adjusted EBITDA for each Relevant Period ending on or about a Test Date shall not be less than 4.0x Net Finance Charges for such Relevant Period.

23.3	Financial testing
The financial covenants set out in Clause 23.2 (Financial covenants) shall be calculated in accordance with the Accounting Principles and tested by reference to each of the financial statements delivered pursuant to Clause 22.1(a) and, prior to the occurrence of a Qualifying

IPO, Clause 22.1(b) (Financial Statements) and/or each Compliance Certificate delivered pursuant to Clause 22.2 (Compliance Certificate) for the Relevant Period.

23.4	Equity cure
The Company shall be permitted to remedy non-compliance with the financial covenants referred to in Clause 23.2 (Financial covenants) if, prior to the date which is 10 Business Days after the date of delivery of the relevant Compliance Certificate relating to the Relevant Period (the “10 BD Period”), the Company receives cash proceeds of any share issue or Subordinated Debt (each an “Equity Cure Injection”) in an amount of not less than the amount required to ensure that the financial covenants in Clause 23.2 (Financial covenants) would be complied with if tested again as at the last day of the same Relevant Period on the following basis:

(a)
for the purposes of the Net Leverage Ratio, the full amount of any Equity Cure Injections so provided shall be included for the Relevant Period as if provided on the last date of such Relevant Period and Total Net Debt will be deemed reduced by the amount of the Equity Cure Injections; and

(b)
for the purposes of the Interest Cover Ratio, the full amount of any Equity Cure Injection so provided shall be included for the Relevant Period as if provided on the first day of such Relevant Period and Borrowings (as used in the calculation of “Finance Charges” for the purposes of the Interest Cover Ratio) shall be deemed reduced by the amount of the Equity Cure Injections, provided that:

(i)
the Company shall not be entitled to exercise any rights it may have to cure breaches of financial covenants on more than two occasions and Equity Cure Injections may not be made in consecutive financial quarters;

(ii)	any Equity Cure Injections so provided and any adjustments made under paragraphs (a) and/or (b) above shall be included in all relevant covenant calculations being:

(A)
in the case of the Net Leverage Ratio, the calculation in respect of the Relevant Period for which such Equity Cure Injection is made and any subsequent Relevant Period ending prior to the date on which the Equity Cure Injection is made; and

(B)
in the case of the Interest Cover Ratio, the calculation in respect of the Relevant Period and each subsequent Relevant Period ending on or about the next 3 consecutive Test Dates (in respect of that part of each subsequent Relevant Period which falls prior to the date on which the Equity Cure Injection is actually made;

(iii)
the Company provides a revised Compliance Certificate to the Agent setting out the revised financial covenants for the Relevant Period by giving effect to the adjustments in paragraphs (i) and/or (ii) above; and

(iv)	the proceeds of each Equity Cure Injection are applied within the 10 BD Period in prepayment of the Facilities.
If an Equity Cure Injection is made and the conditions set out in paragraphs (i), (iii) and (iv) are satisfied, the financial covenants to which such Equity Cure Injection relates shall be deemed cured and no breach shall be deemed to have occurred of Clause 23.2 (Financial covenants).

24.	General Undertakings
Subject to 24.28 (Post IPO Covenants), the undertakings in Clause 24.1 (Authorisations) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

24.1	Authorisations
Subject to the Legal Reservations and Perfection Requirements, each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required under any law or regulation of each Relevant Jurisdiction to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in each Relevant Jurisdiction of any Finance Document.

24.2	Compliance with Laws
Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

24.3	Negative Pledge
In this Clause 24.3, “Quasi‑Security” means an arrangement or transaction described in paragraph (b) below.

(a)	Subject to paragraph (c) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	Subject to paragraph (c) below, no Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re‑acquired by an Obligor or any other member of the Group;

(ii)
sell, transfer or otherwise dispose of any of its receivables on recourse terms (other than customary recourse for non‑recourse receivables financings or to the extent that the transaction results in the relevant receivables being derecognised from the consolidated balance sheet of the Company);

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set‑off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi‑Security, listed below:

(i)	the Transaction Security and any Security or Quasi‑Security listed in Schedule 9 (Existing Security);

(ii)	any netting or set‑off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances (including to the extent necessary to facilitate operation of such bank accounts on a cash-pooled net balance basis) or in the ordinary course of business between a member of the Group and its respective suppliers or customers;

(iii)
any payment or close out netting or set‑off arrangement pursuant to any Treasury Transaction or foreign exchange transaction entered into by a member of the Group which constitutes Permitted Financial Indebtedness, excluding, in each case, any Security or Quasi‑Security under a credit support arrangement in relation to a hedging transaction;

(iv)	any lien arising by operation of law and in the ordinary course of business;

(v)	Security in connection with any Finance Lease or any sale and leaseback transaction in each case as otherwise permitted under this Agreement;

(vi)
Security over cash paid into an escrow account by any third party or any member of the Group pursuant to any customary deposit or retention of purchase price arrangements entered into pursuant to any disposal or acquisition made by a member of the Group and which is permitted pursuant to Clause 24.4 (Disposals) or 24.17 (Acquisitions);

(vii)	any Security or Quasi‑Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(A)	the Security or Quasi‑Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(B)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and

(C)	the Security or Quasi‑Security is removed or discharged within 6 months of the date of acquisition of such asset;

(viii)
any Security or Quasi‑Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi‑Security is created prior to the date on which that company becomes a member of the Group, if:

(A)	the Security or Quasi‑Security was not created in contemplation of the acquisition of that company;

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(C)	the Security or Quasi‑Security is removed or discharged within 6 months of that company becoming a member of the Group;

(ix)	any Security or Quasi‑Security entered into pursuant to any Finance Document;

(x)
any Security or Quasi‑Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(xi)	any Security or Quasi‑Security arising as a consequence of any Finance Lease permitted under the terms of this Agreement;

(xii)	Security over rental deposits placed by a member of the Group with a lessor pursuant to real estate leases entered into in the ordinary course of business and on the lessors standard terms;

(xiii)	any Security which is a Permitted Transaction;

(xiv)	any Quasi‑Security arising as a result of a disposal which is a Permitted Disposal; or

(xv)
any Security or Quasi‑Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security or Quasi‑Security given by any member of the Group other than any permitted under paragraphs (i) to (xiv) above) does not exceed £1,000,000 (or its equivalent in another currency or currencies).

24.4	Disposals

(a)
Subject to paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any Permitted Disposal or Permitted Transaction.

24.5	Merger

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal permitted pursuant to Clause 24.4 (Disposals), any Permitted Reorganisation and any Permitted Transaction.

24.6	Change of Business
The Company shall procure that no substantial change is made to the general nature of the business of the Group taken as a whole from that carried on at the date of this Agreement.

24.7	Further Assurance

(a)
Each Obligor shall (and the Company shall procure that each other member of the Group will), subject to the Agreed Security Principles, promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)
to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law; and/or

(ii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)
Each Obligor shall (and the Company shall procure that each other member of the Group will), subject to the Agreed Security Principles, take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

24.8	Insurances

(a)
The Company will, and will ensure that each of its Subsidiaries will, effect and thereafter maintain at its own expense (whether under any Group policy or otherwise), with reputable independent insurance companies or underwriters, such insurances in respect of its material assets and business of an insurable nature which:

(i)
provide cover against risks which are normally insured against by other companies of comparable size, in the relevant jurisdiction owning, possessing or leasing similar assets and carrying on similar businesses; and

(ii)	are at levels usual for a business of its size and nature as may be reasonably available in the insurance market.

(b)
No member of the Group shall be required to maintain any key‑man life insurance or to ensure that any insurance arrangements include any loss payee endorsements or arrangements in favour of the Finance Parties.

24.9	Access
If an Event of Default is continuing, each Obligor shall (and the Company shall ensure that each member of the Group will) permit the Agent, the Security Agent and any person (being an accountant, auditor, solicitor, valuer or other professional adviser of the Agent or the Security Agent) authorised by the Agent or the Security Agent to have, at all reasonable times during normal business hours, and on reasonable notice, access to the officers, property, premises and accounting books and records of that member of the Group.

24.10	Environmental compliance
Each Obligor shall (and the Company shall ensure that each member of the Group will):

(a)	comply with all Environmental Law;

(b)	obtain, maintain, file (where applicable) and ensure compliance with all requisite Environmental Permits; and

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law, in each case to the extent that failure to do so would have a Material Adverse Effect.

24.11	Intellectual property
Each Obligor shall (and the Company shall ensure that each member of the Group will):

(a)	preserve and maintain the subsistence and validity of the Intellectual Property Rights necessary for the business of the Group taken as a whole;

(b)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property Rights;

(c)
make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property Rights in full force and effect and record its interest in those Intellectual Property Rights;

(d)
not use or permit the Intellectual Property Rights to be used in a way or take any step or omit to take any step in respect of those Intellectual Property Rights which may materially and adversely affect the existence or value of the Intellectual Property Rights or imperil the right of any member of the Group to use such property; and

(e)	not discontinue the use of the Intellectual Property Rights, where failure to do so (in the case of paragraphs (a), (b) and (c)) or use, omission or discontinuation (in case of paragraphs (d) and (e)) would have Material Adverse Effect.

24.12	Centre of Main Interest
Each Obligor shall maintain its centre of main interests in its jurisdiction of incorporation for the purposes of the Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast).

24.13	Anti-corruption law

(a)	Each Obligor shall (and the Company shall ensure that each member of the Group will):

(i)	conduct its businesses in compliance with applicable anti-corruption laws; and

(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws.

(b)
No Obligor shall (and the Company shall ensure that no member of the Group will) directly or indirectly use the proceeds of the Facility for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

24.14	Pari passu ranking
Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

24.15	Guarantors

(a)	Subject to paragraphs (b) and (c) below, the Company shall ensure that at all times the Group is in compliance with the Guarantor Coverage Test.

(b)
The Company need only perform its obligations under paragraph (a) above if it is not unlawful for the relevant person to become a Guarantor and that person becoming a Guarantor would not result in personal liability for that person's directors or other management. Each Obligor must use, and must procure that the relevant person uses, all reasonable endeavours lawfully available to avoid any such unlawfulness or personal liability. This includes agreeing to a limit on the amount guaranteed. The Agent may (but shall not be obliged to) agree to such a limit if, in its opinion, to do so would avoid the relevant unlawfulness or personal liability. All guarantees will be granted subject to and in accordance with the Agreed Security Principles.

(c)
If the Company, in order to comply with the Guarantor Coverage Test, notifies the Agent that it intends to accede a Subsidiary as an Additional Guarantor which has been acquired in relation to a Permitted Acquisition, there shall be no breach of paragraph (a) above, provided that:

(i)	in the case of any proposed Additional Guarantor which has been acquired in relation to a Permitted Acquisition and is incorporated in a jurisdiction of incorporation of an existing Guarantor, it accedes that Additional Guarantor within 30 days; and

(ii)
in the case of any proposed Additional Guarantor which has been acquired in relation to a Permitted Acquisition and is not incorporated in a jurisdiction of incorporation of an existing Guarantor, it accedes that Additional Guarantor within 60 days, in each case of delivery to the Agent of the determinative accounts referred to in the definition of “Guarantor Coverage Test”.

24.16	Financial indebtedness

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) incur or permit to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to any Financial Indebtedness which is Permitted Financial Indebtedness or a Permitted Transaction.

24.17	Acquisitions

(a)
Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) acquire, subscribe for or invest in any business of, or shares or securities of, any company.

(b)
Paragraph (a) above does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is a Permitted Acquisition.

24.18	Joint Ventures

(a)
Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture or transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

(b)
Paragraph (a) above does not apply to any acquisition of (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to or guarantee given in respect of the obligations of a Joint Venture if such transaction is a Permitted Acquisition, Permitted Disposal, a Permitted Loan, a Permitted Transaction or a Permitted Joint Venture.

24.19	Loans

(a)
Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) make any loans or grant any credit for Financial Indebtedness to or for the benefit of any person.

(b)	Paragraph (a) above does not apply to a Permitted Loan or a Permitted Transaction.

24.20	Sanctions
No member of the Group may:

(a)	use, lend, contribute or otherwise make available any part of the proceeds of any Utilisation or other transaction contemplated by this Agreement directly or indirectly:

(i)	for the purpose of financing any trade, business or other activities involving, or for the benefit of, any Restricted Party; or

(ii)	in any other manner that would reasonably be expected to result in any person being in breach of any Sanctions or becoming a Restricted Party;

(b)	engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or breaches or attempts to breach, directly or indirectly, any Sanctions applicable to it; or

(c)
fund all or part of any payment in connection with a Finance Document out of proceeds derived from business or transactions with a Restricted Party, or from any action which is in breach of any Sanctions.

Each member of the Group must ensure that appropriate controls and safeguards are in place designed to prevent any action being taken that would be contrary to paragraph (a) above.

24.21	No guarantees or indemnities

(a)
Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

(b)	Paragraph (a) above does not apply to a guarantee which is a Permitted Guarantee or a Permitted Transaction.

24.22	People with Significant Control regime
Each Obligor shall (and the Company shall ensure that each other member of the Group will):

(a)
within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any company incorporated in the United Kingdom whose shares are the subject of the Transaction Security; and

(b)	as soon as reasonably practicable, provide the Security Agent with a copy of that notice.

24.23	Dividends and share redemption

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)
declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of any of the shareholders of the Company; or

(iv)	redeem, repurchase, decease, retire or repay any of its share capital or resolve to do so.

(b)
Paragraph (a) above does not apply to a Permitted Distribution or a Permitted Transaction or any payment falling within sub-paragraph (iii) where such payment is made following the occurrence of a Qualifying IPO on an arm’s length basis.

24.24	Share Capital
No Obligor shall (and the Company shall ensure that no other member of the Group will) issue any shares except pursuant to:

(a)	a Permitted Share Issue; or

(b)	a Permitted Transaction.

24.25	Treasury Transactions
No Obligor shall (and the Company will procure that no other member of the Group will) enter into any Treasury Transaction, other than a Permitted Treasury Transaction.

24.26	Preservation of assets
Each Obligor shall (and the Company shall ensure that each other member of the Group will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary in the conduct of its business.

24.27	Conditions Subsequent
The Company shall, within 10 Business Days of the date of this Agreement, provide evidence of registration of the Romanian Shareholder Resolution with the Romanian Commercial Registry in view of publication with the Romanian Official Gazette.

24.28	Post IPO Covenants

(a)	Notwithstanding anything to the contrary in this Agreement or any other Finance Document following the occurrence of a Qualifying IPO, the following Clauses cease to be effective and shall not apply:

(i)	Clause 24.9 (Access);

(ii)	Clause 24.10 (Environmental Compliance); and

(iii)	Clause 24.19 (Loans).

25.	Events of Default
Each of the events or circumstances set out in Clause 25 is an Event of Default (save for Clause 25.16 (Acceleration)).

25.1	Non‑Payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within 3 Business Days of its due date.

25.2	Financial Covenants
Any requirement of Clause 23 (Financial Covenants) is not complied with and the non-compliance (if capable of being cured) is not cured pursuant to the provisions of Clause 22.4 (Equity Cure).

25.3	Other Obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 25.1 (Non‑Payment) and Clause 25.2 (Financial Covenants)).

(b)
No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days, of the earlier of (A) the Agent giving notice to the Company and (B) the Company becoming aware of the failure to comply.

25.4	Misrepresentation

(a)
Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)
No Event of Default will occur under paragraph (a) above if the circumstances giving rise to that misrepresentation, if capable of remedy, are remedied within 15 Business Days of the earlier of (i) the Company becoming aware of such misrepresentation and (ii) the giving of notice by the Agent in respect of such misrepresentation.

25.5	Cross Default

(a)	Any Financial Indebtedness of any Material Company is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Material Company is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Material Company is cancelled or suspended by a creditor of such Material Company as a result of an event of default (however described).

(d)
Any creditor of any Material Company becomes entitled to declare any Financial Indebtedness of such Material Company due and payable prior to its specified maturity as a result of an event of default (however described).

(e)
No Event of Default will occur under this Clause 25.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than £3,000,000 (or its equivalent in any other currency or currencies).

25.6	Insolvency

(a)	A Material Company:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	suspends making payments on any of its debts; or

(iii)
by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	A moratorium is declared in respect of any indebtedness of any member of the Group.

25.7	Insolvency Proceedings
Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)
the suspension of payments, a moratorium of any indebtedness, winding‑up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Material Company;

(b)	a composition, compromise, assignment or arrangement with any creditor of any Material Company;

(c)
the appointment of a liquidator (other than in respect of a solvent liquidation of a Material Company which is not an Obligor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Material Company or any of its assets; or

(d)	enforcement of any Security over any assets of any Material Company, or any analogous procedure or step is taken in any jurisdiction.
This Clause 25.7 shall not apply to any Permitted Reorganisation or to any winding‑up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 21 days of commencement.

25.8	Creditors’ Process
Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group having an aggregate value of £3,000,000 and is not discharged within 30 days.

25.9	Ownership of the Obligors
An Obligor (other than the Company) is not or ceases to be a Subsidiary of the Company.

25.10	Cessation of Business
The Group (taken as a whole) suspends, ceases or threatens to suspend or cease to carry on all or a substantial part of its business.

25.11	Audit qualification

(a)	The Company’s auditors qualify their report on the audited annual consolidated financial statements of the Company.

(b)	Paragraph (a) above does not apply to an “emphasis of matter” which could not reasonably be expected to be materially adverse to the interests of the Finance Parties under the Finance Documents.

25.12	Unlawfulness
Subject to the Legal Reservations and Perfection Requirements, either

(a)
it is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents and this unlawfulness adversely effects the interests of the Finance Parties under the Finance Documents in any material respect; or

(b)	any Transaction Security created by the Transaction Security Documents ceases to be effective.

25.13	Pensions
The Pensions Regulator issues a Financial Support Direction or a Contribution Notice to any Material Company where the aggregate liability of the Obligors under all outstanding Financial Support Directions and Contribution Notices has a Material Adverse Effect.
For the purposes of this Clause 25.13:
“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.
“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under Section 43 of the Pensions Act 2004.

25.14	Repudiation
An Obligor repudiates or rescinds a Finance Document or any of the Transaction Security or evidences an intention to repudiate or rescind a Finance Document or any of the Transaction Security.

25.15	Material Adverse Change
Prior to the occurrence of a Qualifying IPO, any event or circumstance occurs which has a Material Adverse Effect (but for this purpose, an event or series of events which is likely to affect the ability of the Group to perform its obligations in respect of the financial covenants set out in Clause 23 (Financial Covenants) shall not, for that reason alone, be a Material Adverse Effect).

25.16	Acceleration
On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)	cancel the Total Commitments and/or Ancillary Commitments whereupon they shall immediately be cancelled;

(b)
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(d)
declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable;

(e)
declare that all or any part of the amounts outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(f)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Transaction Security Documents.

Section 9
Changes to Parties

26.	Changes to the Lenders

26.1	Assignments and Transfers by the Lenders
Subject to this Clause 26, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,
to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

26.2
For the purposes of Romanian law (including Article 1.611 of the Romanian Civil Code) , each Obligor hereby agrees and confirms in respect of any transfer or assignment (howsoever effected) by an Existing Lender to a New Lender that:

(a)	such transfer or assignment will not prejudice or affect any Transaction Security created under Romanian law by that Obligor in favour of the Finance Parties; and

(b)	subject to completion of the steps referred to in this Clause 26, such Transaction Security shall extend to secure all rights transferred to that New Lender by the Existing Lender.

26.3	Company consent

(a)	The consent of the Company is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:

(i)	to another Lender or an Affiliate of any Lender; or

(ii)	made at a time when an Event of Default is continuing.

(b)
The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

26.4	Other conditions of assignment or transfer

(a)	An assignment will only be effective on:

(i)
receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it had been an Original Lender; and

(ii)
performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(b)	A transfer will only be effective if the procedure set out in Clause 26.7 (Procedure for Transfer) is complied with.

(c)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 15 (Tax Gross‑Up and Indemnities) or Clause 16 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(d)
Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

26.5	Assignment or Transfer Fee
The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £3,000.

26.6	Limitation of Responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document or the Transaction Security; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re‑transfer or re‑assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 26; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non‑performance by any Obligor of its obligations under the Finance Documents or otherwise.

26.7	Procedure for Transfer

(a)
Subject to the conditions set out in Clause 26.3 (Company consent) and Clause 26.4 (Other conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 26.11(Pro rata interest settlement), on the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)
the Agent, the Arranger, the Security Agent, the New Lender, the other Lenders and any relevant Ancillary Lender shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Security Agent, the Existing Lender and any relevant Ancillary Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

26.8	Procedure for Assignment

(a)	Subject to the conditions set out in Clause 26.3 (Company consent) and Clause 26.4 (Other conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)
The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 26.11(Pro rata interest settlement), on the Transfer Date:

(i)
the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)
the Existing Lender will be released from the obligations (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)
Lenders may utilise procedures other than those set out in this Clause 26.8 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor) or unless in accordance with Clause 26.7 (Procedure for Transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 26.3 (Company consent) and Clause 26.4 (Other conditions of assignment or transfer).

26.9	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement, an Increase Confirmation, a New Lender Certificate or an Incremental Facility/Existing Facility Increase Notice send to the Company a copy of that Transfer Certificate, Assignment Agreement, Increase Confirmation, New Lender Certificate or Incremental Facility/Existing Facility Increase Notice.

26.10	Security over Lenders’ Rights
In addition to the other rights provided to Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)
any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities.

except that no such charge, assignment or Security shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

26.11	Pro rata interest settlement

(a)
If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 26.7 (Procedure for transfer) or any assignment pursuant to Clause 26.8 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)
any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(B)
the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 26.11, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 26.11 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

(c)
An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 26.11 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

27. Changes to the Obligors

27.1	Assignments and Transfer by Obligors
No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

27.2	Additional Borrowers

(a)
Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 22.8 (“Know Your Customer” Checks), the Company may request that any of its Subsidiaries becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(i)
all the Lenders (in the case of a Subsidiary which is not incorporated in a jurisdiction of an existing Borrower) or the Majority Lenders (in the case of a Subsidiary which is incorporated in a jurisdiction of an existing Borrower) approve the addition of that Subsidiary;

(ii)	the Company delivers to the Agent a duly completed and executed Accession Letter;

(iii)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(iv)
the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)
The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent).

(c)
Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

27.3	Resignation of a Borrower

(a)	The Company may request that a Borrower ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents, whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

27.4	Additional Guarantors

(a)
Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 22.8 (“Know Your Customer” Checks), the Company may request that any of its Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)	the Company delivers to the Agent a duly completed and executed Accession Letter; and

(ii)
the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)
The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent).

(c)
Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

(d)
Unless otherwise agreed by the Agent (acting on the instructions of the Lenders), the Company shall procure that any other member of the Group which is a Material Company shall, as soon as possible after becoming a Material Company, become an Additional Guarantor and, subject to the Agreed Security Principles, grant Security as the Agent may require.

27.5	Repetition of Representations
Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

27.6	Resignation of a Guarantor

(a)	The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)
the Company has confirmed that immediately following the resignation the Guarantor Coverage Test (pro forma for such resignation (and if the resigning Guarantor is being disposed of, pro forma for such disposal) will continue to be satisfied; and

(iii)	all the Lenders have consented to the Company’s request,
whereupon that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents.

27.7	Release of Security on disposal

(a)	In this Clause 27.7, “Release Disposal” means a disposal of an asset of a member of the Group which is permitted in accordance with the terms of this Agreement.

(b)
If a disposal of an asset is a Release Disposal, the Security Agent shall, at the request of the Company and is irrevocably authorised (at the cost of the Company and without any consent, sanction, authority or further confirmation from any Finance Party or Obligor:

(i)	to release the Transaction Security or any other claim (relating to a Finance Document) over that asset;

(ii)
where the assets consist of shares in the capital of a member of the Group, to release the Transaction Security or any other claim (relating to a Finance Document) over that member of the Group’s property; and

(iii)
to execute and deliver or enter into any release of the Transaction Security or any claim described in paragraphs (i) and (ii) above and issue any certificates of non-crystallisation of any floating charge or any consent to dealing that may, be considered necessary or desirable.

(c)
Each release of Transaction Security or any claim described in paragraph (a) above shall become effective only on the making of the relevant Release Disposal and in the case of any Release Disposal made pursuant to paragraph (b) of the definition of Permitted Disposal, equivalent Security over the asset concerned will be granted by the Acquiring Company immediately following such release.

Section 10
The Finance Parties

28.	Role of the Agent, the Arranger and Others

28.1	Appointment of the Agent

(a)	Each of the Arranger and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)
Each of the Arranger and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

28.2	Instructions

(a)	The Agent shall:

(i)
unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)
The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)
Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(d)
The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)
The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This Clause 28.2(f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction

Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

28.3	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)
Without prejudice to Clause 26.9 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company), paragraph (b) above shall not apply to any Transfer Certificate, to any Assignment Agreement or any Increase Confirmation.

(d)	The Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)
If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)
If the Agent is aware of the non‑payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arranger or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

28.4	Role of the Arranger
Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

28.5	No Fiduciary Duties

(a)	Nothing in any Finance Document constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Arranger or any Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

28.6	Business with the Group
The Agent, the Arranger and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

28.7	Rights and Discretions

(a)	The Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 25.1 (Non‑Payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)
Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e)
The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents.

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)
Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

(j)
The Agent shall be entitled to deal with money paid to it by any person for the purposes of this Agreement in the same manner as other money paid to a banker by its customers except that it shall not be liable to account to any person for any interest or other amounts in respect of the money.

28.8	Responsibility for Documentation
None of the Agent, the Arranger or any Ancillary Lender is responsible or liable for:

(a)
the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor, any Ancillary Lender or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(c)
any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

28.9	No duty to monitor
The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

28.10	Exclusion of Liability

(a)
Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent or any Ancillary Lender), neither the Agent nor any Ancillary Lender will be liable (including without limitation, for negligence or any other category of liability whatsoever) for:

(i)
any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(ii)
exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security, other than by reason of its gross negligence or wilful misconduct; or

(iii)
without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (but not including any claim based on the fraud of the Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)
No Party (other than the Agent or any Ancillary Lender) may take any proceedings against any officer, employee or agent of the Agent or any Ancillary Lender in respect of any claim it might have against the Agent or an Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Security and any officer, employee or agent of the Agent or any Ancillary Lender may rely on this Clause subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

(c)
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender, on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

(e)
Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

28.11	Lenders’ Indemnity to the Agent

(a)
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 32.10 (Disruption to payment systems etc.), notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Company shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.

(d)
This indemnity given by each Lender under or in connection with this Agreement is a continuing obligation, independent of the Lenders' other obligations under or in connection with that or any other document and survives after that document is terminated. It is not necessary for a person to pay any amount or incur any expense before enforcing an indemnity under or in connection with this Agreement or any other document.

28.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Company.

(b)	Alternatively the Agent may resign by giving 30 days’ notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)
If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in the United Kingdom).

(d)
If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 28.12 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.

(e)
The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Company shall, within three Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)
Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (d) above) but shall remain entitled to the benefit of Clause 17.3 (Indemnity to the Agent) and this Clause 28 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)
After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

(i)
The Agent shall resign in accordance with paragraph (b) above if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)
the Agent fails to respond to a request under Clause 15.8 (FATCA information) and the Company or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)
the information supplied by the Agent pursuant to Clause 15.8 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Agent, requires it to resign.

28.13	Confidentiality

(a)
In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

28.14	Replacement of the Agent

(a)
After consultation with the Company, the Majority Lenders may, by giving 30 days' notice to the Agent replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom).

(b)
The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)
The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 17.3 (Indemnity to the Agent) and this Clause 28.14 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

28.15	Relationship with the Lenders

(a)
Subject to Clause 26.11 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day.
unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)
Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 34.5 (Electronic Communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 34.2 (Addresses) and paragraph (a)(i) of Clause 34.5 (Electronic Communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

28.16	Credit Appraisal by the Lenders and Ancillary Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and Ancillary Lender confirms to the Agent, the Arranger and the Ancillary Lenders that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group or the Transaction Security;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)
whether that Lender or Ancillary Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)
the adequacy, accuracy or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)
the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

28.17	Deduction from Amounts Payable by the Agent
If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.18	Reliance and engagement letters
Each Finance Party and Secured Party confirms that each of the Arranger and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arranger or Agent) the terms of any reliance letter or engagement letters relating to any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters

28.19	Regulatory Position
The Agent is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority. Nothing in this Agreement shall require the Agent to carry on an activity of the kind specified by any provision of Part II (other than article 5 (accepting deposits)) of the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001 or to lend money to any Borrower in its capacity as Agent.

28.20	Role of Reference Bank

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

(b)
No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)
No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 28.20 subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

28.21	Third party Reference Banks
A Reference Bank which is not a Party may rely on Clause 28.20 (Role of Reference Banks), paragraph (a) of Clause 38.3 (Other exceptions) and Clause 40 (Confidentiality of Funding Rates and Reference Bank Quotations) subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

29.	The Security Agent

29.1	Security Agent as Trustee

(a)	The Security Agent declares that it holds the Transaction Security on trust for the Secured Parties on the terms contained in this Agreement.

(b)
Each of the Finance Parties authorises the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

29.2	Parallel Debt (Covenant to Pay the Security Agent)

(a)
Notwithstanding any other provision of this Agreement, each Obligor hereby irrevocably and unconditionally undertakes to pay to the Security Agent, as creditor in its own right and not as representative of the other Secured Parties, sums equal to and in the currency of each amount payable by each Obligor to each of the Secured Parties under each of the Finance Documents as and when that amount falls due for payment under the relevant Finance Document or would have fallen due but for any discharge resulting from failure of another Secured Party to take appropriate steps, in insolvency proceedings affecting that Obligor, to preserve its entitlement to be paid that amount.

(b)
The Security Agent shall have its own independent right to demand payment of the amounts payable by each Obligor under this Clause 29.2 irrespective of any discharge of that Obligor’s obligation to pay those amounts to the other Secured Parties resulting from failure by them to take appropriate steps, in insolvency proceedings affecting that Obligor, to preserve their entitlement to be paid those amounts.

(c)
Any amount due and payable by an Obligor to the Security Agent under this Clause 29.2 shall be decreased to the extent that the other Secured Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Finance Documents and any amount due and payable by an Obligor to the other Secured Parties under those provisions shall be decreased to the extent that the Security Agent has received (and is able to retain) payment in full of the corresponding amount under this Clause 29.2.

29.3	Enforcement through Security Agent only
The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under the Transaction Security Documents except through the Security Agent.

29.4	Instructions

(a)	The Security Agent shall:

(i)
subject to paragraphs (d) and (e) below exercise or refrain from exercising any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Majority Lenders;

(ii)
not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with sub-paragraph (i) above (or if the relevant Finance Document stipulates the matter is a decision for any Lender or group of Lenders in accordance with instructions given to it by that Lender or group of Lenders).

(b)
The Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Agent (or, if the relevant Finance Document stipulates the matter is a decision for any Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Agent may refrain from acting unless and until it receives those instructions or that clarification that it has requested.

(c)
Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary intention appears in the relevant Finance Document, any instructions given to the Security Agent by the Agent shall override any conflicting instructions given by any other Parties and will be binding on all Secured Parties.

(d)	Paragraph (a) above shall not apply:

(i)	where a contrary indication appears in this Agreement;

(ii)	where a Finance Document requires the Security Agent to act in a specified manner or to take a specified action;

(iii)
in respect of any provision which protects the Security Agent’s own position in its personal capacity as opposed to its role of Security Agent for the Secured Parties including without limitation, Clauses 29.7 (No duty to account) to Clause 29.12 (Exclusion of Liability), Clause 29.15 (Confidentiality) to Clause 29.21 (Custodians and nominees) and Clause 29.24 (Acceptance of title) to Clause 29.28 (Disapplication of Trustee Acts); or

(iv)	in respect of the exercise of the Security Agent’s discretion to exercise a right, power or authority under any of:

(A)	Clause 29.29 (Order of Application); and

(B)	Clause 29.32 (Permitted Deductions).

(e)
If giving effect to instructions given by the Majority Lenders would (in the Security Agent’s opinion) have an effect equivalent to a decision that would otherwise require all the Lenders’ consent pursuant to Clause 38 (Amendments and Waivers), the Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Security Agent) whose consent would have been required in respect of that amendment.

(f)	In exercising any discretion to exercise a right, power or authority under the Finance Documents where either:

(i)	it has not received any instructions as to the exercise of that discretion; or

(ii)	the exercise of that discretion is subject to paragraph (d)(iv) above, the Security Agent shall do so having regard to the interests of all the Secured Parties.

(g)
The Security Agent may refrain from acting in accordance with any instructions of any Finance Party or group of Finance Parties until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.

(h)
Without prejudice to the provisions of the remainder of this Clause 29.4, in the absence of instructions, the Security Agent may act (or refrain from acting) as it considers in its discretion to be appropriate.

29.5	Duties of the Security Agent

(a)	The Security Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	The Security Agent shall promptly:

(i)	forward to the Agent a copy of any document received by the Security Agent from any Obligor under any Finance Document; and

(ii)	forward to a Party the original or a copy of any document which is delivered to the Security Agent for that Party by any other Party.

(c)	The Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Security Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Agent.

(e)	The Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

29.6	No Fiduciary Duties to Obligors
Nothing in any Finance Document constitutes the Security Agent as an agent, trustee or fiduciary of any Obligor.

29.7	No Duty to Account
The Security Agent shall not be bound to account to any other Secured Party for any sum or the profit element of any sum received by it for its own account.

29.8	Business with the Group
The Security Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

29.9	Rights and Discretions

(a)	The Security Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Agent, Majority Lenders, any Finance Party or any group of Finance Parties are duly given in accordance with the terms of the Finance Documents;

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(C)	if it receives any instructions to act in relation to the Transaction Security, that all applicable conditions under the Finance Documents for so acting have been satisfied; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)
The Security Agent shall be entitled to carry out all dealings with the Lenders through the Agent and may give to the Agent any notice or other communication required to be given by the Security Agent to the Lenders.

(c)	The Security Agent may assume (unless it has received notice to the contrary in its capacity as Security Agent for the Secured Parties) that:

(i)	no Default has occurred;

(ii)	any right, power, authority or discretion vested in any Party or any group of Finance Parties has not been exercised; and

(iii)	any notice made by the Company is made on behalf of and with the consent and knowledge of all the Obligors.

(d)	The Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(e)
Without prejudice to the generality of paragraph (d) above or paragraph (f) below, the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Security Agent (and so separate from any lawyers instructed by any other Finance Party) if the Security Agent in its reasonable opinion deems this to be desirable.

(f)
The Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(g)	The Security Agent, any Receiver and any Delegate may act in relation to the Finance Documents and the Transaction Security through its officers, employees and agents and shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person, unless such error or such loss was directly caused by the Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct.

(h)
Unless a Finance Document expressly specifies otherwise, the Security Agent may disclose to any other Party any information it reasonably believes it has received as security trustee under this Agreement.

(i)
Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)
Notwithstanding any provision of any Finance Document to the contrary, the Security Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

29.10	Responsibility for Documentation
None of the Security Agent, any Receiver nor any Delegate is responsible or liable for:

(a)
the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security Agent, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(c)
any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation to insider dealing or otherwise.

29.11	No Duty to Monitor
The Security Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

29.12	Exclusion of Liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Security Agent, any

Receiver or Delegate), none of the Security Agent, any Receiver nor any Delegate will be liable for:

(i)
any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security unless directly caused by its gross negligence or wilful misconduct;

(ii)
exercising or not exercising any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security;

(iii)	any shortfall which arises on the enforcement or realisation of the Transaction Security; or

(iv)	without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs, losses, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)
No Party (other than the Security Agent, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Security and any officer, employee or agent of the Security Agent, a Receiver or a Delegate may rely on this Clause subject to Clause 1.5 (Third Party Rights) and the provisions of the Third Parties Act.

(c)	Nothing in this Agreement shall oblige the Security Agent to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any other Finance Party, on behalf of any other Finance Party and each other Finance Party confirms to the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Security Agent.

(d)	Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Security Agent, any Receiver or Delegate, any liability of the Security

Agent, any Receiver or Delegate arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Security Agent, Receiver or Delegate (as the case may be) or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Security Agent, Receiver or Delegate (as the case may be) at any time which increase the amount of that loss. In no event shall the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Security Agent, Receiver or Delegate (as the case may be) has been advised of the possibility of such loss or damages.

29.13	Lenders’ Indemnity to the Security Agent

(a)
Each Lender shall (in the proportion to its share of the Total Commitments (or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their being reduced to zero)), indemnify the Security Agent and every Receiver and every Delegate, within three Business Days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct) in acting as Security Agent, Receiver or Delegate under, or exercising any authority conferred under, the Finance Documents (unless the relevant Security Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Company shall immediately on demand reimburse any Lender for any payment that Lender makes to the Security Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Security Agent to an Obligor.

(d)
Each indemnity given by a Lender under or in connection with a Finance Document is a continuing obligation, independent of the Lender's other obligations under or in connection with that or any other Finance Document and survives after that Finance Document is terminated. It is not necessary for a Finance Party to pay any amount or incur any expense before enforcing an indemnity under or in connection with a Finance Document.

29.14	Resignation of the Security Agent

(a)	The Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Company.

(b)
Alternatively the Security Agent may resign by giving 30 days’ notice to the other Finance Parties and the Company, in which case the Majority Lenders (following consultation with the Company) may appoint a successor Security Agent.

(c)
If the Majority Lenders have not appointed a successor Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Security Agent (after consultation with the Agent) may appoint a successor Security Agent.

(d)
The retiring Security Agent shall make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents. The Company shall, within three Business Days of demand, reimburse the retiring Security Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(e)	The Security Agent’s resignation notice shall only take effect upon:

(i)	the appointment of a successor; and

(ii)	the transfer of all the Transaction Security to that successor.

(f)
Upon the appointment of a successor, the retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of Clause 29.26 (Winding Up of Trust) and paragraph (d) above) but shall remain entitled to the benefit of this Clause 29 and Clause 17.4 (Indemnity to the Security Agent) (and any Security Agent fees for the account of the retiring Security Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

(g)
The Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Security Agent shall resign in accordance with paragraph (b) above.

29.15	Confidentiality

(a)
In acting as trustee for the Secured Parties, the Security Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any other of its divisions or departments.

(b)
If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

(c)
Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

29.16	Information from the Finance Parties
Each other Finance Party shall supply the Security Agent with any information that the Security Agent may reasonably specify as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent.

29.17	Credit Appraisal by the Secured Parties and Ancillary Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Secured Party and Ancillary Lender confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)
whether that Secured Party or Ancillary Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)
the adequacy, accuracy or completeness of any information provided by the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)
the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

29.18	Reliance and Engagement Letters
The Security Agent may obtain and rely on any certificate or report from any Obligor’s auditor and may enter into any reliance letter or engagement letter relating to that certificate or report on such terms as it may consider appropriate (including, without limitation, restrictions on the auditor’s liability and the extent to which that certificate or report may be relied on or disclosed).

29.19	No Responsibility to Perfect Transaction Security
The Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;

(c)
register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;

(d)
take, or to require any Obligor to take, any step to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation; or

(e)	require any further assurance in relation to any Transaction Security Document.

29.20	Insurance by Security Agent

(a)	The Security Agent shall not be obliged:

(i)	to insure any of the Charged Property;

(ii)	to require any other person to maintain any insurance; or

(iii)	to verify any obligation to arrange or maintain insurance contained in any Finance Document.

and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(b)
Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Majority Lenders request it to do so in writing and the Security Agent fails to do so within fourteen days after receipt of that request.

29.21	Custodians and Nominees
The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

29.22	Delegation by the Security Agent

(a)
Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)
That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties.

(c)
No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.

29.23	Additional Security Agents

(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:

(i)	if it considers that appointment to be in the interests of the Secured Parties; or

(ii)	for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or

(iii)	for obtaining or enforcing any judgment in any jurisdiction, and the Security Agent shall give prior notice to the Company and the Secured Parties of that appointment.

(b)
Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(c)
The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

29.24	Acceptance of Title
The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Obligor may have to any of the Charged Property and shall not be liable for, or bound to require any Obligor to remedy, any defect in its right or title.

29.25	Releases
Upon a disposal of any of the Charged Property pursuant to the enforcement of the Transaction Security by a Receiver or the Security Agent, the Security Agent is irrevocably authorised (at the cost of the Obligors and without any consent, sanction, authority or further confirmation from any other Secured Party) to release, without recourse or warranty, that property from the Transaction Security and to execute any release of the Transaction Security or other claim over that asset and to issue any certificates of non-crystallisation of floating charges that may be required or desirable.

29.26	Winding Up of Trust
If the Security Agent, with the approval of the Agent, determines that:

(a)	all of the Secured Obligations and all other obligations secured by the Transaction Security Documents have been fully and finally discharged; and

(b)	no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents, then:

(i)
the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Transaction Security Documents; and

(ii)
any Security Agent which has resigned pursuant to Clause 29.14 (Resignation of the Security Agent) shall release, without recourse or warranty, all of its rights under each Transaction Security Document.

29.27	Powers Supplemental to Trustee Acts
The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.

29.28	Disapplication of Trustee Acts
Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

29.29	Order of Application
All amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Documents , under Clause 29.2 (Parallel Debt (Covenant to pay the Security Agent)), or in connection with the realisation or enforcement of all or any part of the

Transaction Security shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law, in the following order of priority:

(a)	in discharging any sums owing to the Security Agent (in its capacity as such) (other than pursuant to Clause 29.2 (Parallel debt (Covenant to Pay the Security Agent)), any Receiver or any Delegate;

(b)
in payment of all costs and expenses incurred by the Agent, the Security Agent or any Lender in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement;

(c)
in payment or distribution to the Agent, on its behalf and on behalf of the other Secured Parties, for application towards the discharge of all sums due and payable by any Obligor under any of the Finance Documents in accordance with Clause 32.5 (Partial Payments);

(d)
if none of the Obligors is under any further actual or contingent liability under any Finance Document, in payment or distribution to any person to whom the Security Agent is obliged to pay or distribute in priority to any Obligor; and

(e)	the balance, if any, in payment or distribution to the relevant Obligor.

29.30	Investment of Proceeds
Prior to the application of the proceeds of the Transaction Security in accordance with Clause 29.29 (Order of Application) the Security Agent may, at its discretion, hold all or part of those proceeds in one or more interest bearing suspense or impersonal accounts in the name of the Security Agent with any financial institution (including itself) and for so long as the Security Agent thinks fit (the interest being credited to the relevant account) pending the application from time to time of those monies at the Security Agent’s discretion in accordance with the provisions of Clause 29.29 (Order of Application).

29.31	Currency Conversion

(a)
For the purpose of, or pending the discharge of, any of the Secured Obligations the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at the spot rate at which the Security Agent is able to purchase the currency in which the Secured Obligations are due with the amount received.

(b)	The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

29.32	Permitted Deductions
The Security Agent shall be entitled (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any law or regulation to make from any distribution or payment made by it under this Agreement, and to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties or exercising its rights, powers, authorities and discretions, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

29.33	Good Discharge

(a)
Any distribution or payment to be made in respect of the Secured Obligations by the Security Agent may be made to the Agent on behalf of the Lenders and any distribution or payment made in that way shall be a good discharge, to the extent of that payment or distribution, by the Security Agent.

(b)	The Security Agent is under no obligation to make payment to the Agent in the same currency as that in which any Unpaid Sum is denominated.

29.34	Amounts Received by Obligors
If any of the Obligors receives or recovers any amount which, under the terms of any of the Finance Documents, should have been paid to the Security Agent, that Obligor will hold the amount received or recovered on trust for the Security Agent and promptly pay that amount to the Security Agent for application in accordance with the terms of this Agreement.

29.35	Application and Consideration
In consideration for the covenants given to the Security Agent by each Obligor in relation to Clause 29.2 (Parallel Debt (Covenant to Pay the Security Agent)), the Security Agent agrees with each Obligor to apply all moneys from time to time paid by such Obligor to the Security Agent in accordance with the foregoing provisions of this Clause 29.

30.	Conduct of Business by the Finance Parties
No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

31.	Sharing among the Finance Parties

31.1	Payments to Finance Parties
If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 32 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 32 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the

Recovering Finance Party as its share of any payment to be made, in accordance with Clause 32.5 (Partial Payments).

31.2	Redistribution of Payments
The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 32.5 (Partial Payments) towards the obligations of that Obligor to the Sharing Finance Parties.

31.3	Recovering Finance Party’s Rights
On a distribution by the Agent under Clause 31.2 (Redistribution of Payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

31.4	Reversal of Redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

31.5	Exceptions

(a)
This Clause 31 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

31.6	Ancillary Lenders

(a)
This Clause 31.6 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to the Agent exercising any of its rights under Clause 25.16 (Acceleration).

(b)
Following the exercise by the Agent of any of its rights under Clause 25.16 (Acceleration), this Clause 31.6 shall apply to all receipts or recoveries by Ancillary Lenders except to the extent that the receipt or recovery represents a reduction of the

Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Net Outstandings.

Section 11
Administration

32.	Payment Mechanics

32.1	Payments to the Agent

(a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, excluding a payment under the terms of an Ancillary Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)
Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

32.2	Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 32.3 (Distributions to an Obligor) and Clause 32.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

32.3	Distributions to an Obligor
The Agent may (with the consent of the Obligor or in accordance with Clause 33 (Set‑Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

32.4	Clawback and pre-funding

(a)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)	If the Agent has notified the Lenders that it is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Agent shall notify the Company of that Lender’s identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii)
the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

32.5	Partial Payments

(a)
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent or the Security Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under the Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under the Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

32.6	No Set‑Off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set‑off or counterclaim.

32.7	Business Days

(a)
Any payment under any Finance Document which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

32.8	Currency of Account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

32.9	Change of Currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

32.10	Disruption to payment systems etc.
If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)
the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)
the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)
any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 38 (Amendments and Waivers);

(e)
the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 32.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

33.	Set‑Off

(a)
Following the occurrence of an Event of Default which is continuing, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set‑off.

(b)
Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

34.	Notices

34.1	Communications in Writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

34.2	Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below;

(b)	in the case of each Lender, Ancillary Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent or the Security Agent, that identified with its name below, or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

34.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;
and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or the Security Agent’s signature below (or any substitute department or officer as the Agent or the Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(e)
Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

34.4	Notification of Address and Fax Number
Promptly upon changing its address or fax number, the Agent shall notify the other Parties.

34.5	Electronic Communication

(a)
Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)
Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)
Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or the Security Agent shall specify for this purpose.

(d)
Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 34.5.

34.6	English Language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

35.	Calculations and Certificates

35.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

35.2	Certificates and Determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

35.3	Day Count Convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

36.	Partial Invalidity
If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

37.	Remedies and Waivers
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

38.	Amendments and Waivers

38.1	Required Consents

(a)
Subject to Clause 38.2 (All Lender matters) and Clause 38.3 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 38.

38.2	All Lender matters
An amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	a change in currency of payment of any amount under the Finance Documents;

(e)	an increase in any Commitment, an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(f)	a change to the Borrowers or Guarantors other than in accordance with Clause 27 (Changes to the Obligors);

(g)	any provision which expressly requires the consent of all the Lenders;

(h)
Clause 2.4 (Finance Parties’ rights and obligations), Clause 10.1 (Illegality), Clause 26 (Changes to the Lenders), Clause 31 (Sharing among the Finance Parties), this Clause 38, Clause 42 (Governing law) or Clause 44.1 (Jurisdiction);

(i)	the nature or scope of:

(i)	the guarantee and indemnity granted under Clause 20 (Guarantee and Indemnity);

(ii)	the Charged Property; or

(iii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed; or

(j)
the release of any guarantee and indemnity granted under Clause 20 (Guarantee and Indemnity) or of any Transaction Security (other than any release contemplated in Clause 27 (Changes to the Obligors)); or

(k)
Clause 21.22 (Sanctions), Clause 24.20 (Sanctions) and the definitions of “OFAC”, “Restricted Party”, “Sanctions”, “Sanctions Authority” and “Sanctions List”, and the construction of “Sanctions Authority”

shall not be made without the prior consent of all the Lenders.

38.3	Other exceptions

(a)
An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent or the Arranger or an Ancillary Lender or a Reference Bank (each in their capacity as such) may not be effected without the consent of the Agent, the Security Agent, the Arranger or that Ancillary Lender or that Reference Bank, as the case may be.

(b)
An amendment or waiver which relates to (i) the change of the Termination Date in respect of an Incremental Facility; or (ii) the definition of “Incremental Facility Supplemental Security”; or (iii) the second sub-paragraph of paragraph (g) of Clause 8.1 (Selection of Incremental Facility and/or Existing Facility Increase Lenders) shall not be made without the prior consent of all Lenders.

38.4	Replacement of Screen Rate
Subject to Clause 38.3 (Other exceptions), if any Screen Rate is not available for a currency which can be selected for a Loan, any amendment or waiver which relates to providing for another benchmark rate to apply in relation to that currency in place of that Screen Rate (or which relates to aligning any provision of a Finance Document to the use of that other benchmark rate) may be made with the consent of the Majority Lenders and the Obligors.

38.5	Time

(a)
At any time where there is more than one Lender, if any Lender fails to respond to a request for an amendment or waiver within 15 Business Days (unless the Company and the Agent agree to a longer time period in relation to any request) of that request being made:

(i)
its Commitment shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

39.	Confidential Information

39.1	Confidentiality
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 39.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

39.2	Disclosure of Confidential Information
Any Finance Party may disclose:

(a)
to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price‑sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent, and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub‑participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)
appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 28.14 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (ii) above;

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 26.10 (Security over Lenders’ rights);

(viii)	who is a Party; or

(ix)	with the consent of the Company,
in case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)
in relation to paragraphs (b)(i), (ii) and (iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price‑sensitive information;

(C)
in relation to paragraphs (b)(v), (vi) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price‑sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(c)
to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential

Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party.

39.3	Entire Agreement
This Clause 39 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement whether express or implied, regarding Confidential Information.

39.4	Inside Information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price‑sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

39.5	Notification of Disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)
of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 39.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 39.

39.6	Continuing Obligations
The obligations in this Clause 39 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

40.	Confidentiality of Funding Rates and Reference Bank Quotations

40.1	Confidentiality and Disclosure

(a)
The Agent and each Obligor agree to keep each Funding Rate and, in the case of the Agent, each Reference Bank Quotation, confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.

(b)	The Agent may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the relevant Borrower pursuant to Clause 11.5 (Notification of rates of interest); and

(ii)
any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.

(c)	The Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(i)
any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)
any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)
any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

(d)
The Agent's obligations in this Clause 40.1 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 11.5 (Notification of rates of interest) provided that (other than pursuant to paragraph (b)(i)

above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification

40.2	Related obligations

(a)
The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(i)
of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 40.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 40.

40.3	No Event of Default
No Event of Default will occur under Clause 25.3 (Other obligations) by reason only of an Obligor’s failure to comply with this Clause 40.

41.	Counterparts
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

Section 12
Governing Law and Enforcement

42.	Contractual recognition of bail-in
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and
a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

43.	Governing Law
This Agreement and any non‑contractual obligations arising out of or in connection with it are governed by English law.

44.	Enforcement

44.1	Jurisdiction

(a)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non‑contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)
Notwithstanding paragraph (a) above, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

44.2	Service of Process
Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints the Company as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
The Original Parties
Part 1
The Original Obligors

Name of Original Borrower	Registration number (or equivalent, if any)
Endava Limited	05722669
Endava (UK) Limited	03919935

Name of Original Guarantor	Registration number (or equivalent, if any)
Endava Limited	05722669
Endava (UK) Limited	03919935
Endava Romania SRL	9533457
Endava Inc.	5650269
Endava Holding B.V.	32048894

Part 2
The Original Lenders

Name of Original Lender	Commitment		Treaty Passport scheme reference number and jurisdiction of tax residence (if applicable)
HSBC Bank plc	(a)	£50,000,000; plus	N/A
	(b)	$12,100,000; plus
	(c)	€9,500,000

Schedule 2
Conditions Precedent
Part 1
Conditions Precedent to Initial Utilisation

1.	Original Obligors

(a)	A copy of the constitutional documents of each Original Obligor, including, in relation to any Dutch Obligor:

(i)	a certified extract from the trade register (Handelsregister) of the Dutch Chamber of Commerce (Kamer van Koophandel);

(ii)	the deed of incorporation (akte van oprichting);

(iii)	the articles of association (statuten);

(iv)	the shareholder’s register; and

(v)	any analogous constitutional document.

(b)
A copy of a resolution of the board of directors of each Original Obligor (other than Original Obligors incorporated in Romania, for which, a copy of the resolution of the general meeting of shareholders will be provided (the “Romanian Shareholder Resolution”)):

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)
In respect to any Dutch Obligor, if applicable, a request for advice and an unconditional positive advice of the relevant works council (ondernemingsraad), or otherwise confirmation that no works council is established or is required to be established.

(d)
If applicable, a copy of a resolution of the board of supervisory directors (raad van commissarissen) of each Dutch Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and approving the resolutions referred to under (b) above, or otherwise confirmation that no board of supervisory directors is established or is required to be established.

(e)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(f)
If required by the law of the jurisdiction of incorporation of an Original Guarantor, a copy of a resolution signed by all the holders of the issued shares in each Original Guarantor (other than the Company), approving the terms of, and the transactions contemplated by, the Finance Documents to which the Original Guarantor is a party.

(g)
A certificate of the Company (signed by a director) confirming that borrowing, guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Original Obligor to be exceeded.

(h)
A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(i)
For a Romanian Obligor, an original certificate of corporate good standing (Romanian: certificat constatator) issued by the relevant Romanian Commercial Registry no earlier than six Business Days prior to the execution of this Agreement.

(j)
For a Romanian Obligor, an original excerpt (Romanian: extras) (issued in accordance with Article 9(3) of the Romanian Law No. 359/2004) confirming that such Obligor is operational as of the date of such excerpt, excerpt issued by the relevant Romanian Commercial Registry no earlier than six Business Days prior to the execution of this Agreement.

(k)
For a Romanian Obligor, an original certificate indicating that no proceeding act has been published in the Bulletin for Insolvency Proceedings (Romanian: Buletinul Procedurilor de Insolvenţă) with respect to such Obligor, issued by the relevant Romanian Commercial Registry no earlier than six Business Days prior to the execution of this Agreement.

2.	Finance Documents

(a)	This Agreement duly executed by all original parties to it.

(b)	The Fee Letters duly executed by all parties.

(c)	At least two originals of the following security documents:

Name of security provider(s)	Security Document	Governing Law
Endava Limited Endava (UK) Ltd	Debenture	English law
Endava Limited Endava (UK) Ltd	Share Pledge overs shares in Endava Holding B.V.	Dutch law
Endava Holding B.V.	Omnibus Pledge (disclosed security over bank accounts and intragroup receivables, and undisclosed security over other receivables)	Dutch law
Endava Limited	Equity Pledge over interests in Endava, Inc.	NY law
Endava Inc.	Security Agreement	NY law
Endava Limited	Mortgage agreement over shares in Endava Romania SRL	Romanian law
Endava Romania SRL	Mortgage agreement over movable property	Romanian law

duly executed by each party.

(d)
A copy of all share certificates, transfers and stock transfer forms or equivalent duly executed by the relevant Obligor in blank in relation to the assets subject to or expressed to be subject to the Transaction Security and other documents of title to be provided under the Transaction Security Documents referred to in paragraph (c) above, including in respect of a Romanian Obligor, an up to date copy of the shareholders’ register of the Romanian Obligor reflecting the relevant security over the shares/social parts thereof.

(e)	A deed of release in respect of the existing security package granted to HSBC Bank PLC, in form and substance satisfactory to the Agent.

3.	Legal Opinions

(a)	A legal opinion of Simmons & Simmons LLP, legal advisers to the Arranger and the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)
If an Original Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Arranger and the Agent in the relevant jurisdiction, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

4.	Other Documents and Evidence

(a)	Evidence that any process agent referred to in Clause 44.2 (Service of Process), if not an Original Obligor, has accepted its appointment.

(b)
A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (and which it has notified the Company are to be provided accordingly at least 10 Business Days prior to the date of this Agreement) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)	The Original Financial Statements of each Original Obligor.

(d)	A copy of the Base Case Model.

(e)	A copy of the Group Structure Chart.

(f)	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 14 (Fees) and Clause 19 (Costs and Expenses) have been paid or will be paid by the first Utilisation Date.

(g)	Confirmation from the relevant Lender that the Romanian Ancillaries have been grandfathered under an Ancillary Facility.

(h)	An insurance broker’s letter addressed to the Agent from Ross Insurance Group in relation to the Group.

(i)	The performance by each Lender and Agent of all necessary "know your customer" or other similar checks in relation to the Original Obligors.

(j)	In respect of each company incorporated in the United Kingdom whose shares are the subject of the Transaction Security (a “Charged Company”), either:

(i)	a certificate of an authorised signatory of the Company certifying that:

(A)	each member of the Group has compiled within the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006 from that Charged Company; and

(B)	no “warning notice” or “ restrictions notice” (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of those shares, together with a copy of the “PSC register” (within the meaning of section 790C(10) of the Companies Act 2006) of that Charged Company, which, in the case of a Charged Company that is a member of the Group, is certified by an authorised signatory of the Company to be correct, complete and not amended or superseded as at a date no earlier that the date of this Agreement; or

(ii)	a certificate of an authorised signatory of the Company certifying that such Charged Company is not required to comply with Part 21A of the Companies Act 2006.

Part 2
Conditions Precedent Required to be
Delivered by an Additional Obligor

1.	An Accession Letter, duly executed by the Additional Obligor and the Company.

2.	A copy of the constitutional documents of the Additional Obligor, , including, in relation to any Dutch Obligor:

(a)	a certified extract from the trade register (Handelsregister) of the Dutch Chamber of Commerce (Kamer van Koophandel);

(a)	the deed of incorporation (akte van oprichting);

(b)	the articles of association (statuten);

(c)	the shareholder’s register; and

(d)	any analogous constitutional document.

3.	A copy of a resolution of the board of directors of the Additional Obligor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)
authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents.

4.
In respect to any Dutch Obligor, if applicable, a request for advice and an unconditional positive advice of the relevant works council (ondernemingsraad), or otherwise confirmation that no works council is established or is required to be established.

5.
If applicable, a copy of a resolution of the board of supervisory directors (raad van commissarissen) of each Dutch Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and approving the resolutions referred to under (b) above, or otherwise confirmation that no board of supervisory directors is established or is required to be established.

6.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

7.
For a Romanian Obligor, an original certificate of corporate good standing (Romanian: certificat constatator) issued by the relevant Romanian Commercial Registry no earlier than six Business Days prior to the execution of the Accession Letter.

8.
For a Romanian Obligor, an original excerpt (Romanian: extras) (issued in accordance with Article 9(3) of the Romanian Law No. 359/2004) confirming that such Obligor is operational as of the date of such excerpt, excerpt issued by the relevant Romanian Commercial Registry no earlier than six Business Days prior to the execution of the Accession Letter.

9.
For a Romanian Obligor, an original certificate indicating that no proceeding act has been published in the Bulletin for Insolvency Proceedings (Romanian: Buletinul Procedurilor de Insolvenţă) with respect to such Obligor, issued by the relevant Romanian Commercial Registry no earlier than six Business Days prior to the execution of the Accession Letter.

10.
If required by the law of the jurisdiction of incorporation of the Additional Obligor, a copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party and for an Additional Obligor incorporated in Romania, evidence of registration of such resolution with the Romanian Commercial Registry in view of publication with the Romanian Official Gazette.

11.
A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

12.
A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part 2 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

13.
A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (and which it has notified the Company are to be provided accordingly at least 10 Business Days prior to the date of the Accession Letter) in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

14.	If available, the latest audited financial statements of the Additional Obligor.

15.	A legal opinion of Simmons & Simmons, legal advisers to the Arranger and the Agent in England.

16.
If the Additional Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Arranger and the Agent in the jurisdiction in which the Additional Obligor is incorporated.

17.	Subject to the Agreed Security Principles, Transaction Security Documents which are required by the Agent to be executed by the proposed Additional Guarantor.

Schedule 3
Utilisation Request

From:	[Borrower]

To:	[Agent]

Dated:	[●]
Dear Sirs
[Company] – [●] Facility Agreement dated [●] (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Facility:	[●]

Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	[●]

Amount:	[●] or, if less, the Available Facility

Interest Period:	[●]

3.	We confirm that each condition specified in Clause 4.2 (Further Conditions Precedent) of the Agreement is satisfied on the date of this Utilisation Request.

4.	[This Loan is to be made in [whole]/[part] for the purpose of refinancing [identify maturing Loan]/[The proceeds of this Loan should be credited to [account]].

5.	This Utilisation Request is irrevocable.
Yours faithfully

authorised signatory for [name of relevant Borrower]	}

Schedule 4
Form of Transfer Certificate

To:	[●] as Agent

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:	[●]
[Company] – [●] Facility Agreement
dated [●] (the “Agreement”)

1.
We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 26.7 (Procedure for Transfer) of the Agreement:

(a)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with Clause 26.7 (Procedure for Transfer) of the Agreement, all of the Existing Lender’s rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment and participations in Loans under the Agreement as specified in the Schedule.

(b)	The proposed Transfer Date is [●].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 34.2 (Addresses) of the Agreement are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 26.6 (Limitation of Responsibility of Existing Lenders) of the Agreement.

4.	The New Lender confirms that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender][1]

5.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19

_______________________________

[1]	Delete as applicable - each New Lender is required to confirm which of these three categories it falls within.

of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][2]

6.
[The New Lender confirms (for the benefit of the Agent and without liability to any Obligor) that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [●]) and is tax resident in [●][3] and wishes such passport to apply in respect of this Agreement, so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and notifies that the Company notify and each Borrower that:

(a)
each Borrower which is a Party as a Borrower as at the Transfer Date must, to the extent that the New Lender becomes a Lender under a Facility which is made available to that Borrower pursuant to Clause 2.1 (The Facilities) of the Agreement, make an application to H.M. Revenue & Customs on Form DTTP2 within 30 days of the Transfer Date; and

(b)
each Additional Borrower which becomes an Additional Borrower after the Transfer Date, must, to the extent that the New Lender is a Lender under a Facility which is made available to that Additional Borrower pursuant to Clause 2.1 (The Facilities) of the Agreement, make an application to H.M. Revenue & Customs on Form DTTP2 within 30 days of becoming an Additional Borrower.][4]

7.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

8.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

9.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

_______________________________

[2]	Include if New Lender comes within paragraph (i)(B) of the definition of “Qualifying Lender” in Clause 15.1 (Definitions).

[3]	Insert jurisdiction of tax residence.

[4]	Include if New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

The Schedule
Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	}
By:

[New Lender]	}
By:
This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [●].

[Agent]	}
By:

Schedule 5
Form of Assignment Agreement

To:	[●] as Agent and [●] as Company, for and on behalf of each Obligor

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)
Dated:
[Company] – [●] Facility Agreement
dated [●] (the “Agreement”)

1.
We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 26.8 (Procedure for Assignment) of the Agreement:

(a)
The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender’s Commitments and participations in Loans under the Agreement as specified in the Schedule.

(b)
The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Loans under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.[5]

3.	The proposed Transfer Date is [●].

4.	On the Transfer Date the New Lender becomes a Party to the Finance Documents as a Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 34.2 (Addresses) of the Agreement are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 26.6 (Limitation of Responsibility of Existing Lenders) of the Agreement.

7.	The New Lender confirms:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	not a Qualifying Lender].[6]

_______________________________

[5]
If the Assignment Agreement is used in placed of a Transfer Certificate in order to avoid a novation of rights/obligations for reasons relevant to a civil jurisdiction, local law advice should be sought to check the suitability of the Assignment Agreement due to the assumption of obligations contained in paragraph 2(c). This issue should be addressed at primary documentation stage.

[6]	Delete as applicable - each New lender is required to confirm which of these three categories it falls within.

8.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the united Kingdom; or

(ii)
a company not so resident in the United Kingdom which carries on a trade in the United kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance falls to it by reason if Part 17 of the CTA; or

(c)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][7]

9.
[The New Lender confirms (for the benefit of the Agent and without liability to any Obligor) that it holds a passport under the HMRC DT Treaty passport scheme (reference number [●]]) and is tax resident in [●][8] and wishes such passport to apply in respect of this Agreement, so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and notifies the Company and each Borrower that:

(a)
each Borrower which is a Party as a Borrower as at the Transfer Date must, to the extent that the New Lender becomes a Lender under a Facility which is made available to that Borrower pursuant to Clause 2.1 (The Facilities) of the Agreement, make an application to H.M. Revenue & Customs on Form DTTP2 within 30 days of the Transfer Date; and

(b)
each Additional Borrower which becomes an Additional Borrower after the Transfer Date, must, to the extent that the New Lender is a Lender under a Facility which is made available to that Additional Borrower pursuant to Clause 2.1 (The Facilities) of the Agreement, make an application to H.M. Revenue & Customs on Form DTTP2 within 30 days of becoming an Additional Borrower.][9]

10.
This Assignment Agreement acts as notice to the Agent (on behalf on each Finance Party] and, upon delivery in accordance with Clause 26.9 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company) of the Agreement, to the Company (on behalf of each Obligor) of the Assignment referred to in this Assignment Agreement.

11.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

12.	This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

13.	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.
_______________________________

[7]	Include if New Lender comes within paragraph (i)(B) of the definition of “Qualifying Lender” in Clause 15.1 (Definitions).

[8]	Insert jurisdiction of tax residence.

[9]	Include if New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

The Schedule
Rights to be assigned and obligations to be released and undertaken
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	}
By:

[New Lender]	}
By:
This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [●].
Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

[Agent]	}
By:

Schedule 6
Form of Accession Letter

To:	[●] as Agent

From:	[Subsidiary] and [Company]

Dated:	[●]
Dear Sirs
[Company] – [●] Facility Agreement
dated [●] (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.
[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor] pursuant to [Clause 27.2 (Additional Borrowers)]/[Clause 27.4 (Additional Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[The Company confirms that no Default is continuing or would occur as a result of [Subsidiary] becoming an Additional Borrower.][10]

4.	[Subsidiary’s] administrative details are as follows:

Address:	[●]

Fax No:	[●]

Attention:	[●]

5.	This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.
[This Accession Letter is entered into by deed.]

[Company]	}

_______________________________

[10]	Include in the case of an Additional Borrower.

[Subsidiary]	}

Schedule 7
Form of Resignation Letter

To:	[●] as Agent

From:	[resigning Obligor] and [Company]

Dated:	[●]
Dear Sirs
[Company] – [●] Facility Agreement dated [●] (the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.
Pursuant to [Clause 27.3 (Resignation of a Borrower)]/[Clause 27.6 (Resignation of a Guarantor)] of the Agreement, we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Agreement.

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	[●][11]

4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[Company]	}
By:

[Subsidiary]	}
By:

_______________________________

[11]	Insert any other conditions required by the Facility Agreement.

Schedule 8
Form of Compliance Certificate

To:	[●] as Agent

From:	[Company]

Dated:	[●]
Dear Sirs
[Company] – [●] Facility Agreement dated [●] (the “Agreement”)

1.
We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that: [Insert details of covenants to be certified].

3.	We confirm that the applicable Margin is: [●].

4.	[We confirm that the Percentage Increase for the purposes of Clause 1.6 (Basket adjustments) is [●]%, and accordingly the following numerical baskets are increased to the following amounts:
[●]12

Director of [Company]	}
Signed:

Director of [Company]	}
Signed:

_______________________________
12    To be included only if Company requires numerical basket increase under Clause 1.6 (Basket adjustments)

Schedule 9
Existing Security

Name of Obligor	Security
Endava Romania SRL	Security provided in favour of Banca Transilvania securing indebtedness which shall not exceed EUR1,350,000.

Schedule 10
Timetables

	Loans in euro	Loans in sterling	Loans in RON
Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	-	-	U-4 5 pm
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U-3 9.30 am	U-1 9.30 am	U-3 9.30am
Agent determines (in relation to a
Utilisation) the Base Currency
Amount of the Loan, if required
under Clause 5.4 (Lenders’
Participation) and notifies the
Lenders of the Loan in accordance
with Clause 5.4 (Lender’s
Participation)
	U-3 3.00 pm	U-1 3.00 pm	U-3 3.00 pm
Agent receives a notification from a Lender under Clause 6.2 (Unavailability of a Currency)	-	-	U-3 5.00 pm
Agent gives notice in accordance with Clause 6.2 (Unavailability of a Currency)	-	-	U-2 10.00 am
LIBOR or EURIBOR or ROBOR is fixed	Quotation Day 11:00 a.m. in respect of LIBOR and 11.00 a.m. Brussels time in respect of EURIBOR	Quotation Day 11:00 a.m.	Quotation Day 11:00 a.m.
Reference Bank Rate calculated by reference to available quotations in accordance with Clause 13.2 (Calculation of Reference Bank Rate)	Noon on the Quotation Day in respect of LIBOR and Quotation Day 11:30 a.m. (Brussels time) in respect of EURIBOR	Noon on the Quotation Day	Noon on the Quotation Day in respect of ROBOR

Schedule 11
Form of Increase Confirmation

To:	[●] as Agent and [●] as Company, for and on behalf of each Obligor

From:	[the Increase Lender] (the “Increase Lender”)
Dated:
[Company] – [●] Facility Agreement
dated [●] (the “Agreement”)

1.
We refer to the Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2.	We refer to Clause 2.2 (Increase) of the Agreement.

3.
The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it had been an Original Lender under the Agreement in respect of the Relevant Commitment.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [●].

5.	On the Increase Date, the Increase Lender becomes party to the Finance Documents as a Lender.

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 34.2 (Addresses) of the Agreement are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (i) of Clause 2.2 (Increase) of the Agreement.

8.	The Increase Lender confirms that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender]. [13]

9.	[The Increase Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19

_______________________________

[13]	Delete as applicable - each Increase Lender is required to confirm which of these three categories it falls within.

of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][14]

10.
[The Increase Lender confirms (for the benefit of the Agent and without liability to any Obligor) that it holds a passport under the HMRC DT Treaty passport scheme (reference number [●]) and is tax resident in [●]*and wishes such passport to apply in respect of this Agreement, so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and notifies the Company and each Borrower that:

(a)
each Borrower which is a Party as a Borrower as at the Transfer Date must, to the extent that the Increase Lender becomes a Lender under a Facility which is made available to that Borrower pursuant to Clause 2.1 (The Facilities) of the Agreement, make an application to H.M. Revenue & Customs on Form DTTP2 within 30 days of the Transfer; and

(b)
each Additional Borrower which becomes an Additional Borrower after the Transfer Date must, to the extent that the Increase Lender is a Lender under a Facility which is made available to that Additional Borrower pursuant to Clause 2.1 (The Facilities) of the Agreement, make an application to H.M. Revenue & Customs on Form DTTP2 within 30 days of becoming an Additional Borrower.]**

11.	This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

12.	This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English law.

13.	This Increase Confirmation has been entered into on the date stated at the beginning of this Increase Confirmation.

_______________________________

[14]	Include only if Increase Lender is a UK Non-Bank Lender i.e. falls within paragraph (i)(B) of the definition of Qualifying Lender in Clause 15.1 (Definitions).

*	Insert jurisdiction of tax residence.

**	Include if the Increase Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

THE SCHEDULE
Relevant Commitment/rights and obligations to be assumed by the Increase Lender
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments]
[Increase Lender]
By:
This Increase Confirmation is accepted by the Agent and the Increase Date is confirmed as [●].
Agent
By:

Schedule 12
Agreed Security Principles

1.	Security Principles

1.1
The guarantees and security to be provided will be given in accordance with the agreed security principles set out in this section (the “Agreed Security Principles”). This section addresses the manner in which the Agreed Security Principles will impact on the guarantees and security proposed to be taken in relation to this transaction.

1.2
The Agreed Security Principles embody recognition by all parties that there may be certain legal and practical difficulties in obtaining guarantees and security from all Obligors in every jurisdiction in which Obligors are located. In particular:

(a)
general mandatory limitations (including, with respect to the relevant jurisdictions for which guarantee limitation language is set out in this Agreement, such limitations as set out herein), financial assistance, corporate benefit, fraudulent preference, maintenance of capital rules, retention of title claims and similar principles may limit the ability of a member of the Group to provide a guarantee or security or may require that the guarantee or security be limited by an amount or otherwise;

(b)
in the case of any joint venture or non‑wholly owned subsidiary all guarantees and security will be limited to comply with restrictions in the joint venture, shareholders’ or other agreement or by law provided that the Company shall notify the Agent of such restrictions and will use reasonable endeavours to avoid or overcome such restrictions, or if required obtain any necessary consents;

(c)
the relevant Obligor will use all reasonable endeavours to assist in demonstrating that corporate benefit (as required by relevant local jurisdiction) accrues to each relevant Obligor and to overcome any such other limitations to the extent reasonably practicable;

(d)
the security and extent of its perfection will be agreed taking into account the cost to the Group of providing security so as to ensure that it is proportionate to the benefit accruing to the Lenders (in each case, to be determined by the Security Agent, acting reasonably);

(e)
any assets subject to pre-existing third party arrangements which are notified to the Agent and are permitted by the Finance Documents and which prevent those assets from being subject to fixed or specified security will be excluded from such fixed or specified security provided that to the extent such assets are material in the context of the Group taken as a whole reasonable endeavours to obtain consent to charging any such assets shall be used by the relevant Obligors if the relevant asset is material;

(f)
members of the Group will not be required to give guarantees or enter into security documents if it would conflict with the mandatory fiduciary duties of their directors or contravene any applicable legal prohibition or result in a risk of personal or criminal liability on the part of any officer provided that the relevant member of the Group and each of their directors shall use reasonable endeavours to overcome any such obstacle;

(g)
perfection of security, when required, and other legal formalities will be completed as soon as reasonably practicable and, in any event, within the time periods specified in the Finance Documents therefor or (if earlier or to the extent no such time periods are specified in the Finance Documents) within the time periods specified by applicable law in order to ensure due perfection;

(h)
the maximum guaranteed or secured amount may be limited to minimise stamp duty, notarisation, registration or other applicable fees where the benefit of increasing the guaranteed or secured amount is disproportionate in the reasonable opinion of the Agent to the level of such fee, tax or duty;

(i)
where a class of assets to be secured includes material and immaterial assets, if the cost of granting security over the immaterial assets is disproportionate in the reasonable opinion of the Agent to the benefit of such security, security will be granted over the material assets only (as agreed between the Company and the Security Agent (each acting reasonably)) but subject to the extent that the immaterial assets are clearly separately identifiable;

(j)
unless granted under a global security document governed by the law of the jurisdiction of an Obligor or under English law all security (other than share security over its subsidiaries that are Obligors) shall be governed by the law of and secure assets located in the jurisdiction of incorporation of that Obligor;

(k)	guarantee and security limitations may mean that access to the assets of an Obligor is limited (or where applicable by reference to market standard limitation language in the relevant jurisdiction);

(l)
no perfection action will be required in jurisdictions where Obligors are not incorporated but perfection action may be required in the jurisdiction of incorporation of one Obligor in relation to security granted by another Obligor incorporated in a different jurisdiction; and

(m)	other than a general security agreement and related filing, no perfection action will be required with respect to assets of a type not owned by members of the Group.

1.3
The costs (including reasonable legal fees, disbursements, registration costs, taxes, notary fees and other costs and expenses) related to the guarantees and security incurred by legal counsel to the Security Agent will be paid by the Company and legal fees shall be subject to an agreed cap (once the parameters of the security are known and agreed).

1.4
To the extent possible under applicable law the security documents shall expressly state that in the event of any inconsistency between the terms of the security documents and this Agreement, the terms of this Agreement shall prevail.

2.	Guarantors and Security

2.1
Subject to the guarantee limitations set out in this Agreement, each guarantee will be an upstream, cross‑stream and downstream guarantee for all liabilities of the Obligors under the Finance Documents in accordance with, and subject to, the requirements of the Agreed Security Principles in each relevant jurisdiction. Security documents will secure the guarantee obligations of the relevant security provider or, if such security is provided on a third party basis, all liabilities of the Obligors under the Finance Documents, in each case including but not limited to any amounts owed pursuant to any incremental facility and any parallel debt provisions, in accordance with, and subject to, the requirements of the Agreed Security Principles in each relevant jurisdiction.

2.2
Where an Obligor pledges shares (including but not limited to stock, equity quotas, equity interests, or any other instruments (negotiable or non‑negotiable) representing the stated capital of any person), the security document will be governed by the laws of the company whose shares are being pledged and not by the law of the country of the pledgor. Subject to these principles, the shares in each Obligor (other than the Company) shall be secured. For the avoidance of doubt, the shares held by an Obligor in a Subsidiary that is not an Obligor shall not be required to be the subject of security.

2.3
To the extent legally possible, all security shall be given in favour of the Security Agent and not the Finance Parties individually. “Parallel debt” provisions will be used where necessary; such provisions will be contained in this Agreement and not the individual security documents unless required under local laws. To the extent possible, no action shall be required to be taken in relation to the guarantees or security when any Lender assigns or transfers any of its participation in the Facilities to a New Lender.

2.4
The costs of any re‑execution, notarisation, re‑registration, amendment or other perfection requirement for any security on any assignment or transfer of commitments to a new Lender shall be for the account of the transferee Lender.

3.	Terms of Transaction Security Documents
The following principles will be reflected in the terms of any security taken as part of this transaction:

3.1	the security will be first ranking, to the extent possible;

3.2	security will not be enforceable until an Event of Default has occurred which is continuing and a notice of acceleration has been given by the Agent in accordance with the terms of this Agreement;

3.3
the Security Agent shall only be able to exercise a power of attorney following an Event of Default which is continuing or if the relevant Obligor has failed to comply with a further assurance or perfection obligation (and any grace period applicable thereto has expired);

3.4
in the security documents there will be no repetition or extension of clauses set out in this Agreement such as those relating to notices, cost and expenses (except in security documents requiring notarisation), indemnities, tax gross up and distribution of proceeds other than in respect of enforcement costs; representations and undertakings shall be included in the security documents only to the extent necessary in respect of that specified asset or to the extent required by local law in order to create or to perfect the security interest expressed to be created thereby and to:

(a)	confirm due authorisation, validity, enforceability and to confirm and/or undertake any registration or perfection of the security; and

(b)
provide such information in relation to the assets subject to the security as may be reasonably required by the Security Agent (acting on the instructions of the Majority Lenders) for the creation, maintenance or enforcement of the Security or for the purposes of identifying assets subject to a specific fixed charge, and, in each case, shall not be more onerous than any equivalent provision contained in this Agreement;

3.5
except pursuant to the Security Agreement being entered into by Endava Inc. and the Equity Pledge Agreement being entered into by the Company with respect to the equity interests in Endava Inc. (or a Transaction Security Document being entered into by any other US Obligor or with respect to the equity of any other US Obligor), information, such as lists of assets, will be provided only if and only to the extent required by local law or regulation to be provided to create or to perfect the security interest expressed to be created thereby and, if so required, shall be provided no more frequently than annually (unless required more frequently under local law or market practice dictates) or, following an Event of Default which is continuing, on the Security Agent’s request; and

3.6
security will, where possible and practical, automatically create security over future assets of the same type as those already secured; where local law requires supplemental pledges to be delivered in respect of future acquired assets in order for effective security to be created over that class of asset, such supplemental pledges shall be provided no more frequently than annually (unless required more frequently under local law).

4.	Bank Accounts

4.1
If an Obligor grants security over its bank accounts it shall be free to receive, withdraw or otherwise transfer any credit balance of those accounts (other than any accounts which are specifically blocked) in the course of its business until an Event of Default has occurred which is continuing and a notice of acceleration has been given by the Agent in accordance with the terms of this Agreement.

4.2
Control agreements may be entered into in respect of bank accounts where required by local law or regulation to perfect the security interest over such bank accounts, however, the Obligors will not be required to serve control agreements where the relevant Obligor can demonstrate that there would be a significant Tax or other cost or disadvantage in doing so such that, in the reasonable opinion of the Security Agent, the cost of serving such control agreement would be disproportionate to the benefit of such control agreement to the Lenders;

4.3	Notice of the Security will be served on the account bank following an Event of Default which is continuing. The relevant Obligor shall use its reasonable endeavours to obtain an acknowledgment.

4.4
Any security over bank accounts may be subject to any prior security interests in favour of the account bank which are created either by law or in the standard terms and conditions of the account bank.

4.5	If required under local law, security over bank accounts will be registered subject to the general principles set out in these Agreed Security Principles.

5.	Fixed Assets

5.1
Subject to the terms of this Agreement, Security will be granted over fixed assets including, but not limited to, assets which in the reasonable opinion of the Agent are material real estate and material intellectual property rights.

5.2
No notice whether to third parties or by attaching a notice to the fixed assets shall be prepared or given until an Event of Default has occurred which is continuing in accordance with the terms of this Agreement.

5.3	If required under local law, security over fixed assets will be registered subject to the general principles set out in these Agreed Security Principles.

6.	Insurance Policies

6.1	An Obligor will grant Security over any of its contracts or insurance policies taken out by it or in which it has an interest.

6.2
Notice of the Security will be served on the relevant counterparty to the contracts or insurances following an Event of Default which is continuing. The relevant Obligor shall use its reasonable endeavours to obtain an acknowledgment.

6.3	No loss payee or other endorsement shall be made on the insurance policy.

7.	Intercompany Receivables

7.1
An Obligor will grant Security over any of its intercompany receivables and it shall, subject to the terms of this Agreement, be free to deal with those receivables in the course of its business in accordance with the terms of the Finance Documents until n Event of Default has occurred and is continuing and a notice of acceleration has been given by the Agent in accordance with the terms of this Agreement.

7.2
If required by local law to perfect the security, notice of the Security will be served on the relevant debtor within the time period provided for service in the relevant Transaction Security Document (which shall not be less than 5 Business Days) and the relevant Obligor shall use its reasonable endeavours to obtain an acknowledgement. Otherwise, notice of the Security will be served on the relevant debtor following an Event of Default which is continuing and the relevant Obligor shall use its reasonable endeavours to obtain an acknowledgment.

7.3	If required under local law, security over intercompany receivables will be registered subject to the general principles set out in these Agreed Security Principles.

8.	Trade Receivables

8.1
If an Obligor grants security over its trade receivables it shall be free to deal with those receivables in the course of its business until an Event of Default has occurred which is continuing and a notice of acceleration has been given by the Agent in accordance with the terms of this Agreement.

8.2
Notice of the Security will be served on the counter party of any trade receivables following an Event of Default which is continuing. The relevant Obligor shall use its reasonable endeavours to obtain an acknowledgment.

8.3
No security will be granted over any trade receivables which cannot be secured under the terms of the relevant contract, unless the restriction only relates to a prohibition on assignment whereby a charge can still be provided.

8.4	If required under local law, security over trade receivables will be registered subject to the general principles set out in these Agreed Security Principles.

8.5
Any list of trade receivables required shall not include details of the underlying contracts; however, after an Event of Default has occurred which is continuing in accordance with the terms of this Agreement, such list of trade receivables shall specify all the details as may be requested by the Security Agent at such time.

9.	Shares

9.1
Until an Event of Default has occurred which is continuing and a notice of acceleration has been given by the Agent in accordance with the terms of this Agreement, the charging Obligor will be permitted to retain and to exercise voting rights appertaining to any shares charged by it and the company whose shares have been charged will be permitted to pay dividends upstream on pledged shares to the extent permitted under the Finance Documents.

9.2
Where customary or applicable as a matter of law, on, or as soon as reasonably practicable following execution of the share charge, the share certificate (or other documents evidencing title to the relevant shares) and a stock transfer form executed in blank (or local law equivalent) will be provided to the Security Agent and where required by law the share certificate or shareholders’ register will be endorsed or written up and the endorsed share certificate or a copy of the written up register provided to the Security Agent. In respect of the financing on or around the date of this Agreement, any documents should be in the possession of the Security Agent or its counsel on the date of entry into the relevant security document.

9.3
Unless the restriction is required by law or regulation, the constitutional documents of the company whose shares have been charged (or equivalent in the relevant jurisdictions) and any agreements or documents binding on the relevant company or which impact on the share security to be provided will be amended to remove any restriction on the transfer or the registration of the transfer of the shares on the taking or enforcement of the security granted over them, and removal of any lien or pre-emption rights.

10.	Exclusions:

10.1	No security shall be granted over:

(a)
real estate which in the reasonable opinion of the Agent is not material real estate, other than under an English law floating charge granted by an Obligor incorporated in England and Wales or a global security document governed by the law of the jurisdiction of an Obligor. In respect of any leasehold property, such property shall be excluded from any fixed security where it is subject to a restriction that precludes the creation of Security over that asset or requires the prior consent of any third party (other than any member of the Group) to the creation of Security over that asset, breach of which restriction would (in the reasonable opinion of the relevant chargor) be materially adverse to any of its commercial relationships or its property or other rights in relation to or in connection with that asset until the relevant consent, condition or waiver has been satisfied or obtained.

Except that no security shall be taken over any present or future leasehold interests held by the Company now or in the future over all or any part of
(1.) Part Level 13, 125 Old Broad Street, London EC2;
(2.) Part Level 13 (East), 125 Old Broad Street, London EC2; or
(3.) Part Level 13 (West), 125 Old Broad Street, London EC2.

(b)
intellectual property other than (i) under an English law floating charge granted by an Obligor incorporated in England and Wales or similar floating security granted under a global security document governed by the law of the jurisdiction of an Obligor; or (ii) intellectual property for which the higher of the book and market value exceeds £1,000,000. In respect of any Intellectual Property which constitutes a license recovered from a third party, such property shall be excluded from any fixed security where it is subject to a restriction that precludes the creation of Security over that asset or requires the prior consent of any third party (other than any member of the Group) to the creation of Security over that asset, breach of which restriction would (in the reasonable opinion of the relevant Chargor) be materially adverse to any of its commercial relationships or its property or other rights in relation to or in connection with that asset until the relevant consent, condition or waiver has been satisfied or obtained.

Schedule 13
Form of Incremental Facility/Existing Facility Increase Notice

To:	[●] as Agent and [●] as Security Agent

From:	[●] as the Company and the entities listed in the Schedule as [Incremental Facility Lenders]/[Increasing Lenders]
Dated: [●]
[Company] – [●]Facilities Agreement
dated [●] (the “Facilities Agreement”)

1.
We refer to the Facilities Agreement. This is an Incremental Facility/Existing Facility Increase Notice. Terms defined in the Facilities Agreement have the same meaning in this Incremental Facility/Existing Facility Increase Notice unless given a different meaning in this Incremental Facility /Existing Facility Increase Notice.

2.	We refer to Clause 8 (Existing Facility Increase and Establishment of Incremental Facilities) of the Facilities Agreement.

3.	[We request the establishment of an Incremental Facility with the following Incremental Facility Terms:

(a)	Currency:
The Base Currency.

(b)	Total Incremental Facility Commitments:
[●]

(c)	Margin:
[●]

(d)
Level of commitment fee payable pursuant to Clause 14.1 (Commitment fee) of the Facilities Agreement in respect of the Incremental Facility and the level and payment terms of any other fees payable to all Lenders under the Incremental Facility:

[●]

(e)	Borrower(s) to which the Incremental Facility is to be made available:
[●]

(f)	Availability Period:
[●]

(g)	Termination Date:
[●]
OR

3.	[We request an increase in Commitments on the following terms:

(a)	Facility to be increased:

[●]

(b)	Total additional Commitments:
[●]

4.	The proposed Establishment Date is [●].

5.
Each [Incremental Facility Lender]/[Existing Facility Increase Lender] agrees to assume and will assume all of the obligations corresponding to the [Incremental Facility Commitment]/[additional Commitment] set opposite its name in the Schedule as if it had been an Original Lender under the Facilities Agreement in respect of that [Incremental Facility Commitment]/[additional Commitment].

6.	On the Establishment Date each [Incremental Facility Lender]/[Existing Facility Increase Lender] becomes party to the relevant Finance Documents as a Lender.

7.
Each [Incremental Facility Lender]/[Existing Facility Increase Lender] expressly acknowledges the limitations on the Lenders' obligations referred to in Clause [●] (Limitation of responsibility) of the Facilities Agreement.

8.
This Incremental Facility/Existing Facility Increase Notice may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Incremental Facility/Existing Facility Increase Notice.

9.	This Incremental Facility/Existing Facility Increase Notice and any non-contractual obligations arising out of or in connection with it are governed by English law.

10.	This Incremental Facility/Existing Facility Increase Notice has been entered into on the date stated at the beginning of this Incremental Facility/Existing Facility Increase Notice.

Note:
The execution of this Incremental Facility/Existing Facility Increase Notice may not be sufficient for each Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of each Incremental Facility Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

* Delete as appropriate.

THE SCHEDULE

Name of [Incremental Facility Lender]/[Existing Facility Increase Lender]	[Incremental Facility Commitment]/[Commitment]

The Company

By:
The [Incremental Facility Lenders]/[Existing Facility Increase Lender]
[ ]
This document is accepted as an Incremental Facility/Existing Facility Increase Notice for the purposes of the Facilities Agreement by the Agent and the Establishment Date is confirmed as [●].

The Agent

By:

The Security Agent

By:

Schedule 14
Form of New Lender Certificate

To:	[●] as Agent and [●] as Company

From:	[The Incremental Facility Lender/Existing Facility Increase Lender]
Dated: [●]
[Company] – [●] Senior Facilities Agreement
dated [●] (the “Facilities Agreement”)

1.
We refer to the Facilities Agreement. This is a New Lender Certificate. Terms defined in the Facilities Agreement have the same meaning in this New Lender Certificate unless given a different meaning in this New Lender Certificate.

2.	We confirm that we are:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender.][15]

3.	[We confirm that the person beneficially entitled to interest payable to us in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][16]

4.
[We confirm that we hold a passport under the HMRC DT Treaty Passport scheme (reference number [●]) and are tax resident in [●][17], so that interest payable to us by borrowers is generally subject to full exemption from UK withholding tax and request that the Company notify:

(a)	each Borrower which is a Party as a Borrower as at the relevant Establishment Date; and

_______________________________

[15]	Delete as applicable - each New Lender is required to confirm which of these three categories it falls within.

[16]	Include if the New Lender comes within paragraph (i)(B) of the definition of Qualifying Lender in Clause [•] (Definitions).

[17]	Insert jurisdiction of tax residence.

(b)	each Additional Borrower which becomes an Additional Borrower after that Establishment Date, that we wish that scheme to apply to the Facilities Agreement.]18

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause [●] (Addresses) of the Facilities Agreement are:
[●].
Incremental Facility Lender
[Incremental Facility Lender]
By:]

_______________________________

[18]	Include if the Incremental Facility Lenders holds a passport under the HMRC DT Treaty Passport Scheme and wishes that scheme to apply to the Facilities Agreement.

SIGNATURE PAGES
The Company

ENDAVA LIMITED	}	/s/ John Edward Cotterell
By: John Edward Cotterell
Address for notices: Endava Limited, 125 Old Broad Street, London EC2N 1AR Attention: Chief Financial Officer Fax: +44 207 367 1001 Email: legal@endava.com

Endava RCF Signature Page

The Original Borrowers

ENDAVA LIMITED	}	/s/ John Edward Cotterell
By: John Edward Cotterell

Endava RCF Signature Page

ENDAVA (UK) LIMITED	}	/s/ Mark Stuart Thurston
By: Mark Stuart Thurston

Endava RCF Signature Page

The Original Guarantors

ENDAVA LIMITED	}	/s/ John Edward Cotterell
By: John Edward Cotterell

Endava RCF Signature Page

ENDAVA (UK) LIMITED	}	/s/ Mark Stuart Thurston
By: Mark Stuart Thurston

Endava RCF Signature Page

ENDAVA ROMANIA SRL	}	/s/ Mark Stuart Thurston
By: Mark Stuart Thurston

Endava RCF Signature Page

ENDAVA INC.	}	/s/ Simon Whittington
By: Simon Whittington

Endava RCF Signature Page

ENDAVA HOLDING B.V.	}	/s/ Mark Stuart Thurston
By: Mark Stuart Thurston

Endava RCF Signature Page

The Arranger

HSBC BANK PLC	}	/s/ Matthew Ashcroft
By: Matthew Ashcroft
Address for notices: Level 6, 71 Queen Victoria Street, London, EC4V 4AY Attention: Johan Bakker Email: johan.bakker@hsbc.com

Endava RCF Signature Page

The Original Lender

HSBC BANK PLC	}	/s/ Matthew Ashcroft
By: Matthew Ashcroft
Address for notices: Level 6, 71 Queen Victoria Street, London, EC4V 4AY Attention: Johan Bakker Email: johan.bakker@hsbc.com

Endava RCF Signature Page

The Agent

HSBC BANK PLC	}	/s/ Matthew Ashcroft
By: Matthew Ashcroft
Address for notices: Level 6, 71 Queen Victoria Street, London, EC4V 4AY Attention: Johan Bakker Email: johan.bakker@hsbc.com

Endava RCF Signature Page

The Security Agent

HSBC BANK PLC	}	/s/ Matthew Ashcroft
By: Matthew Ashcroft
Address for notices: Level 6, 71 Queen Victoria Street, London, EC4V 4AY Attention: Johan Bakker Email: johan.bakker@hsbc.com

Endava RCF Signature Page